     As filed with the Securities and Exchange Commission on March 29, 1995
                                                    Registration No. 33-
                                                                        -------
                               PRELIMINARY COPIES
                  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            -----------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                             SOUTHTRUST CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                 6711                                  63-0574085
(State or other jurisdiction of         (Primary Standard Industrial                   (I.R.S. Employer
incorporation or organization)           Classification Code Number)                  Identification No.)

                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35203
                                 (205) 254-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                   -----------------------------------------
                               AUBREY D. BARNARD
                             SOUTHTRUST CORPORATION
                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35203
                                 (205) 254-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

  C. LARIMORE WHITAKER, ESQ.                            FRANK J. HAMMOND, III, ESQ.
 BRADLEY, ARANT, ROSE & WHITE                               WATKINS & EAGER PLLC
  2001 PARK PLACE, SUITE 1400                                  P. O. BOX 650
   BIRMINGHAM, ALABAMA 35203                            JACKSON, MISSISSIPPI  39205
        (205) 521-8000                                         (601) 948-6470
 ----------------------------                           ----------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                                  CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                        Proposed maximum        Proposed maximum        Amount of
            Title of each class of                 Amount to be           offering price       aggregate offering     registration
         securities to be registered                registered               per unit                price                 fee
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $2.50 per share .        510,001 Shares
 Rights to Purchase Series A Junior                                             *                 $6,370,581**          $2,196.75
   Participating Preferred Stock . . . . .        226,667 Rights
==================================================================================================================================

*   Not Applicable
** Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

                        ------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                             SOUTHTRUST CORPORATION

               CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE
               PROXY STATEMENT/PROSPECTUS OF INFORMATION REQUIRED
        BY PART I OF FORM S-4 PURSUANT TO ITEM 501(b) OF REGULATION S-K


                                                              Location or Heading In Proxy


                   Item                                              Statement/Prospectus
                   ----                                       ---------------------------------
1.   Forepart of Registration Statement and             Forepart of Registration Statement and Outside Front Cover Page of
     Outside Front Cover Page of Prospectus             Prospectus

2.   Inside Front and Outside Back Cover Pages of       Available Information; Incorporation of Certain Documents by Reference;
     Prospectus                                         Table of Contents

3.   Risk Factors, Ratio of Earnings to Fixed           Summary
     Charges and Other Information

4.   Terms of the Transaction                           Summary; The Merger; Description of Capital Stock of SouthTrust; Comparison
                                                        of the Common Stock of SouthTrust and CNB; Certain Federal Income Tax
                                                        Considerations

5.   Pro Forma Financial Information                    *

6.   Material Contacts with the Company Being           Summary; The Merger
     Acquired

7.   Additional Information Required for                *
     Reoffering by Persons and Parties Deemed to
     be Underwriters

8.   Interests of Named Experts and Counsel             Legal Matters

9.   Disclosure of Commission Position on               *
     Indemnification for Securities Act
     Liabilities

10.  Information With Respect to S-3 Registrants        Summary

11.  Incorporation of Certain Information by            Incorporation of Certain Documents by Reference
     Reference

12.  Information With Respect to S-2 or S-3             *
     Registrants

13.  Incorporation of Certain Information by            *
     Reference

14.  Information With Respect to Registrants            *
     Other Than S-3 or S-2 Registrants

15.  Information With Respect to S-3 Companies          *

16.  Information With Respect to S-2 or S-3             *
     Companies

17.  Information With Respect to Companies Other        Summary; Certain Information Concerning the Business of CNB; Selected
     than S-3 or S-2 Companies                          Financial Data of CNB; Management's Discussion and Analysis of Financial
                                                        Condition and Results of Operations of CNB; Index to the Consolidated
                                                        Financial Statements of CNB

18.  Information if Proxies,  Consents or               Introduction; Summary; The Merger; Additional Information
     Authorizations are to be Solicited

19.  Information if Proxies, Consents or                *
     Authorizations are not to be Solicited, or
     in an Exchange Offer

___________________________________________________
* Not Applicable

                               CNB CAPITAL CORP.
                              1114 JACKSON AVENUE
                         PASCAGOULA, MISSISSIPPI  39567
 ______________________________________________________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
 ______________________________________________________________________________

     Notice is hereby given that a Special Meeting of Shareholders of CNB Capital Corp., a Mississippi corporation and registered bank holding company ("CNB"), will be held on ____________, 1995, at ______ a.m., local time, at
Citizens National Bank, 1114 Jackson Avenue, Pascagoula, Mississippi 39567, for the following purposes (the "Special Meeting"):

         1. To consider and vote upon the Agreement and Plan of Merger, dated as of November 29, 1994, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of February 7, 1995 (collectively, the "Merger Agreement"), a copy of which is annexed as Exhibit A to the accompanying Proxy Statement/Prospectus, between CNB and SouthTrust of Mississippi, Inc., a Mississippi corporation ("ST-Sub"), joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), whereby CNB will be merged with and into ST-Sub and each share of common stock of CNB outstanding immediately prior to the Effective Time of the Merger, subject to rights of dissent and exclusive of treasury shares, shall be converted into the right to receive that number of shares of common stock of SouthTrust equal to the quotient obtained by dividing (i) $15,800 by (ii) the average last sales price of SouthTrust shares for the twenty (20) trading days immediately preceding the Effective Time of the Merger (the "Conversion Ratio"), provided, however, that the Conversion Ratio shall not be less than 735.94 or greater than 841.55, with cash being paid in lieu of any fractional shares of common stock of SouthTrust, pursuant to and in accordance with the terms and conditions of the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus; and

         2. To consider and act upon such other matters, including, in particular, adjournment of the Special Meeting to allow further solicitation of proxies if necessary, as may properly come before the Special Meeting or any adjournment or adjournments thereof.

     Only those persons who were holders of record of the common stock of CNB at the close of business on _________, 1995, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

     Pursuant to Article 13 of the Mississippi Business Corporation Act, shareholders of CNB are entitled to dissent from the transactions contemplated by the Merger Agreement. A copy of the provisions of the Mississippi Business Corporation Act regarding such rights of dissent is attached hereto as Exhibit C.

     The Special Meeting may be adjourned from time to time without notice other than announcement at the Special Meeting, or at any adjournment thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

     A Proxy Statement/Prospectus relating to and a proxy for use in connection with the Special Meeting are enclosed.

                                        By Order of the Board of Directors


                                        T.K. HARRIS
                                        Chairman of the Board and President
Pascagoula, Mississippi
__________, 1995

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT CNB MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT/PROSPECTUS

                               PROXY STATEMENT OF

                               CNB CAPITAL CORP.

                   FOR A SPECIAL MEETING OF ITS SHAREHOLDERS
                          TO BE HELD __________, 1995

          ___________________________________________________________

                THIS PROXY STATEMENT INCLUDES THE PROSPECTUS OF

                             SOUTHTRUST CORPORATION

                RELATING TO UP TO 510,001 SHARES OF COMMON STOCK
                          (PAR VALUE $2.50 PER SHARE)

              TO BE ISSUED IN CONNECTION WITH A PROPOSED MERGER OF
            CNB CAPITAL CORP. INTO SOUTHTRUST OF MISSISSIPPI, INC.,
              A WHOLLY-OWNED SUBSIDIARY OF SOUTHTRUST CORPORATION
          ___________________________________________________________


         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTHTRUST CORPORATION OR CNB CAPITAL CORP. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SHARES TO WHICH IT RELATES OR AN OFFER OF ANY KIND TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO SOUTHTRUST CORPORATION AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY SOUTHTRUST CORPORATION AND ALL INFORMATION RELATING TO CNB CAPITAL CORP. HAS BEEN SUPPLIED BY CNB CAPITAL CORP.

         THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF CNB CAPITAL CORP. ON OR ABOUT _________, 1995.

          ___________________________________________________________

    THE SECURITIES OF SOUTHTRUST CORPORATION OFFERED IN CONNECTION WITH THE
       MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN
       APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
         OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                  STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

        THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS
           OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND
                ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                 CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.



        The date of this Proxy Statement/Prospectus is _________, 1995.

                               TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Certain Federal Income Tax Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
Description of SouthTrust Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Market and Dividend Information Respecting the Common Stock of SouthTrust and CNB . . . . . . . . . . . . . . . . .   31
Comparison of the Common Stock of SouthTrust and CNB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
Supervision and Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
Certain Information Concerning the Business of CNB and the Bank . . . . . . . . . . . . . . . . . . . . . . . . . .   40
Selected Financial Data of CNB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Management's Discussion and Analysis of Financial Condition and Results of Operations of CNB  . . . . . . . . . . .   42
Beneficial Ownership of CNB Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
Incorporation of Certain Documents By Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
Index to the Financial Statements of CNB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1
Exhibit A - Agreement and Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
Exhibit B - Subsidiary Agreement and Plan of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1
Exhibit C - Mississippi Dissent Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  C-1

                             AVAILABLE INFORMATION

         SouthTrust Corporation, a Delaware corporation ("SouthTrust"), is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         SouthTrust has filed a Registration Statement on Form S-4 (herein, together with all amendments thereto, called the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of common stock of SouthTrust offered hereby. This Proxy Statement/Prospectus does not contain all of the information and undertakings set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to SouthTrust and the shares of common stock of SouthTrust, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE ON REQUEST WITHOUT CHARGE FROM AUBREY D. BARNARD, SOUTHTRUST CORPORATION, 420 NORTH 20TH STREET, BIRMINGHAM, ALABAMA 35203, TELEPHONE NUMBER
(205) 254-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ___________, 1995. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                  INTRODUCTION

GENERAL

         This Proxy Statement/Prospectus is being furnished to the holders of common stock, par value $2.00 per share ("CNB Common Stock"), of CNB Capital Corp., a Mississippi corporation and a registered bank holding company ("CNB"), in connection with the solicitation of proxies by the Board of Directors of CNB for use at a special meeting of shareholders of CNB to be held on ____________, 1995, at ____ a.m., local time, at Citizens National Bank, 1114 Jackson Avenue, Pascagoula, Mississippi 39567 and at any postponement or adjournment thereof (the "Special Meeting").

         The purpose of the Special Meeting is to consider and vote upon that certain Agreement and Plan of Merger, dated as of November 29, 1994, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated as of February 7, 1995 (collectively, the "Merger Agreement"), between CNB and SouthTrust of Mississippi, Inc., a Mississippi corporation ("ST-Sub"), joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust"), providing for the merger of CNB into ST-Sub (the "Merger") and, subject to rights of dissent and exclusive of shares of CNB Common Stock held in the treasury of CNB, the conversion in the Merger of each outstanding share of CNB Common Stock into that number of shares of common stock, par value $2.50 per share ("SouthTrust Common Stock"), of SouthTrust equal to the quotient obtained by dividing (i) $15,800 by (ii) the average last sales price of SouthTrust Common Stock for the twenty (20) trading days immediately preceding the Effective Time of the Merger (as defined below), as reported by The Nasdaq Stock Market-National Market ("Nasdaq") (the "Conversion Ratio"), provided, however, that the Conversion Ratio shall not be less than 735.94 or greater than 841.55. The Conversion Ratio, including the number of shares of SouthTrust Common Stock issuable in the Merger, is subject to appropriate adjustment in the event of certain stock splits, stock dividends or similar distributions effected by SouthTrust. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of CNB Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported by Nasdaq on the last trading day immediately preceding the Effective Time of the Merger. Following the Merger, Citizens National Bank, a national banking association and a wholly owned subsidiary of CNB (the "Bank"), will be merged with and into SouthTrust Bank of South Mississippi, a Mississippi state banking corporation and a wholly owned subsidiary of ST-Sub ("ST-Bank").

         Because the calculation of the Conversion Ratio is based upon the average last sales price of SouthTrust Common Stock for the twenty (20) days immediately preceding the Effective Time of the Merger, the Conversion Ratio will not be definitively determined until the Effective Time of the Merger. Based upon the average last sales price of SouthTrust Common Stock for the twenty (20) days immediately preceding {________________}, 1995 (the date of this Proxy Statement/Prospectus), which average last sales price is ${______}, the Conversion Ratio would be {__________}, which means that each share of CNB Common Stock would be converted into the right to receive {____} shares of SouthTrust Common Stock. Although the Conversion Ratio is not fixed, the market value as of the Effective Time of the Merger of the number of shares of SouthTrust Common Stock for which each share of CNB Common Stock may be exchanged in the Merger will be $15,800 (subject to the limitation that the Conversion Ratio shall not be less than 735.94 or greater than 841.55). See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK-SouthTrust Common Stock" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND CNB." For additional information regarding the terms of the Merger, see the Merger Agreement which is attached hereto as Exhibit A and "THE MERGER."

         Since the Conversion Ratio will not be definitively determined until the Effective Time of the Merger, an increase in the market price of SouthTrust Common Stock between {______________}, 1995 (the date of this Proxy Statement/Prospectus) and the Effective Time of the Merger will result in a decrease in the Conversion Ratio (subject to the limitation that the Conversion Ratio shall not be less than 735.94), and, therefore, a decrease in the number of shares of SouthTrust Common Stock into which each share of CNB Common Stock will be converted in the Merger. Likewise, a decrease in the market price of SouthTrust Common Stock between {______________}, 1995 (the date of this Proxy Statement/Prospectus) and the Effective Time of the Merger will result in an increase in the

Conversion Ratio (subject to the limitation that the Conversion Ratio shall not be greater than 841.55) and an increase in the number of shares of SouthTrust Common Stock into which each share of CNB Common Stock will be converted in the Merger.

         Subject to the approval of the Merger Agreement by the shareholders of CNB and the satisfaction or waiver of all conditions contained in the Merger Agreement, the Merger will become effective upon the filing of appropriate Articles of Merger with the Secretary of State of the State of Mississippi (the "Effective Time of the Merger"). It is anticipated that such documents will be filed and the Merger will become effective on or about ____________, 1995.

         This Proxy Statement/Prospectus was first sent or given to shareholders of CNB on or about _________, 1995. SouthTrust has filed a Registration Statement with the Commission with respect to the shares of SouthTrust Common Stock to be issued pursuant to the Merger. This document also constitutes the Prospectus of SouthTrust that is included as part of such Registration Statement. All information contained in this Proxy Statement/Prospectus pertaining to SouthTrust and ST-Sub was supplied by SouthTrust, and all information contained in this Proxy Statement/Prospectus pertaining to CNB and the Bank was supplied by CNB.

         A copy of the Merger Agreement is attached hereto as Exhibit A, and the description thereof contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to such Exhibit A.

VOTING AT THE SPECIAL MEETING

         The Board of Directors of CNB has fixed the close of business on __________, 1995 as the record date (the "Record Date") for the determination of holders of shares of capital stock of CNB entitled to notice of and to vote at the Special Meeting. On the Record Date, CNB had issued and outstanding
606.0267 shares of CNB Common Stock. Only the holders of the outstanding CNB Common Stock as of the Record Date are entitled to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of CNB Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting, and the affirmative vote of the holders of a majority of the outstanding shares of CNB Common Stock entitled to vote thereon is required to approve the Merger Agreement. Each holder of record of shares of CNB Common Stock on the Record Date is entitled to one vote for each share of such stock held of record.

         As of the Record Date, CNB directors and executive officers (a total of 7 persons) beneficially owned a total of 192.7241 shares of CNB Common Stock, representing approximately 32% of the shares of CNB Common Stock entitled to vote at the Special Meeting. All of such directors and officers have advised CNB that, as of the date of this Proxy Statement/Prospectus, they intend to vote for the approval of the Merger Agreement. In addition, the Bank is trustee of the Arthemise A. Blossman Q.T.I.P. Trust and the E.W. Blossman Residuary Trust, which own 102.7600 shares (or approximately 17%) and 98.0000 shares (or approximately 16%), respectively, of the CNB Common Stock, and with respect to which the members of the Board of Directors of the Bank share in the voting power. All of the Bank's directors have advised CNB that, as of the date of this Proxy Statement/Prospectus, they intend to vote such shares for the approval of the Merger Agreement.

         As of the date of this Proxy Statement/Prospectus, 82.9176 shares of CNB Common Stock have been allocated to the accounts of the participants in the Citizens National Bank Employee Stock Ownership Stock Bonus Plan (the "ESOP"). The ESOP provides that each participant has the right to direct the Bank, as trustee of the ESOP, as to the manner in which shares of CNB Common Stock allocated to his or her account are to be voted.

         THE BOARD OF DIRECTORS OF CNB HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER - BACKGROUND OF THE MERGER; REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF CNB."

         A proxy in the form enclosed, properly completed and returned in time for the voting thereof at the Special Meeting, with instructions specified thereon, will be voted in accordance with such instructions. Only votes FOR a particular matter constitute affirmative votes. Votes that are withheld or abstain, including broker non-votes, with respect to a matter are counted for quorum purposes, but since they are not cast for a particular matter, such votes have the same effect as negative votes with respect to the proposal regarding the Merger Agreement. If no specification is made, a signed proxy will be voted FOR approval of the Merger Agreement. A proxy may be revoked at any time prior to its exercise (i) by filing with the Secretary of CNB either an instrument revoking the proxy or a duly executed proxy bearing a later date or
(ii) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself revoke a proxy.

         In addition to the use of the mail, proxies may be solicited by telephone, telecopy or personally by the directors, officers and employees of CNB, who will receive no extra compensation for their services. The expenses of such solicitation will be paid by CNB. CNB will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of shares of CNB Common Stock.

         SHAREHOLDERS OF CNB ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

                                    SUMMARY

         The following is a brief summary of certain information contained in or incorporated by reference into this Proxy Statement/Prospectus with respect to CNB, SouthTrust and the terms of the Merger. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Exhibits hereto and the documents referred to herein.

PARTIES TO THE MERGER

  SouthTrust

         SouthTrust is a regional bank holding company headquartered in Birmingham, Alabama. As of December 31, 1994, SouthTrust had consolidated total assets of approximately $17.6 billion. Following the enactment of Alabama's interstate banking legislation in 1987, SouthTrust has pursued a strategy of acquiring banks and financial institutions throughout the areas of Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee and offers a full range of banking services through 18 bank subsidiaries operating more than 420 offices. SouthTrust, through its bank-related subsidiaries, also offers a range of other services, including mortgage banking services, data processing services and securities brokerage services. The largest bank subsidiary of SouthTrust is SouthTrust Bank of Alabama, N.A. ("SouthTrust-Alabama"), Birmingham, Alabama (the oldest predecessor of which was incorporated in 1887), which had approximately $5.5 billion in total assets as of December 31, 1994. On January 13, 1995, SouthTrust consummated the merger (the "Bank Merger") of 22 of its Alabama-based banking subsidiaries with and into SouthTrust-Alabama, which was the surviving association. After giving effect to the Bank Merger, SouthTrust-Alabama reflected, on a pro forma basis as of December 31, 1994, total assets of approximately $10.0 billion. Of SouthTrust's approximately $17.6 billion in assets as of December 31, 1994, approximately $10.1 billion were in Alabama, approximately $3.5 billion were in Georgia and approximately $3.0 billion were in Florida.

         SouthTrust has taken advantage of the passage of interstate banking legislation by acquiring banks in or near major metropolitan markets in Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee. The effect of this expansion has been to give SouthTrust access to metropolitan markets with favorable prospects for growth of population, per capita income, and business development opportunities.

         During 1994, SouthTrust effected acquisitions of 8 financial institutions, with total assets of approximately $645 million, and, as of the date of this Proxy Statement/Prospectus, SouthTrust had effected in 1995 acquisitions of 2 financial institutions, with total assets of approximately $305 million. The following table presents certain information with respect to acquisitions which are currently pending as of the date of this Proxy Statement/Prospectus, including the Merger:

                                                              Total            Total             Total
   Institution                        Location               Assets          Deposits            Loans*
-----------------                     --------               ------          --------            -----
                                                                           (in millions)
CNB Capital Corp.                 Pascagoula, Mississippi    $ 72.0           $ 60.9            $ 37.6
FBC Holding Company, Inc.         Crestview, Florida           51.4             46.3              23.1
Southern Bank Group, Inc.         Atlanta, Georgia            108.0             93.7              74.3

___________________________
*Net of unearned income

         SouthTrust anticipates that the transactions with CNB, FBC Holding Company, Inc. and Southern Bank Group, Inc. each will be accounted for as a pooling of interests. Consummation of the pending transactions is subject, in each case, to, among other things, approval by applicable regulatory authorities.

         As a routine part of its business, SouthTrust evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this Proxy Statement/Prospectus, discussions and, in some cases, negotiations and due diligence activities looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and depending upon the terms of these transactions, they may have a dilutive effect upon the SouthTrust Common Stock to be issued to holders of CNB Common Stock in the Merger.

         The principal executive offices of SouthTrust are located at 420 North 20th Street, Birmingham, Alabama 35203, and its telephone number is (205) 254-5000.

  CNB

         CNB was organized under the laws of the State of Mississippi in 1982 for the purpose of becoming a bank holding company and, as of the date of this Proxy Statement/Prospectus, owns all of the issued and outstanding capital stock of the Bank. The Bank operates out of a main office in Pascagoula, Mississippi, with branches in Vancleave and Ocean Springs, Mississippi. The Bank is a member of and its deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). CNB is subject to regulation, examination and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the Bank is subject to regulation, examination and supervision by the Office of the Comptroller of the Currency (the "OCC"). See "CERTAIN INFORMATION CONCERNING THE BUSINESS OF CNB AND THE BANK" and "SUPERVISION AND REGULATION."

         The business of the Bank consists primarily of attracting deposits from the general public and using these funds, as well as loan repayments and borrowings, to originate loans, primarily for individuals and small businesses. The Bank's primary market area for loans and deposits includes Jackson County, Mississippi, and the total population of this area was approximately 120,000 as of December 31, 1994.

         CNB and the Bank each maintain their principal executive offices at 1114 Jackson Avenue, Pascagoula, Mississippi 39567 and the telephone number at such office is (601) 769-9711.

  SouthTrust of Mississippi, Inc.

         ST-Sub, a Mississippi corporation, is a wholly-owned subsidiary of SouthTrust. It was organized under the laws of Mississippi in 1994 and, as of the date of this Proxy Statement/Prospectus, owns one banking subsidiary, ST-Bank, a Mississippi banking corporation.

SPECIAL MEETING

         The Special Meeting will be held at _____ a.m., local time, on __________, 1995, at the main office of the Bank, 1114 Jackson Avenue, Pascagoula, Mississippi 39568-1758 to consider and vote upon the Merger Agreement. Only holders of record of shares of CNB Common Stock as of the close of business on __________, 1995 will be entitled to vote at the Special Meeting, including any adjournment thereof.

THE MERGER

  Terms of the Merger

         Subject to approval of the Merger Agreement by the shareholders of CNB at the Special Meeting, the receipt of required regulatory approvals, and other conditions, CNB will be merged into ST-Sub pursuant to the Merger Agreement.
At the Effective Time of the Merger, each outstanding share of CNB Common Stock will be converted, subject to rights of dissent and exclusive of CNB Common Stock held in the treasury of CNB, into the right to receive that number of shares of SouthTrust Common Stock equal to the quotient obtained by dividing
(i) $15,800 by (ii) the average last sales price of SouthTrust Common Stock for the twenty (20) trading days immediately preceding the Effective Time of the Merger, as reported by Nasdaq (hereinbefore and hereinafter referred to as the "Conversion Ratio"), subject to appropriate adjustment in the event of certain stock splits, stock dividends or similar distributions effected by SouthTrust, provided, however, that the Conversion Ratio shall not be less than 735.94 or greater than 841.55. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of CNB Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time of the Merger.

         As promptly as practicable after the Effective Time of the Merger, SouthTrust or its agents shall send or cause to be sent to each former holder of record of CNB Common Stock a letter of transmittal for use in exchanging their stock certificates formerly representing shares of CNB Common Stock for certificates representing the appropriate number of shares of SouthTrust Common Stock.

         Following the Merger, the Bank will be merged with and into ST-Bank (the "Subsidiary Merger") pursuant to that certain Subsidiary Agreement and Plan of Merger, dated as of January 23, 1995, between the Bank and ST-Bank, a copy of which is annexed hereto as Exhibit B (the "Subsidiary Merger Agreement"), with ST-Bank being the surviving bank.

  Vote Required

         The affirmative vote of the holders of a majority of the outstanding shares of CNB Common Stock is required to approve the Merger Agreement. Directors and executive officers of CNB and their affiliates beneficially owned, as of the Record Date, directly or indirectly, 192.7241 shares of CNB Common Stock, constituting approximately 32% of the shares of CNB Common Stock outstanding on the Record Date for the Special Meeting. It is anticipated that all shares held by such persons will be voted for approval of the Merger Agreement. In addition, the Bank is trustee of the Arthemise A. Blossman Q.T.I.P. Trust and the E.W. Blossman Residuary Trust, which own 102.7600 shares (or approximately 17%) and 98.0000 shares (or approximately 16%), respectively, of the CNB Common Stock, and with respect to which the members of the Board of Directors of the Bank share in the voting power. All of the Bank's directors have advised CNB that, as of the date of this Proxy Statement/Prospectus, they intend to vote such shares for the approval of the Merger Agreement.

         As of the date of this Proxy Statement/Prospectus, 82.9176 shares of CNB Common Stock have been allocated to the accounts of the participants in the ESOP. The ESOP provides that each participant has the right to direct the Bank, as trustee of the ESOP, as to the manner in which shares of CNB Common Stock allocated to his or her account are to be voted.


  Recommendation of the Board of Directors

         THE MEMBERS OF THE BOARD OF DIRECTORS OF CNB HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF CNB AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF CNB RECOMMENDS THAT SHAREHOLDERS OF CNB VOTE IN FAVOR OF THE MERGER AGREEMENT. This recommendation is based on a number of factors discussed in this Proxy Statement/Prospectus. See "THE MERGER - Background of the Merger; Reasons for the Merger; Recommendations of the Board of Directors of CNB."

  Interests of Certain Named Persons in the Merger

         The Merger Agreement provides that the Board of Directors of ST-Sub, following the Merger, shall consist of those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger, and the officers of ST-Sub shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         The Merger Agreement provides that as of the Effective Time of the Merger, SouthTrust or one of its banking subsidiaries shall execute an instrument in writing with Mr. T. K. Harris, Chairman of the Board of Directors and President of CNB, pursuant to which SouthTrust or such subsidiary shall assume the obligations of the Bank pursuant to that certain Deferred Compensation Agreement between Mr. Harris and the Bank dated December 8, 1988, as amended and restated on June 10, 1993, and that certain Deferred Compensation Agreement between Mr. Harris and the Bank dated on or about December 8, 1988, as amended and restated as of August 10, 1994, and shall execute an instrument in writing with Dr. Harry Burrow, Jr., a director of CNB, pursuant to which SouthTrust or such subsidiary shall assume the obligations of the Bank to pay the deferred compensation and other payments pursuant to that certain Deferred Compensation Agreement between Dr. Burrow and the Bank dated December 8, 1988, as amended and restated as of August 10, 1994. In addition, the Merger Agreement provides that as of the Effective Time of the Merger, SouthTrust and each of Mr. Paul C. Monroe, a director and Senior Vice President of the Bank, Mr. John R. Blossman, a director of CNB and the Bank, Mr. Harris and Dr. Burrow shall execute an instrument in writing pursuant to which SouthTrust shall agree, or shall cause one of its banking subsidiaries to agree, to pay to Mr. Monroe and Mr. Blossman, on or before July 1, 1995, $151,763 and $147,252, respectively, plus interest thereon at the annual rate of 7.50% compounded quarterly from December 31, 1994 through the Effective Time of the Merger or the date of payment, whichever is later, and to pay to Mr. Harris and Dr. Burrow, $43,464 and $43,464, respectively, plus interest thereon at the annual rate of 7.50% compounded quarterly from December 31, 1994 through the Effective Time of the Merger or the date of payment, whichever is later, in monthly installments of $1000 commencing on the first day of the month following the month in which Mr. Harris and Dr. Burrow turn age 65, respectively, until fully paid.

         SouthTrust also has agreed in the Merger Agreement, for a period of three years following the Effective Time of the Merger, to indemnify and hold harmless each of the officers, directors, employees or agents of CNB or the Bank, to the full extent permitted by the Articles or Certificate of Incorporation and Bylaws of CNB and the Bank, as in effect, in the case of CNB, as of the date of the Merger Agreement and, in the case of the Bank, as of the Effective Time of the Merger, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action, suit, proceeding or investigation arising out of or pertaining to any action or omission by such director, officer, employee or agent occurring on or prior to the Effective Time of the Merger in his capacity as such. In addition, SouthTrust has agreed that the Bank may amend its Articles of Association and/or Bylaws to provide for indemnification of its officers, directors, employees or agents to the maximum extent permitted by Section 7.5217 of the Code of Federal Regulations which governs indemnification afforded by national banking associations.

         See "THE MERGER - Interests of Certain Named Persons in the Merger" and "THE MERGER - Business and Management of CNB Following the Merger; Plans for Business of CNB."

Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment

         The respective obligations of SouthTrust and CNB to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger, (ii) the approval of the Merger Agreement by the requisite vote of CNB's shareholders, and (iii) certain other conditions customary in transactions of this kind.

         The Merger is subject to approval by the Federal Reserve Board. Accordingly, assuming that all conditions to the Merger contained in the Merger Agreement are satisfied or waived and that the Merger Agreement has not been terminated, the Merger Agreement provides that the Merger shall not be consummated until within ten days of the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, including the Federal Reserve Board, and the expiration of all requisite waiting periods, and (ii) approval by the shareholders of CNB of the Merger Agreement.

         On or about January 18, 1995, SouthTrust filed an application with the Federal Reserve Board seeking approval to merge CNB into ST-Sub. SouthTrust received a letter dated February 2, 1995 from the Federal Reserve Board acknowledging acceptance of SouthTrust's application. The application was approved on __________, 1995. The 15 day waiting period after approval by the Federal Reserve Board, during which the Merger may not be consummated and which commences the authority of the United States Department of Justice (the "Justice Department") to challenge the Merger on antitrust grounds, will expire on __________, 1995.

         In addition, SouthTrust filed a merger application under Section 81-5-85 of the Mississippi Code 1972 with the Mississippi Department of Banking and Consumer Finance (the "Mississippi Department") and an application under
Section 18(c) of the Bank Merger Act with the FDIC on February 2, 1995 and January 26, 1995, respectively, seeking approval of the Subsidiary Merger. On February 9, 1995, the Mississippi Department approved SouthTrust's application respecting the Subsidiary Merger.

         At any time before the Merger becomes effective, any party to the Merger Agreement may waive conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition, the Merger Agreement may be amended by written instrument signed on behalf of each of the parties thereto.

         See "THE MERGER - Regulatory Approvals and Certain Other Conditions to the Merger; Waiver and Amendment."

  Termination

         The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger (i) by the mutual consent in writing of SouthTrust and CNB, or (ii) by either SouthTrust or CNB individually, under certain specified circumstances, including if the Merger shall not have occurred on or prior to June 30, 1995, provided that the failure to consummate the Merger on or before such date is not caused by a breach of the Merger Agreement by the party seeking to terminate. See "THE MERGER - Termination."

  Effective Time of the Merger

         The Merger will become effective upon the filing of appropriate Articles of Merger relating thereto with the Secretary of State of Mississippi. The parties to the Merger Agreement will cause such Articles of Merger to be so filed as soon as practicable after each of the conditions to consummation of the Merger has been satisfied or waived. Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective on or about __________, 1995, although there can be no assurance as to whether or when the Merger will become effective. See "THE MERGER - Effective Time of the Merger."

RIGHTS OF DISSENT AND APPRAISAL

         By following the procedures provided by applicable law which are described elsewhere in this Proxy Statement/Prospectus, a holder of shares of CNB Common Stock is entitled to dissent from the Merger and demand the fair value of the shares of CNB Common Stock held by such holder in cash. See "THE MERGER - Rights of Dissent and Appraisal." A copy of the provisions of the Mississippi Business Corporation Act regarding such rights of dissent is attached hereto as Exhibit C.

COMPARATIVE STOCK PRICES

         SouthTrust Common Stock is traded in the over-the-counter market through the facilities of Nasdaq. The market for shares of CNB Common Stock is not active and during the last two years, the sales price of all shares of CNB Common Stock of which CNB had knowledge ranged from $6,700 to $13,500 per share. The last sale of shares of CNB Common Stock known to CNB occurred on or about August 19, 1994, at a sales price of $13,500 per share.

         The following table sets forth the applicable last sales prices, and pro forma equivalents based upon such last sales prices, for SouthTrust Common Stock as of selected dates.

                                                     SouthTrust                        CNB
                                                    Common Stock                  Common Stock
                                                  Last Sales Price               Equivalent (3)
                                                --------------------             --------------
         (1)  December 2, 1994  . . . . . . .      $17 7/8                        $_____.___
         (2)  _________, 1995 . . . . . . . .      $____.__                       $_____.___

__________________________________

(1) Last trading day preceding the announcement of the execution of the Merger Agreement.
(2) Most recent date practicable preceding the date of this Proxy Statement/Prospectus.
(3) Pro forma equivalents calculated using the historical last sales price for SouthTrust Common Stock as of the selected date multiplied by an assumed conversion ratio of ________ shares of SouthTrust Common Stock per share of CNB Common Stock, which conversion ratio has been calculated by taking the quotient obtained by dividing (i) $15,800 by
         (ii) $____________, the last sales price of SouthTrust Common Stock on the trading day immediately preceding the date of this Proxy Statement/Prospectus.

         CNB's shareholders are advised to obtain current market quotations for or information regarding SouthTrust Common Stock and CNB Common Stock. No assurance can be given as to the market price of SouthTrust Common Stock or the value of CNB Common Stock at any time before the Effective Time of the Merger or as to the market price of SouthTrust Common Stock at any time thereafter. Because the Conversion Ratio will not be definitively determined until the Effective Time of the Merger, increases in the market price of SouthTrust Common Stock between {______________}, 1995 (the date of this Proxy Statement/Prospectus) and the Effective Time of the Merger will result in a decrease in the Conversion Ratio (subject to the limitation that the Conversion Ratio shall not be less than 735.94), and, therefore, a decrease in the number of shares of SouthTrust Common Stock into which each share of CNB Common Stock will be converted in the Merger. Likewise, a decrease in the market price of SouthTrust Common Stock between {______________}, 1995 (the date of this Proxy Statement/Prospectus) and the Effective Time of the Merger will result in an increase in the Conversion Ratio (subject to the limitation that the Conversion Ratio shall not be greater than 841.55) and, therefore, an increase in the number of shares of SouthTrust Common Stock into which each share of CNB Common Stock will be converted in the Merger.

         See "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND CNB."

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of CNB who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of CNB and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of CNB may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Under the volume limitations of Rule 145, and based upon the outstanding shares of SouthTrust Common Stock as of December 31, 1994, an affiliate of CNB who otherwise complies with Rule 145, subject to the undertaking described below, will be free to resell, during any given three-month period, up to 814,256 shares of SouthTrust Common Stock.

         In addition, on or before thirty (30) days prior to the Effective Time of the Merger, each affiliate of CNB will deliver to SouthTrust a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of SouthTrust Common Stock acquired in the Merger, and whereby such affiliate shall represent and warrant, among other things, that he or she shall not sell, pledge, transfer or otherwise dispose of such shares of SouthTrust Common Stock (i) in violation of the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least thirty (30) days of combined operations of CNB and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

         See "THE MERGER - Resale of SouthTrust Common Stock Received in the Merger."

DIFFERENCES IN RIGHTS OF CNB SHAREHOLDERS

         Upon consummation of the Merger, CNB shareholders will become SouthTrust stockholders. As a result, their rights as shareholders, which now are governed by Mississippi corporate and banking law and CNB's Articles of Incorporation and Bylaws, will be governed by Delaware corporate law and SouthTrust's Restated Certificate of Incorporation and Bylaws. Because of certain differences between the provisions of Mississippi law and Delaware corporate law and of CNB's Articles of Incorporation and Bylaws and SouthTrust's Restated Certificate of Incorporation and Bylaws, the current rights of CNB shareholders will change after the Merger. Some of these differences include anti-takeover provisions applicable to SouthTrust. See "COMPARISON OF THE COMMON STOCK OF SOUTHTRUST AND CNB."

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. See "THE MERGER - Accounting Treatment."

TAX TREATMENT

         CNB has received the opinion of Deloitte & Touche LLP, independent public accountants, to the effect that, for federal income tax purposes: (i) the Merger should qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss should be recognized by holders of shares of CNB Common Stock who receive SouthTrust Common Stock in the Merger (except in connection with the receipt of cash in lieu of fractional interests in shares of SouthTrust Common Stock); and
(iii) the basis of the SouthTrust Common Stock received by the shareholders of CNB pursuant to the Merger and the holding period therefor should be the same as the basis and holding period of the CNB Common Stock surrendered in exchange therefor. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

         THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES MAY VARY FOR EACH HOLDER OF SHARES OF CNB COMMON STOCK. CNB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF INCOME TAX AND OTHER TAX CONSEQUENCES ON THEIR OWN PARTICULAR FACTS.

EQUIVALENT SHARE DATA

         The following summary presents comparative historical unaudited per share data for both SouthTrust and CNB. The pro forma amounts assume the Merger had been effective during the periods presented and had been accounted for under the pooling of interests method. SouthTrust pro forma amounts represent the combined pro forma results, and CNB pro forma equivalent amounts are computed by multiplying the pro forma amounts by a factor of __________ to reflect an assumed conversion ratio in the Merger of __________ shares of SouthTrust Common Stock for each share of CNB Common Stock, which conversion ratio has been calculated by taking the quotient obtained by dividing (i) $15,800 by (ii) the last sales price of SouthTrust Common Stock on the trading day immediately preceding the date of this Proxy Statement/Prospectus. The actual conversion ratio will not be definitively determined until the Effective Time of the Merger and may vary from the conversion ratio used to calculate CNB pro forma equivalent amounts. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated by reference herein.

                                                                          Years Ended
                                                                         December 31,
                                                        -----------------------------------------------
                                                            1994             1993               1992
                                                        ------------     -------------     ------------
Net income (loss) per common share:
         SouthTrust                                     $       2.15     $        1.94     $       1.66
         CNB                                                1,168.85            985.56           892.91
         SouthTrust pro forma combined                          2.14              1.93             1.65
         CNB pro forma equivalent                           1,650.88          1,488.67         1,274.31

Cash dividends per common share:
         SouthTrust                                     $       0.68     $        0.60     $       0.52
         CNB                                                   80.00             80.00            80.00
         SouthTrust pro forma combined(1)                       0.68              0.60             0.52
         CNB pro forma equivalent                             524.10            462.44           400.78

Book value per common share (period end):
         SouthTrust                                     $      13.94     $       13.25     $      11.55
         CNB                                               10,512.04          9,652.87         8,748.05
         SouthTrust pro forma combined                         13.94             13.24            11.55
         CNB pro forma equivalent                          10,744.47         10,205.90         8,902.19

__________________________
(1) SouthTrust pro forma combined dividends represent historical cash dividends of SouthTrust.

SELECTED FINANCIAL DATA

         The following tables set forth certain selected historical consolidated financial information for SouthTrust and CNB. The historical income statement data included in the selected financial data for the five most recent fiscal years are derived from audited consolidated financial statements of SouthTrust and audited consolidated financial statements of CNB. This information should be read in conjunction with the consolidated financial statements of SouthTrust and CNB, and the related notes thereto, included in documents included elsewhere herein or incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                   SOUTHTRUST CORPORATION AND SUBSIDIARIES


                                                             Years Ended December 31,
                                     ------------------------------------------------------------------------
                                        1994          1993             1992           1991           1990
                                     ----------      --------        --------        --------       ---------
INCOME STATEMENT DATA
(in thousands except per share data):
  Interest income                    $1,108,612      $927,551        $828,080        $823,725       $ 776,661
  Interest expense                      501,067       397,743         382,930         474,453         498,329
                                     ----------      --------        --------        --------       ---------
    Net interest income                 607,545       529,808         445,150         349,272         278,332
  Provision for loan losses              44,984        45,032          43,305          38,042          44,635
                                     ----------      --------        --------        --------       ---------
  Net interest income after
    provision for loan losses           562,561       484,776         401,845         311,230         265,360
  Non-interest income                   184,778       174,702         136,683         108,881          91,084
  Non-interest expense                  485,999       434,951         373,636         296,796         234,713
                                     ----------      --------        --------        --------       ---------
  Income before income taxes            261,340       224,527         164,892         123,315          90,068
  Provision for income taxes             88,338        73,992          50,646          33,309          20,360
                                     ----------      --------        --------        --------       ---------
    Net income                       $  173,002     $ 150,535       $ 114,246       $  90,006       $  69,708
                                     ==========      ========        ========        ========       =========

  Net income per common share
    and common share equivalent      $     2.15     $    1.94       $    1.66       $    1.42       $    1.14
  Cash dividends declared
    per common share                       0.68          0.60            0.52            0.48            0.46
  Average common shares and common
    share equivalents outstanding        80,628        77,772          68,948          63,255          61,148

BALANCE SHEET DATA (at period end)
  (in millions):
  Total assets                       $ 17,632.1     $14,708.0       $12,714.4       $10,158.1       $ 9,005.9
  Total loans net of unearned income   12,121.9       9,448.3         7,546.6         5,965.0         5,531.4
  Total deposits                       12,801.2      11,515.4        10,082.3         8,277.2         7,228.0
  Total stockholders' equity            1,135.3       1,051.8           860.4           662.0           549.6

                        CNB CAPITAL CORP. AND SUBSIDIARY

                                                             Years Ended December 31,
                                     ------------------------------------------------------------------------
                                      1994            1993             1992           1991           1990
                                     --------        --------        --------        -------        ---------
INCOME STATEMENT DATA
(in thousands except per share data):
  Interest income                   $   5,006        $  4,588        $  4,715        $ 4,899        $   4,774
  Interest expense                      1,928           1,729           2,087          2,716            2,864
                                     --------        --------        --------        -------        ---------
    Net interest income                 3,078           2,859           2,628          2,183            1,910
  Provision for loan losses               (35)             83             242            133              230
                                     --------        --------        --------        -------        ---------
  Net interest income after
    provision for loan losses           3,113           2,776           2,386          2,050            1,680
  Non-interest income                     688             667             663            555              622
  Non-interest expense                  2,805           2,605           2,281          1,979            1,873
                                     --------        --------        --------        -------        ---------
  Income before income taxes              996             838             768            626              429
   Provision for income taxes             272             214             184            129               48
                                     --------        --------        --------        -------        ---------
    Net income                      $     724        $    624        $    584        $   497        $     381
                                     ========        ========        ========        =======        =========

  Net income per common share
    and common share equivalent     $1,168.85        $ 985.56        $ 892.91        $731.11        $  542.98
  Cash dividends declared
    per common share                    80.00           80.00           80.00          80.00            80.00
  Average common shares and common
    share equivalents outstanding      619.54          632.84          653.55         680.26           701.07

BALANCE SHEET DATA (at period end)
  (in thousands):
  Total assets                      $  72,017        $ 65,345        $ 58,665        $64,833        $  49,763
  Total loans net of unearned income   37,617          30,520          29,015         30,366           29,352
  Total deposits                       60,938          56,150          52,495         58,602           43,946
  Total stockholders' equity            6,371           6,109           5,702          5,289            4,992

                                   THE MERGER

         The terms of the Merger are set forth in the Merger Agreement. The description of the Merger which follows summarizes the principal provisions of the Merger Agreement, is not complete and is qualified in all respects by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit A.

GENERAL

         The Merger Agreement has been approved by the members of the Boards of Directors of CNB, SouthTrust and ST-Sub, and by SouthTrust as the sole shareholder of ST-Sub. No approval of the Merger by the stockholders of SouthTrust is required. The Subsidiary Merger Agreement has been approved by the Boards of Directors of the Bank and ST-Bank, by ST-Sub as the sole shareholder of ST-Bank and by CNB as the sole shareholder of the Bank.

         Pursuant to the Merger Agreement, CNB will be merged with and into ST-Sub pursuant to the Mississippi Business Corporation Act, and ST-Sub shall be the surviving corporation in the Merger. Upon the effectiveness of the Merger, each outstanding share of CNB Common Stock, subject to rights of dissent and exclusive of shares of CNB Common Stock held in the treasury of CNB, shall be converted into the right to receive that number of shares of SouthTrust Common Stock equal to the quotient obtained by dividing (i) $15,800 by (ii) the average last sales price of SouthTrust Common Stock for the twenty
(20) trading days immediately preceding the Effective Time of the Merger, as reported by Nasdaq (hereinbefore and hereinafter referred to as the "Conversion Ratio"), provided, however, that the Conversion Ratio shall not be less than
735.94 or greater than 841.55. The Conversion Ratio, including the number of shares of SouthTrust Common Stock issuable in the Merger, is subject to appropriate adjustment in the event of certain stock splits, stock dividends or similar distributions effected by SouthTrust. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of CNB Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported by Nasdaq on the last trading day preceding the Effective Time of the Merger.

         Because the calculation of the Conversion Ratio is based upon the average last sales price of SouthTrust Common Stock for the twenty (20) days immediately preceding the Effective Time of the Merger, the Conversion Ratio will not be definitively determined until the Effective Time of the Merger. Based upon the average last sales price of SouthTrust Common Stock for the twenty (20) days immediately preceding {________________}, 1995 (the date of this Proxy Statement/Prospectus), which average last sales price is ${______}, the Conversion Ratio would be {__________}, which means that each share of CNB Common Stock would be converted into the right to receive {____} shares of SouthTrust Common Stock. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK-SouthTrust Common Stock" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND CNB." For additional information regarding the terms of the Merger, see the Merger Agreement which is attached hereto as Exhibit A and "THE MERGER."

         Since the Conversion Ratio will not be definitively determined until the Effective Time of the Merger, increases in the market price of SouthTrust Common Stock between {______________}, 1995 (the date of this Proxy Statement/Prospectus) and the Effective Time of the Merger will result in a decrease in the Conversion Ratio (subject to the limitation that the Conversion Ratio shall not be less than 735.94) and, therefore, a decrease in the number of shares of SouthTrust Common Stock into which each share of CNB Common Stock will be converted in the Merger. Likewise, a decrease in the market price of SouthTrust Common Stock between {______________}, 1995 (the date of this Proxy Statement/Prospectus) and the Effective Time of the Merger will result in an increase in the Conversion Ratio (subject to the limitation that the Conversion Ratio shall not be greater than 841.55) and, therefore, an increase in the number of shares of SouthTrust Common Stock into which each share of CNB Common Stock will be converted in the Merger.

         Following the Merger, and pursuant to the terms of the Subsidiary Merger Agreement, the Bank, a wholly owned subsidiary of CNB, shall be merged with and into ST-Bank, a wholly owned subsidiary of ST-Sub, and ST-

Bank shall be the surviving bank. Upon the consummation of the Subsidiary Merger, all of the issued and outstanding shares of capital stock of the Bank shall be canceled, and all of the shares of capital stock of ST-Bank outstanding immediately prior to the consummation of the Subsidiary Merger shall constitute the only outstanding shares of capital stock of the surviving bank.

         Subject to the approval of the Merger Agreement by the shareholders of CNB, the satisfaction or waiver of the conditions contained in the Merger Agreement, and the filing of appropriate Articles of Merger with the Secretary of State of Mississippi, the Merger Agreement provides that the Effective Time of the Merger will be within ten (10) days after the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities (including expiration of any applicable waiting period), and (ii) approval by the shareholders of CNB of the Merger.

BACKGROUND OF THE MERGER; REASONS FOR MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF CNB

         In the summer of 1993, representatives of CNB were approached by representatives of SouthTrust regarding a possible business combination with CNB. Discussions between such representatives ensued, and in August 1993, the parties executed a non-binding letter expressing an interest in pursuing such a transaction. Thereafter, the parties engaged in discussions looking toward the execution of a definitive agreement respecting the transaction.
Discussions between the parties terminated in October 1993, when the Board of Directors of CNB determined that it was not in the best interest of CNB and its shareholders to pursue a business combination at that time. In September 1994, SouthTrust resumed discussions with representatives of CNB regarding a possible business combination with CNB. The parties once again engaged in discussions looking towards the execution of a definitive agreement respecting the transaction.

         At a Board of Directors meeting held on November 29, 1994, the Board of Directors of CNB met to review and consider the Merger Agreement. At such Board of Directors meeting, all of the directors of CNB present at the meeting voted to approve the Merger and the Merger Agreement, subject to final review and approval of the Merger Agreement by CNB's Chief Executive Officer and CNB's counsel and other advisors. Thereafter, on November 29, 1994, the Merger Agreement was executed by the parties.

         The Conversion Ratio, which represents the number of shares of SouthTrust Common Stock to be exchanged for each outstanding share of CNB Common Stock, reflects prices that were negotiated on an arm's-length basis between representatives of CNB and representatives of SouthTrust. There was no affiliation between CNB and its representatives, on one hand, and SouthTrust and ST- Sub, and their representatives, on the other hand, prior to the execution of the Merger Agreement.

         The Board of Directors of CNB considered a variety of factors in evaluating and approving the Merger and the Merger Agreement, including (a) the value of the consideration to be received by CNB's shareholders relative to the book value and earnings per share of CNB Common Stock; (b) certain information concerning the financial condition, results of operations and business prospects of CNB and SouthTrust; (c) the marketability of CNB Common Stock; (d) the competitive and regulatory environment for financial institutions generally; (e) the fact that the Merger will enable CNB shareholders to exchange their shares of CNB Common Stock for shares of common stock of a larger combined entity, the stock of which is more widely held and more actively traded and which historically has paid cash dividends; (f) SouthTrust's ability to provide comprehensive financial services in relevant markets; and (g) other pertinent information. The Board of Directors of CNB did not assign any relevant weights to the above factors, but it considered all of such factors to be material. The Board of Directors believes that it appropriately addressed all of the relevant concerns in the proposed transaction with SouthTrust, and it concluded that the terms of the transaction with SouthTrust are fair to the shareholders of CNB from a financial point of view. For these reasons, the Board of Directors of CNB did not engage a financial advisor to issue an opinion that the transaction is fair, from a financial point of view, to the shareholders of CNB. Based on these factors, the Board of Directors of CNB has determined that the Merger is in the best interests of the shareholders of CNB and has approved the Merger Agreement.

         THE MEMBERS OF THE BOARD OF DIRECTORS OF CNB HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, AND IS IN THE BEST INTERESTS OF CNB AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF CNB RECOMMENDS THAT SHAREHOLDERS OF CNB VOTE IN FAVOR OF THE MERGER AGREEMENT.

         SouthTrust is engaging in the transactions pursuant to the Merger because the Merger is consistent with its expansion strategy within the southeastern United States and because the acquisition of CNB and the Bank will augment SouthTrust's existing market share in the Pascagoula, Mississippi banking market and enhance its competitive position in such market.

INTERESTS OF CERTAIN NAMED PERSONS IN THE MERGER

         The Merger Agreement provides that the Board of Directors of ST-Sub, following the Merger, shall consist of those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger, and the officers of ST-Sub shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, as well as those persons who may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         The Merger Agreement also provides that as of the Effective Time of the Merger, SouthTrust or one of its banking subsidiaries shall execute an instrument in writing with Mr. T. K. Harris, Chairman of the Board of Directors and President of CNB, pursuant to which SouthTrust or such subsidiary shall assume the obligations of the Bank pursuant to that certain Deferred Compensation Agreement between Mr. Harris and the Bank dated on or about December 8, 1988, as amended and restated on June 10, 1993, and that certain Deferred Compensation Agreement between Mr. Harris and the Bank dated on or about December 8, 1988, as amended and restated as of August 10, 1994, and shall execute an instrument in writing with Dr. Harry Burrow, Jr., a director of CNB, pursuant to which SouthTrust or such subsidiary shall assume the obligations of the Bank to pay the deferred compensation and other payments pursuant to that certain Deferred Compensation Agreement between Dr. Burrow and the Bank dated December 8, 1988, as amended and restated as of August 10, 1994. In addition, the Merger Agreement provides that as of the Effective Time of the Merger, SouthTrust and each of Mr. Paul C. Monroe, a director and Senior Vice President of the Bank, Mr. John R. Blossman, a director of CNB and the Bank, Mr. Harris and Dr. Burrow shall execute an instrument in writing pursuant to which SouthTrust shall agree, or shall cause one of its banking subsidiaries to agree, to pay to Mr. Monroe and Mr. Blossman, on or before July 1, 1995, $151,763 and $147,252, respectively, plus interest thereon at the annual rate of 7.50% compounded quarterly from December 31, 1994 through the Effective Time of the Merger or the date of payment, whichever is later, and to pay to Mr. Harris and Dr. Burrow, $43,464 and $43,464, respectively, plus interest thereon at the annual rate of 7.50% compounded quarterly from December 31, 1994 through the Effective Time of the Merger or the date of payment, whichever is later, in monthly installments of $1000 commencing on the first day of the month following the month in which Mr. Harris and Dr. Burrow turn age 65, respectively, until fully paid.

         SouthTrust also has agreed in the Merger Agreement, for a period of three years following the Effective Time of the Merger, to indemnify and hold harmless each of the officers, directors, employees or agents of CNB or the Bank, to the full extent permitted by the Articles or Certificate of Incorporation and Bylaws of CNB and the Bank, as in effect, in the case of CNB, as of the date of the Merger Agreement and, in the case of the Bank, as of the Effective Time of the Merger, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action, suit, proceeding or investigation arising out of or pertaining to any action or omission by such director, officer, employee or agent occurring on or prior to the Effective Time of the Merger in his capacity as such. In addition, SouthTrust has agreed that the Bank may amend its Articles of Association and/or Bylaws to provide for indemnification of its officers, directors, employees or agents to the maximum extent permitted by Section 7.5217 of the Code of Federal Regulations which governs indemnification afforded by national banking associations.

         Pursuant to the Merger Agreement, appropriate steps shall be taken to terminate all employee benefit plans of CNB as of the Effective Time of the Merger or as promptly as practicable thereafter, other than the Citizens National Bank 401(k) Salary Savings Plan (the "CNB PS Plan") and the ESOP. Following the termination of all such employee benefit plans (other than the CNB PS Plan and ESOP), SouthTrust has agreed to cover the officers and employees of CNB who are employed by SouthTrust or one of its affiliates under employee benefit plans of SouthTrust, including welfare and fringe benefit plans, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that (i) with respect to SouthTrust's group medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under CNB's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and (ii) credit for each such employee's past service with CNB prior to the Effective Time of the Merger shall be given by SouthTrust to employees for purposes of: (1) determining vacation and sick leave benefits and accruals, in accordance with the established policies of SouthTrust; and (2) establishing eligibility for participation in, and vesting under, SouthTrust's employee benefits plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service; provided, however, such credit for past service shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust.

         The Merger Agreement further provides that the CNB PS Plan will, in SouthTrust's discretion, either be (i) merged into the SouthTrust Corporation Employee's Profit Sharing Plan (the "ST PS Plan") or (ii) terminated as of such date prior to, on or after the Effective Time of the Merger. From and after
(i) January 1 following the termination of the CNB PS Plan or (ii) the merger of the CNB PS Plan into the ST PS Plan, for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST PS Plan and the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan"), employment with CNB shall be credited as if it were employment with SouthTrust, but such service shall not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

EFFECT OF MERGER ON CNB COMMON STOCK

         At the Effective Time of the Merger, each outstanding share of CNB Common Stock, other than shares of CNB Common Stock held by shareholders who have dissented from the Merger and shares of CNB Common Stock held in CNB's treasury, shall be converted into the right to receive that number of shares of SouthTrust Common Stock equal to the quotient obtained by dividing (i) $15,800 by (ii) the average last sales price of SouthTrust Common Stock for the twenty
(20) trading days immediately preceding the Effective Time of the Merger, as reported by Nasdaq, provided, however, that the Conversion Ratio shall not be less than 735.94 or greater than 841.55. The Conversion Ratio, including the number of shares of SouthTrust Common Stock issuable in the Merger, is subject to appropriate adjustment in the event of certain stock splits, stock dividends or similar distribution effected by SouthTrust. No fractional shares of SouthTrust Common Stock will be issued in the Merger, and, in lieu thereof, each holder of shares of CNB Common Stock who otherwise would have been entitled to receive a fractional share of SouthTrust Common Stock will be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a share of SouthTrust Common Stock to which such holder otherwise would have been entitled and (ii) the last sales price of such share of SouthTrust Common Stock as reported by Nasdaq on the last trading day immediately preceding the Effective Time of the Merger.

         Because the calculation of the Conversion Ratio is based upon the average last sales price of SouthTrust Common Stock for the twenty (20) days immediately preceding the Effective Time of the Merger, the Conversion Ratio will not be definitively determined until the Effective Time of the Merger. As a result, increases in the market price of SouthTrust Common Stock between {______________}, 1995 (the date of this Proxy Statement/Prospectus) and the Effective Time of the Merger will result in a decrease in the Conversion Ratio (subject to the limitation that the Conversion Ratio shall not be less than 735.94) and, therefore, a decrease in the number of shares of SouthTrust Common Stock into which each share of CNB Common Stock will be converted in the Merger. Likewise, a decrease in the market price of SouthTrust Common Stock between {______________}, 1995 (the date of this Proxy Statement/Prospectus) and the Effective Time of the Merger will result in an increase in the Conversion Ratio (subject to the limitation that the Conversion Ratio shall not be greater than 841.55) and, therefore, an increase in the number of shares of SouthTrust Common Stock into which each share of CNB Common Stock will be converted in the Merger.

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective upon the effectiveness of appropriate Articles of Merger relating thereto filed with the Secretary of State of Mississippi. The Merger Agreement provides that the parties thereto will cause such Articles of Merger to be filed after each of the conditions to consummation of the Merger has been satisfied or waived. The Merger cannot become effective until CNB's shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken and any requisite waiting period shall have expired. Subject to satisfaction of the conditions contained in the Merger Agreement, the parties currently anticipate that the Merger will become effective on or about _______________, 1995, although there can be no assurance as to whether or when the Merger will become effective.

EXCHANGE OF STOCK CERTIFICATES

         At the Effective Time of the Merger, SouthTrust will deliver the total consideration to be paid by SouthTrust for the shares of CNB Common Stock to such institution as SouthTrust may designate, which institution will act as the exchange agent for the transaction (the "Exchange Agent"). As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send a letter of transmittal to each former holder of record of shares of CNB Common Stock for use in exchanging their certificates formerly representing shares of CNB Common Stock for exchange and conversion in accordance with the procedures provided for therein and in the Merger Agreement. The letter of transmittal will contain detailed instructions concerning the manner of executing and submitting such stock certificates. At the Effective Time of the Merger, the holders of shares of CNB Common Stock will cease to be shareholders of CNB and will have no voting or other rights with respect to shares of CNB Common Stock, other than the right to receive shares, and cash in lieu of fractional shares, of SouthTrust Common Stock upon surrender of the stock certificates respecting their shares of CNB Common Stock. As of the Effective Time of the Merger and except as otherwise indicated below, all holders of shares of CNB Common Stock shall be deemed to be holders of the shares of SouthTrust Common Stock into which such shares of CNB Common Stock shall have been converted in the Merger, whether or not they surrender the stock certificates representing their shares of CNB Common Stock. Such holders shall be entitled to all dividends or distributions in respect of shares of SouthTrust Common Stock where the record date for the payment of such dividends or distributions occurs on or after the Effective Time of the Merger; however, no such dividends or distributions shall be paid to holders of any unsurrendered certificate or certificates representing CNB Common Stock, and SouthTrust shall not be obligated to deliver any of the consideration to which any holder of CNB Common Stock is entitled as a result of the Merger or any cash payment in lieu of a fractional interest in SouthTrust Common Stock until such holder surrenders the certificate or certificates representing CNB Common Stock as provided for in the Merger Agreement. Until the stock certificates evidencing the shares of CNB Common Stock are surrendered pursuant to the Merger Agreement, no stock certificates representing shares of SouthTrust Common Stock will be delivered or remitted to such holders, and, until such holders become record holders of SouthTrust Common Stock, such holders shall not be entitled to vote the shares of SouthTrust Common Stock received in the Merger.

         In the event that any holder of shares of CNB Common Stock is unable to deliver the certificate which represents such holder's CNB Common Stock, SouthTrust, in the absence of actual notice that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the consideration contemplated by the Merger Agreement and the amount of cash representing fractional shares of SouthTrust Common Stock to which such holder is entitled in accordance with the provisions of the Merger Agreement upon the presentation of all of the following: (i) an affidavit or other evidence to the reasonable satisfaction of SouthTrust that any such certificate has been lost, wrongfully taken or destroyed; (ii) such security or indemnity as may be reasonably requested by SouthTrust to indemnify and hold SouthTrust harmless; and (iii) evidence to the satisfaction of SouthTrust that such holder is the owner of shares of CNB Common Stock theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to the Merger Agreement. In addition, holders of shares of CNB Common Stock will not be entitled to receive any interest respecting any dividends or distributions payable in respect of shares of SouthTrust Common Stock, and SouthTrust, after the lapse of the appropriate time period and in accordance with the applicable laws of escheat or abandoned property, may remit any unclaimed funds or unclaimed stock certificates representing shares of SouthTrust Common Stock to public officials under the applicable laws of escheat or abandoned property.

RESALE OF SOUTHTRUST COMMON STOCK RECEIVED IN THE MERGER

         The shares of SouthTrust Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by shareholders of CNB who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of CNB and who do not become affiliates of SouthTrust. The shares of SouthTrust Common Stock to be issued to affiliates of CNB may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act (which, among other things, permits the resale of securities subject to certain volume limitations) or in transactions otherwise exempt from registration under the Securities Act. SouthTrust will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates. Under the volume limitations of Rule 145, and based upon the outstanding shares of SouthTrust Common Stock as of December 31, 1994, an affiliate of CNB who otherwise complies with Rule 145, and subject to the undertaking described below, will be free to resell, during any given three-month period, up to 814,256 shares of SouthTrust Common Stock.

         In addition, on or before thirty (30) days prior to the Effective Time of the Merger, each such person deemed an affiliate of CNB will deliver to SouthTrust a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of SouthTrust Common Stock acquired in the Merger, and whereby such affiliate shall represent and warrant, among other things, that he or she shall not sell, pledge, transfer, or otherwise dispose of such shares of SouthTrust Common Stock (i) in violation of the Securities Act or the rules and regulations thereunder, and (ii) until such time as financial results covering at least 30 days of combined operations of CNB and SouthTrust have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

ACCOUNTING TREATMENT

         The Merger will be accounted for by SouthTrust as a pooling of interests. Under the pooling interests method of accounting, the recorded amounts of the assets and liabilities of CNB and SouthTrust will be carried forward at their previously recorded amounts. For information concerning certain restrictions to be imposed on the transferability of the shares of SouthTrust Common Stock received by the affiliates of CNB in the Merger in order, among other things, to assure the availability of pooling of interests accounting treatment, see "Resale of SouthTrust Common Stock Received in the Merger."

REGULATORY APPROVALS AND CERTAIN OTHER CONDITIONS TO THE MERGER; WAIVER AND AMENDMENT

         The Merger is subject to approval by the Federal Reserve Board. Accordingly, assuming that all conditions to the Merger contained in the Merger Agreement are satisfied or waived and that the Merger Agreement has not been terminated, the Merger Agreement provides that the Merger shall be consummated within ten days of the later to occur of (i) the approval of the transactions pursuant to the Merger Agreement by all required regulatory authorities, including the Federal Reserve Board, and the expiration of all requisite waiting periods, and (ii) approval by the shareholders of CNB of the Merger Agreement.

         On or about January 18, 1995, SouthTrust filed an application with the Federal Reserve Board seeking approval to merge CNB into ST-Sub. SouthTrust received a letter dated February 2, 1995 from the Federal Reserve Board acknowledging acceptance of SouthTrust's application. The application was approved on ______, 1995. The 15 day waiting period after approval by the Federal Reserve Board, during which the Merger may not be consummated and which commences the authority of the Justice Department to challenge the Merger on antitrust grounds, will expire on ____________, 1995.

         In addition, SouthTrust filed a merger application under Section 81-5-85 of the Mississippi Code 1972 with the Mississippi Department and an application under Section 18(c) of the Bank Merger Act with the FDIC on February 2, 1995 and January 26, 1995, respectively, seeking approval of the Subsidiary Merger. On February 9, 1995, the Mississippi Department approved SouthTrust's application respecting the Subsidiary Merger.

         There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. SouthTrust and CNB are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described above. Should such other approval or action be required, it is contemplated that SouthTrust and CNB would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

         In addition to receipt of all necessary regulatory approvals and the expiration of all required notice and waiting periods following the granting of such approvals, and the approval of the Merger Agreement by the requisite vote of the shareholders of CNB, consummation of the Merger is subject to the satisfaction of certain other conditions on or before the Effective Time of the Merger. Such additional conditions include, among others, the following:

                 (i) The Proxy Statement/Prospectus shall have been filed with the Commission and shall have been cleared thereby or otherwise authorized for mailing, and the Registration Statement shall have been filed with and declared effective by the Commission and shall not be the subject of any stop order or proceedings seeking any stop order, and SouthTrust shall have received all state securities laws, or "Blue Sky" permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the shares of SouthTrust Common Stock pursuant to the terms of the Merger Agreement;

                 (ii) The representations and warranties of CNB set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by the Merger Agreement); and CNB shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under the Merger Agreement prior to the Effective Time of the Merger;

                 (iii) The representations and warranties of SouthTrust and ST-Sub contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time of the Merger, and SouthTrust and ST-Sub shall have performed in all material respects, all covenants, obligations and agreements required to be performed by them under the Merger Agreement prior to the Effective Time of the Merger;

                 (iv) There shall be no actual or threatened causes of action, investigations or proceedings (a) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, or (b) seeking damages in connection with the transactions contemplated by the Merger Agreement, or (c) seeking to restrain or invalidate the transactions contemplated by the Merger Agreement, which, in the case of (a) through (c), and in the reasonable judgment of either SouthTrust or CNB, based upon advice of counsel, would have a material adverse effect with respect to the interests of SouthTrust or CNB, as the case may be;

                 (v) There shall have been no determination by SouthTrust that any fact, event or condition exists or has occurred that, in the reasonable judgment of SouthTrust, (a) would have a material adverse effect on the Condition (as defined in the Merger Agreement) of CNB on a consolidated basis or the consummation of the transactions contemplated by the Merger Agreement, (b) pertains to CNB or the Bank, and would be of such significance with respect to the Condition of CNB on a consolidated basis or the economic benefits expected to be obtained by SouthTrust pursuant to the Merger Agreement as to render inadvisable the consummation of the transactions pursuant to the Merger Agreement, or (c) would render the Merger or the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange;

                 (vi) There shall have been no determination by CNB that any fact, event or condition exists or has occurred that, in the judgment of CNB, (a) would have a material adverse effect on the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by the Merger Agreement, or (b) would render the Merger or the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange;

                 (vii) There shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Regulatory Authority (as defined in the Merger Agreement) which, in connection with the grant of any Consent (as defined in the Merger Agreement) by any Regulatory Authority, imposes, in the reasonable judgment of SouthTrust, any material adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of CNB or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of CNB or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority, shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks and bank holding companies under similar circumstances;

                 (ix) The total number of shares of CNB Common Stock outstanding as of the Effective Time of the Merger, shall not exceed
         606.0267 shares in the aggregate;

                 (x) The holders of not more than six percent (6%) of the outstanding shares of CNB Common Stock shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares; and

                 (xi) CNB shall have received the opinion of Deloitte & Touche LLP, to the effect, among others, that the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by the shareholders of CNB to the extent that they receive SouthTrust Common Stock in exchange for CNB Common Stock in the Merger. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

         At any time before the Effective Time of the Merger, any party to the Merger Agreement may waive conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition the Merger Agreement may be amended by written instruments signed on behalf of each of the parties thereto.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger: (i) by the mutual consent in writing of SouthTrust and CNB; (ii) by either SouthTrust or CNB if the Merger shall not have occurred on or prior to June 30, 1995, provided that the failure to consummate the Merger on or before June 30, 1995 is not caused by any breach of any of the representations, warranties, covenants or other agreements contained in the Merger Agreement by the terminating party; (iii) by either SouthTrust or CNB (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained therein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Merger cannot be satisfied or fulfilled;
(iv) by SouthTrust if: (i) SouthTrust shall have determined that any fact, event or condition exists that, in the reasonable judgment of SouthTrust, (A) is materially at variance with any warranty or representation of CNB or the Bank set forth in the Merger Agreement or is a material breach of any covenant or agreement of CNB or the Bank contained in the Merger Agreement, (B) has a material adverse effect upon the Condition of CNB on a consolidated basis or upon the consummation of the transactions contemplated by the Merger Agreement,
(C) pertains to CNB or the Bank and would be of such significance with respect to the Condition of CNB on a consolidated basis or the economic benefits expected to be obtained by SouthTrust under the Merger Agreement so as to render inadvisable consummation of the transactions contemplated by the Merger Agreement, or (D) renders the Merger or the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by the Merger Agreement or
(C) seeking to restrain or invalidate the consummation of the transactions contemplated by the Merger Agreement; or (v) by CNB if (i) CNB shall have determined that any fact, event or condition exists that, in the reasonable judgment of CNB, (A) is materially at variance with any warranty or representation of SouthTrust or ST-Sub contained in the Merger Agreement or is a material breach of any covenant or agreement of SouthTrust of ST-Sub contained in the Merger Agreement, (B) has a material adverse effect or can be reasonably seen to have a material adverse effect upon the consummation of the transactions contemplated by the Merger Agreement, (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by the Merger Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by the Merger Agreement, or (iii) CNB shall have determined that any fact, event or condition exists that, in the reasonable judgment of CNB, would render the Merger and the other transactions contemplated by the Merger Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange.

CERTAIN EXPENSES

         The Merger Agreement provides that the parties thereto shall bear their own expenses incurred in connection with consummating the transactions contemplated thereby.

RIGHTS OF DISSENT AND APPRAISAL

         A shareholder of CNB is, pursuant to Section 79-4-13.01 et seq. of the Mississippi Business Corporation Act (the "Dissent Provisions"), entitled to dissent from, and obtain payment of the fair value of his shares of CNB Common Stock in the event of the consummation of the Merger pursuant to the Merger Agreement. A shareholder entitled to dissent and obtain payment for his shares under the Dissent Provisions may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or CNB. The fair value of the CNB Common Stock may differ from the consideration that a shareholder of CNB is entitled to receive in the Merger. The following is a summary of the Dissent Provisions, the full text of which is set forth as Exhibit C to this Proxy Statement/Prospectus.

         Under the Dissent Provisions, a record shareholder of CNB may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies CNB in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. A beneficial shareholder of CNB may assert dissenters' rights as to shares held on his behalf only if he submits to CNB the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, and he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         A shareholder of CNB who wishes to assert dissenters' rights must deliver to CNB, before a vote is taken to approve the Merger Agreement, written notice of his intent to demand payment for his shares of CNB Common Stock if the Merger is effectuated and must not vote his shares of CNB Common Stock in favor of the proposed action. A shareholder of CNB who does not satisfy these requirements is not entitled to payment for his shares under the Dissent Provisions. If the Merger Agreement is authorized and approved at the Special Meeting, CNB will deliver a written dissenters' notice that sets forth the various requirements of dissent and is accompanied by a copy of the Dissent Provisions to all shareholders who have satisfied these requirements. A shareholder of CNB who is sent a dissenters' notice must demand payment, certify as to whether he acquired beneficial ownership of his shares before the date of the first announcement of the Merger to the news media and deposit his certificates evidencing shares of CNB Common Stock in accordance with the terms of the written dissenters' notice. A shareholder who fails to demand payment or deposit his certificates in accordance with the terms of the written dissenters' notice will not be entitled to payment under the Dissent Provisions.

         As soon as the Merger is effectuated or upon receipt of a payment demand from a shareholder of CNB, ST-Sub, as the surviving corporation of the Merger, shall pay each dissenter who has properly demanded payment, certified his beneficial ownership and deposited his certificates the amount that ST-Sub estimates to be the fair value of his shares plus accrued interest thereon, accompanied by, among other things, certain financial statement information, an explanation of ST-Sub's estimate of the fair value and a copy of the Dissent Provisions. A dissenter may notify ST-Sub of his estimate of the fair value and interest due and demand payment of his estimate (less any payment previously made by ST-Sub pursuant to the Dissent Provisions). A dissenter waives his right to demand payment of his estimate unless he notifies ST-Sub of his demand in writing within thirty (30) days after ST-Sub made or offered payment for his shares. Within sixty (60) days of a shareholder's demand for the payment of his estimate, ST-Sub shall either commence a judicial proceeding and petition a court to determine the fair value of the shares and accrued interest, or pay each dissenter whose demand remains unsettled the amount demanded by the shareholder. The court may assess the costs, fees and expenses of the proceeding against ST-Sub, or, if the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith, against some or all of the dissenters.

         The foregoing is only a summary of the Dissent Provisions. The full text of such provisions is set forth as Exhibit C to this Proxy
Statement/Prospectus and each CNB shareholder is urged to read these provisions carefully.

CONDUCT OF BUSINESS BY CNB PENDING THE MERGER

         The Merger Agreement provides that, until the Effective Time of the Merger and except with the prior approval of SouthTrust, CNB will conduct its business and engage in transactions only in the ordinary course, consistent with past practice and prudent banking principles. The Merger Agreement further provides that, until the Effective Time of the Merger and except as required by law or regulation, CNB shall not without the prior approval of SouthTrust, or unless otherwise expressly permitted in the Merger Agreement,
(A) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of CNB; (B) change the number of shares of the authorized, issued or outstanding capital stock of CNB, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of CNB, or declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of CNB, except for the declaration and payment by CNB, at record and payment dates consistent with past practice, of regular quarterly dividends not to exceed $20.00 for each outstanding share of CNB Common Stock; (C) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice (including the borrowing of federal funds and funds from the Federal Home Loan Bank, in a manner consistent with past practices, to finance the Bank's residential mortgage loan operations); (D) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on September 30, 1994 and disclosed in a Disclosure Schedule delivered pursuant to the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair; (E) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $10,000; (F) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement and pursuant to the 1994 bonus program for employees which annual bonuses are disclosed in a Disclosure Schedule delivered pursuant to the Merger Agreement; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law and except as contemplated by the Merger Agreement; (G) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to CNB that involves an aggregate of $10,000; or (H) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (1) any internal reorganization or consolidation involving existing subsidiaries of CNB or the Bank which has been approved in advance in writing by SouthTrust, (2) foreclosures in the ordinary course of business, (3) acquisitions of control by a banking subsidiary in a fiduciary capacity or (4) the creation of new subsidiaries organized to conduct and continue activities otherwise permitted by the Merger Agreement.

         CNB also has agreed in the Merger Agreement that it will not, directly or indirectly, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to CNB. CNB must promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by CNB after the date of the Merger Agreement. For purposes of the Merger Agreement, "takeover proposal" means any proposal for a merger or other business combination involving CNB or for the acquisition of a substantial equity interest in CNB or for the acquisition of a substantial portion of the assets of CNB.

BUSINESS AND MANAGEMENT OF CNB FOLLOWING THE MERGER; PLANS FOR BUSINESS OF CNB

         Upon consummation of the Merger, CNB will be merged into ST-Sub, with ST-Sub being the surviving corporation in the Merger (the surviving corporation being sometimes referred to herein as the "Surviving Corporation"). From and after the Effective Time of the Merger, it is anticipated that the Board of Directors of the Surviving Corporation shall consist of those persons who are serving as directors of ST-Sub immediately prior to the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger. It is further anticipated that the officers of the Surviving Corporation shall be those persons serving as officers of ST-Sub immediately prior to the Effective Time of the Merger, and such other persons as may be designated in writing by SouthTrust at or prior to the Effective Time of the Merger.

         Following the Merger, the Bank will be merged into ST-Bank in the Subsidiary Merger. From and after consummation of the Subsidiary Merger, it is anticipated that the Board of Directors of ST-Bank, as the surviving bank in the Subsidiary Merger, shall consist of those persons who are serving as directors of ST-Bank immediately prior to the effective time of the Subsidiary Merger, and such other persons as may be designated in writing by SouthTrust at or prior to such time. It is further anticipated that the officers of ST-Bank, as the surviving bank in the Subsidiary Merger, shall be those persons serving as officers of ST-Bank immediately prior to the effective time of the Subsidiary Merger and such other persons as may be designated in writing by SouthTrust at or prior to the effective time of such merger.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF CNB COMMON STOCK WHO ARE CITIZENS OF THE UNITED STATES. IT DOES NOT DISCUSS ALL THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO HOLDERS OF CNB COMMON STOCK ENTITLED TO SPECIAL TREATMENT UNDER THE CODE (SUCH AS INSURANCE COMPANIES, DEALERS IN SECURITIES, TAX- EXEMPT ORGANIZATIONS OR FOREIGN PERSONS) OR TO HOLDERS OF CNB COMMON STOCK WHO ACQUIRED THEIR CNB COMMON STOCK AS COMPENSATION. THE SUMMARY SET FORTH BELOW DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR THE MERGER ITSELF.

         EACH HOLDER OF CNB COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Neither SouthTrust, ST-Sub nor CNB has requested or will receive an advance ruling from the Internal Revenue Service ("IRS") as to any of the federal income tax effects to holders of CNB Common Stock of the Merger or of any of the federal income tax effects to SouthTrust, ST-Sub or CNB of the Merger. Instead, CNB will rely upon an opinion of Deloitte & Touche LLP as to the federal income tax consequences of the Merger to the holders of CNB Common Stock. The opinion of Deloitte & Touche LLP is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. The opinion of Deloitte & Touche LLP is based upon certain factual assumptions. One such assumption is that CNB will transfer "substantially all" of its assets to ST-Sub within the meaning of Section 368(a)(2)(D) of the Code. Unlike a ruling from the IRS, an opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the IRS.

         In the opinion of Deloitte & Touche LLP, which opinion is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the holders of CNB Common Stock should result from the Merger:

         (i) The Merger should qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and ST-Sub, CNB and SouthTrust each should be a party to the reorganization.

         (ii) No gain or loss should be recognized by the shareholders of CNB upon the receipt of SouthTrust Common Stock solely in exchange for their shares of CNB Common Stock.

         (iii) The basis of the SouthTrust Common Stock to be received by the CNB shareholders (including any fractional share interest to which they may be entitled) should be the same as the basis of the CNB Common Stock surrendered in the exchange.

         (iv) The holding period of the shares of SouthTrust Common Stock (including any fractional share interests to which they may be entitled) received by the shareholders of CNB should include the period during which the CNB Common Stock surrendered in exchange therefor was held, provided that the shares of CNB Common Stock were held as capital assets within the meaning of
                 Section 1221 of the Code as of the Effective Time.

         (v) CNB shareholders who exercise dissenters' rights, and as a result of which receive only cash, should be treated as having received such cash as a distribution in redemption of their CNB Common Stock, subject to the provisions and limitations of
                 Section 302 of the Code.

         (vi) The payment of cash to a CNB shareholder in lieu of issuing a fractional share interest in SouthTrust Common Stock should be treated for federal income tax purposes as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.









         The opinion of Deloitte & Touche LLP is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any State or any political subdivision of any State; nor does it extend to any tax effects or consequences of the Merger to SouthTrust or ST-Sub other than those expressly stated in the opinion. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.


                    DESCRIPTION OF SOUTHTRUST CAPITAL STOCK

GENERAL

         The authorized capital stock of SouthTrust consists of 200,000,000 shares of common stock, par value $2.50 per share (referred to throughout this Proxy Statement/Prospectus as "SouthTrust Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("SouthTrust Preferred Stock"). As of December 31, 1994, 81,425,560 shares of SouthTrust Common Stock were issued and outstanding, exclusive of shares held as treasury stock, and no shares of SouthTrust Preferred Stock were outstanding. As of December 31, 1994, 2,741,834 shares of SouthTrust Common Stock were reserved for employee benefit plans, and 90,812 shares were reserved for the conversion of convertible debentures assumed in connection with a 1988 acquisition by SouthTrust. In addition, 500,000 shares of SouthTrust Preferred Stock designated as Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "SouthTrust Common Stock-Stockholder Rights Plan."

         Since SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and stockholders of SouthTrust, to participate in any distribution of assets of any subsidiary (including SouthTrust Bank of Alabama, N.A.) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of SouthTrust itself as a creditor of the subsidiary may be recognized.

         The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the General Corporation Law of the State of Delaware and SouthTrust's Restated Certificate of Incorporation, including the Certificate of Designation describing the Series A Junior Participating Preferred Stock.

SOUTHTRUST COMMON STOCK

  Dividend Rights

         Holders of SouthTrust Common Stock are entitled to dividends when, as and if declared by SouthTrust's Board of Directors out of funds legally available therefor. Under Delaware law, SouthTrust may pay dividends out of surplus (whether capital surplus or earned surplus) or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiaries are banks, payments made by such subsidiaries to SouthTrust are limited by law and regulations of the bank regulatory authorities. See "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND CNB."

  Voting Rights and Other Matters

         The holders of SouthTrust Common Stock are entitled to one vote per share on all matters brought before the stockholders. The holders of SouthTrust Common Stock do not have the right to cumulate their shares of SouthTrust Common Stock in the election of directors. SouthTrust's Restated Certificate of Incorporation provides that in the event of a transaction or a series of transactions with an "Interested Stockholder" (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transactions requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the stockholders by a majority of the members of SouthTrust's Board of Directors who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

         Holders of SouthTrust Common Stock are not entitled to any preemptive rights to subscribe for any additional securities which may be issued.

  Liquidation Rights

         In the event of liquidation, holders of the SouthTrust Common Stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any SouthTrust Preferred Stock hereafter issued by SouthTrust.

  Provisions with Respect to Board of Directors

         SouthTrust's Restated Certificate of Incorporation provides that the members of SouthTrust's Board of Directors are divided into three classes as nearly equal in number as possible. Each class is elected for a three-year term. At each annual meeting of stockholders of SouthTrust, one-third of the members of SouthTrust's Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of SouthTrust's Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of SouthTrust's Board of Directors can be changed.

Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

         The General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation and Bylaws of SouthTrust provide that, because the Board of Directors of SouthTrust is classified, a director, or SouthTrust's entire Board of Directors, may be removed by the stockholders only for cause. The Restated Certificate of Incorporation and Bylaws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office. Certain portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.

  Possible Effects of Special Provisions

         Certain of the provisions contained in the Restated Certificate of Incorporation and Bylaws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's Board of Directors, and may make SouthTrust's Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

  Stockholder Rights Plan

         On February 22, 1989, the Board of Directors of SouthTrust declared a dividend to holders of SouthTrust Common Stock of record on March 6, 1989 (the "Record Date") of one right (a "Right"; collectively, the "Rights") for, and to be attached to, each share of SouthTrust Common Stock outstanding on the Record Date. Each Right entitles the holder thereof to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $75.00 (the "Purchase Price"). Such resolutions also provide that as long as the Rights are attached to shares of SouthTrust Common Stock as provided in the Rights Agreement referred to below, the appropriate number of Rights shall be issued with each share of SouthTrust Common Stock issued after March 6, 1989. The number of Rights attached to or to be issued with each share of SouthTrust Common Stock as well as the redemption price for each such Right, were appropriately decreased as a result of a three-for-two stock split effected by SouthTrust on January 24, 1992, and a three-for-two stock split effected by SouthTrust on May 19, 1993. Accordingly, at the present time four-ninths of a Right is attached to each share of SouthTrust Common Stock and four-ninths of a Right will be issued with each share of SouthTrust Common Stock exchanged in the Merger for CNB Common Stock.

         The Rights will expire on February 22, 1999 unless redeemed earlier and will not be exercisable or transferable separately from the shares of SouthTrust Common Stock until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person (an

"Acquiring Person") or any associate or affiliate of an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding SouthTrust Common Stock (the "Stock Acquisition Date"); or
(ii) the tenth day following commencement of a tender or exchange offer which would result in the ownership of 20% or more of the outstanding SouthTrust Common Stock; or (iii) the tenth day after SouthTrust's Board of Directors declares, upon a determination by at least a majority of SouthTrust's Disinterested Directors, that a person, alone or with affiliates and associates (an "Adverse Person"), has become the beneficial owner of a substantial amount (not to be less than 10%) of outstanding SouthTrust Common Stock and that such person's ownership either is intended to cause SouthTrust to take action adverse to its long-term interests or may cause a material adverse impact on SouthTrust to the detriment of SouthTrust's stockholders.

         In the event that (i) SouthTrust's Board of Directors determines that a person is an Adverse Person; (ii) SouthTrust is the surviving corporation in a merger with an Acquiring Person and SouthTrust's Common Stock remains outstanding and unchanged and is not exchanged for securities of the Acquiring Person or other property; (iii) an Acquiring Person receives a financial benefit or advantage, through certain self-dealing transactions involving SouthTrust, greater than that received by other stockholders of SouthTrust or that which would have resulted from arms-length negotiations; (iv) a person becomes the beneficial owner of 30% or more of the outstanding SouthTrust Common Stock (except pursuant to a "Fair Offer" as determined by the Disinterested Directors); or (v) while there is an Acquiring Person, an event involving SouthTrust or any of its subsidiaries occurs which results in the Acquiring Person's proportionate ownership interest being increased by more than 1%, each holder of a Right will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of SouthTrust Common Stock (or, in certain circumstances, cash or other property) having a value equal to twice the Purchase Price. Rights are not exercisable following the occurrence of any of the events set forth in this paragraph until the expiration of the period during which the Rights may be redeemed by SouthTrust as described below. Notwithstanding the foregoing, after the occurrence of any of the events set forth in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be null and void.

         Unless the Rights are redeemed earlier, if, after the Distribution Date, SouthTrust is acquired in a merger or other business combination in which SouthTrust is not the surviving corporation or in which SouthTrust Common Stock is changed into or exchanged for securities of any other person or other property (other than a merger which follows a Fair Offer) or 50% or more of the assets or earning power of SouthTrust and its subsidiaries (taken as a whole) are sold or transferred, the Rights Agreement provides that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has value equal to twice the Purchase Price.

         At any time until ten days following the Stock Acquisition Date (subject to certain provisions requiring action by a majority of the Disinterested Directors, as defined in the Rights Agreement), SouthTrust may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Prior to the Distribution Date, SouthTrust may, except with respect to the Purchase Price, redemption price or date of expiration of the Rights, amend the Rights in any manner. At any time after the Distribution Date, SouthTrust may amend the Rights in any manner that does not adversely affect the interest of holders of the Rights as such.

         The Rights have certain anti-takeover effects and may adversely affect a third party's attempt to acquire SouthTrust. The Rights will cause substantial dilution to a person or group that attempts to acquire SouthTrust. The Rights should not interfere with any merger or other business combination approved by SouthTrust's Board of Directors since, among other things, the Board of Directors may, at its option, under certain circumstances, redeem all but not less than all of the then outstanding Rights at the redemption price, as discussed below.

         The foregoing description of the Rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between SouthTrust and Mellon Bank, N.A., as Rights Agent, and the Certificate of Designation for the Series A Preferred Stock, copies of each of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

  Transfer Agent

   The transfer agent for SouthTrust Common Stock is Mellon Securities Trust Company.

SOUTHTRUST PREFERRED STOCK

  General

         Under SouthTrust's Restated Certificate of Incorporation, the Board of Directors is authorized without further stockholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust Preferred Stock, in one or more series, by adoption of a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust Preferred Stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust Preferred Stock upon the rights of holders of SouthTrust Common Stock unless and until SouthTrust's Board of Directors determines the price and specific rights of the holders of a series of SouthTrust Preferred Stock. Such effects might include, however, (i) restrictions on dividends on SouthTrust Common Stock if dividends on SouthTrust Preferred Stock have not been paid; (ii) dilution of the voting power of SouthTrust Common Stock to the extent that SouthTrust Preferred Stock has voting rights, or that any SouthTrust Preferred Stock series is convertible into SouthTrust Common Stock; (iii) dilution of the equity interest of SouthTrust Common Stock unless the SouthTrust Preferred Stock is redeemed by SouthTrust; and (iv) SouthTrust Common Stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust Preferred Stock. While the ability of SouthTrust to issue SouthTrust Preferred Stock is, in the judgment of SouthTrust's Board of Directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

  Series A Junior Participating Preferred Stock

         In connection with the adoption of the Stockholder Rights Plan described above, SouthTrust's Board of Directors designated 500,000 shares of SouthTrust's authorized but unissued SouthTrust Preferred Stock as Series A Junior Participating Preferred Stock (which has been previously referred to as the "Series A Preferred Stock"). The terms of the Series A Preferred Stock are such that one share of Series A Preferred Stock will be approximately equivalent in terms of dividend and voting rights, before adjustment for the three-for-two stock split effected on January 24, 1992 and a further three-for-two stock split effective on May 19, 1993, to 100 shares of SouthTrust Common Stock. No shares of Series A Preferred Stock have been issued as of the date of this Proxy Statement/Prospectus.

                 MARKET AND DIVIDEND INFORMATION RESPECTING THE
                       COMMON STOCK OF SOUTHTRUST AND CNB

COMPARATIVE STOCK PRICES PER SHARE

         The following table sets forth certain information as to the high and low last sales price per share of SouthTrust Common Stock for the calendar quarters indicated. The information listed below with respect to the high and low last sales prices for SouthTrust Common Stock was obtained from Nasdaq (all adjusted to reflect a three-for-two stock split effected on January 24, 1992 and a three-for-two split effected on May 19, 1993), and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

                                                                       SouthTrust
                                                                       Common Stock
                                                                   --------------------
                                                                  High             Low
                                                                  ----             ---
              1993:
                      First Quarter   . . . . . . . . .           21 1/8            16 3/4
                      Second Quarter  . . . . . . . . .           22 1/8            18
                      Third Quarter   . . . . . . . . .           21 1/8            18 1/2
                      Fourth Quarter  . . . . . . . . .           19 5/8            17 1/4
              1994:
                      First Quarter   . . . . . . . . .           19 3/8            18 1/4
                      Second Quarter  . . . . . . . . .           22                18 1/4
                      Third Quarter   . . . . . . . . .           21 7/8            19 5/8
                      Fourth Quarter  . . . . . . . . .           20 1/4            17 1/8

              1995:
                      First Quarter
                       (through _______ ___, 1995)  . .           __                __

         Shares of CNB Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. During the last two years, the sales price of all shares of CNB Common Stock of which CNB had knowledge ranged from $6,700 to $13,500 per share. The last sale of CNB Common Stock of which CNB had knowledge occurred on or about August 19, 1994, at a price of $13,500 per share.

         On December 2, 1994 (the trading day immediately preceding the announcement of the execution of the Merger Agreement), the last sales price of SouthTrust Common Stock, as obtained from Nasdaq, was $17 7/8; and on __________, 1995, the last sales price of SouthTrust Common Stock, as obtained from Nasdaq, was $_____.

DIVIDENDS

         The following table sets forth the respective cash dividends per share declared on SouthTrust Common Stock and CNB Common Stock during the periods indicated (adjusted, as to SouthTrust, to reflect a three-for-two stock split effected on January 24, 1992 and a three-for-two stock split effected on May 19, 1993):

                                                        Dividends Declared          Dividends Declared
                                                           per share of                per share of
                                                      SouthTrust Common Stock        CNB Common Stock
                                                      -----------------------        ----------------
      1993:
         First Quarter  . . . . . . . . . . .              $    0.15                   $   20.00
         Second Quarter . . . . . . . . . . .                   0.15                       20.00
         Third Quarter  . . . . . . . . . . .                   0.15                       20.00
         Fourth Quarter   . . . . . . . . . .                   0.15                       20.00

      1994:
         First Quarter  . . . . . . . . . . .              $    0.17                   $   20.00
         Second Quarter . . . . . . . . . . .                   0.17                       20.00
         Third Quarter  . . . . . . . . . . .                   0.17                       20.00
         Fourth Quarter . . . . . . . . . . .                   0.17                       20.00


         Dividends paid by CNB on the CNB Common Stock are at the discretion of CNB's Board of Directors and depend upon the restrictions on the payment of dividends by banks as described below, the earnings and financial condition of CNB and other relevant factors. During each of the last five years, the Board of Directors of CNB has declared and paid a quarterly dividend of $20.00 per share of CNB Common Stock.

         Dividends paid by SouthTrust on the SouthTrust Common Stock are at the discretion of SouthTrust's Board of Directors and depend upon the restrictions on the payment of dividends by banks as described below, SouthTrust's earnings and financial condition and other relevant factors. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the restrictions on the payment of dividends by banks described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to the SouthTrust Common Stock.

         There are certain limitations on the payment of dividends to SouthTrust and CNB by each of their respective subsidiary banks. The amount of dividends that each subsidiary national bank of SouthTrust may declare in one year, without approval of the OCC, is the sum of the bank's net profits for that year and its retained net profits for the preceding two years. Under the rules of the OCC, the calculation of net profits is more restrictive under certain circumstances. The banking authorities in the states where SouthTrust owns state-chartered banks also regulate the payment of dividends by banks organized in such states. Under the Alabama Banking Code, a state bank may not declare or pay a dividend in excess of 90% of the net earnings of such bank until the surplus of the bank is equal to at least 20% of its capital, and thereafter the prior written approval of the Superintendent of Banks is required if the total of all dividends declared by the bank in any calendar year exceeds the total of its net earnings for that year combined with its retained net earnings for the preceding two years. No dividends, withdrawals or transfers may be made from the bank's surplus without prior written approval of the Superintendent of Banks.

         Under Title 81 of the Mississippi Code of 1972 (the "Mississippi Banking Code"), no state bank may declare or pay any dividend upon its common stock unless it has received the written approval of the Commissioner of Banking and Consumer Finance.

         Under the Florida Banking Code, a state bank may not declare or pay a dividend in excess of 80% of the net earnings of such bank until the surplus is equal to the amount of common stock. If the amount of the surplus is equal to the amount of common stock, the bank may pay out an amount equal to the current year plus the prior two years undistributed earnings.

         Under the Financial Institutions Code of Georgia, a bank shall not pay dividends when it is insolvent, or would be rendered insolvent, and dividends may only be paid out of retained earnings and when the bank has paid-in capital and appropriated retained earnings, in combination, equal to at least 20% of its capital stock.

         Under the North Carolina Banking Code, a state chartered bank with common stock in excess of $15,000 may not declare a dividend until the surplus is equal to at least 50% of the amount of common stock.

         The South Carolina Banking Code provides that, before a state chartered bank can pay a dividend, approval must be obtained from the South Carolina Commissioner of Banking.

         Under the Tennessee Banking Code, a state bank may not declare dividends in excess of 90% of the net earnings during the past year until the surplus is equal to the amount of common stock.

         Under the foregoing laws and regulations, at December 31, 1994, approximately $284 million was available for payment of dividends to SouthTrust by its bank subsidiaries, and approximately $1,556,000 was available for payment of dividends to CNB by the Bank.

SHAREHOLDERS

         As of December 31, 1994, there were approximately 63 holders of record of CNB Common Stock.


                         COMPARISON OF THE COMMON STOCK
                                       OF
                               SOUTHTRUST AND CNB


         The rights of CNB's shareholders are governed by the Articles of Incorporation of CNB, the Bylaws of CNB and the laws of the State of Mississippi. The rights of SouthTrust stockholders are governed by the Restated Certificate of Incorporation of SouthTrust, the Bylaws of SouthTrust and the laws of the State of Delaware. After the Merger becomes effective, the rights of CNB's shareholders who become SouthTrust stockholders will be governed by the laws of the State of Delaware and by SouthTrust's Restated Certificate of Incorporation and Bylaws. The following summary of the rights of the holders of shares of SouthTrust Common Stock and the holders of shares of CNB Common Stock is qualified in its entirety by reference to the Restated Certificate of Incorporation and Bylaws of SouthTrust, the Articles of Incorporation and Bylaws of CNB, the General Corporation Law of the State of Delaware, and the Mississippi Business Corporation Act.

DIVIDENDS

         The sources of funds for payments of dividends by SouthTrust and CNB are their subsidiaries. Because the primary subsidiaries of SouthTrust and CNB are financial institutions, payments made by such subsidiaries to SouthTrust and CNB to their shareholders are limited by law and regulations of the bank regulatory authorities. See "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK--SouthTrust Common Stock-Dividend Rights" and "MARKET AND DIVIDEND INFORMATION RESPECTING THE COMMON STOCK OF SOUTHTRUST AND CNB" for information concerning the effect of such limitations on SouthTrust's and CNB's ability to pay dividends. The General Corporation Law of the State of Delaware provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Mississippi Business Corporation Act provides that no distribution, including dividend distributions, may be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders who have superior preferential rights upon dissolution.

VOTING RIGHTS AND OTHER MATTERS

         The holders of shares of CNB Common Stock and the holders of shares of SouthTrust Common Stock are each entitled to one vote per share on all matters brought before the shareholders. The holders of shares of SouthTrust Common Stock do not have the right to cumulate their votes in the election of directors, but according to the Articles of Incorporation and Bylaws of CNB, the shareholders of CNB Common Stock shall be allowed to cumulate their votes. The absence of cumulative voting reduces the likelihood that the holders of a minority interest in a corporation will be able to obtain representation on the board of directors of that corporation.

         The Restated Certificate of Incorporation of SouthTrust provides that in the event of a transaction or a series of transactions with an Interested Stockholder (generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder) pursuant to which SouthTrust would be merged into or with another corporation or securities of SouthTrust would be issued in a transaction which would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect, approval of such transaction requires the vote of the holders of 70% of the outstanding voting securities of SouthTrust, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the shareholders by a majority of the members of the Board of Directors of SouthTrust who are unaffiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder.

         The Articles of Incorporation and Bylaws of CNB provide that any person, firm or corporation (therein referred to as the Tender Offeror) or any person, firm, or corporation controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror, or any group of which the Tender Offeror or any of the foregoing persons, firms or corporations are members, or any other group controlling the Tender Offeror, controlled by the Tender Offeror, or under control with the Tender Offeror beneficially owns, directly or indirectly, more than 10% of any class of voting stock of CNB, then any merger or consolidation of CNB with the Tender Offeror, or any sale, lease or exchange of substantially all of the assets of CNB or the Tender Offeror to the other, requires the affirmative vote of the holders of not less than 80% of the outstanding voting securities of CNB.

         SouthTrust is subject to Section 203 of the Delaware General Corporation Law. That section generally provides that a corporation may not engage in a business combination, except with extraordinary corporate approval, with any person deemed to be an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder. An "interested stockholder" is defined as any person who directly or indirectly owns 15% or more of the outstanding voting stock of the corporation within the three-year period beginning immediately prior to the date on which such determination is made. The extraordinary corporate approval must consist of board approval prior to the time the person became an interested stockholder or approval of the transaction by the board of directors and at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; in the absence of such approval, the interested stockholder must own at least 85% of the voting stock of the corporation. Mississippi has enacted similar provisions, but such provisions do not apply to state bank holding companies authorized by the appropriate regulatory authority to be owned by any state or national bank or bank holding company.

         The effect of the business combination and affiliated transactions provisions, respectively, is to make more difficult the acquisition of majority control of a corporation or the use of its assets to finance such acquisition.

         The Bylaws of SouthTrust provide that the members of the Board of Directors are to be divided into three classes, which classes are as nearly equal in number as possible. Each class has been elected for a three-year term. At each annual meeting of stockholders, one-third of the members of the Board of Directors will be elected for a three-year term, and the other directors will remain in office. Therefore, control of the Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of the Board of Directors can be changed. But for this provision in the Bylaws, all directors would stand for election at each annual meeting. The Bylaws of CNB provide that the directors of CNB shall hold one-year terms.

         Delaware law provides (unless otherwise provided in a corporation's charter or bylaws), that a director, or the entire Board of Directors, may be removed by the stockholders with or without cause by vote of the holders of a majority of the shares of capital stock of the corporation then entitled to vote on the election of directors. The Restated Certificate of Incorporation and Bylaws of SouthTrust provide, however, that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire Board of Directors from office and such removal may be effected only for cause. The vacancy created by any such removal shall then be filled by a majority vote of the directors then in office and the successor director so elected shall fill the unexpired term of the director removed from office. The Mississippi Business Corporation Act also permits the removal of one or more directors with or without cause (unless the articles of incorporation provide that directors may be removed only for cause), but if cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal.

         The Bylaws of SouthTrust provide that vacancies on the Board of Directors caused by the death or resignation of a director or the creation of a new directorship may be filled by the remaining directors. A person selected by the remaining directors to fill a vacancy will serve until the annual meeting of stockholders at which the term of the class of directors to which he has been appointed expires. Therefore, in the case of SouthTrust if a director who was recently elected to a three-year term resigns, the remaining directors will be able to select a person to serve the remainder of that three-year term, and such person will not be required to stand for election until the third annual meeting of stockholders after his appointment. The Bylaws of CNB provide that vacancies on the Board of Directors caused by death, resignation or otherwise or the creation of a new directorship may be filled by election of the shareholders at either an annual meeting or a special meeting called for such purpose. In the case of death or resignation, the new director shall serve for the unexpired term of his predecessor in office.

         Under the General Corporation Law of the State of Delaware (unless otherwise provided in the certificate of incorporation), any action required or permitted to be taken by the stockholders of a corporation may be taken without a meeting and without a stockholder vote if a written consent is signed by the holders of the shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of stockholders
at which all shares entitled to vote thereon were present and voted.   Under
the Restated Certificate of Incorporation of SouthTrust, action by the written consent of the stockholders is prohibited. Further, under the Restated Certificate of Incorporation and Bylaws of SouthTrust, the stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call such a meeting. Under the Mississippi Business Corporation Act, any action required or permitted to be taken by the shareholders of a corporation may be taken without a meeting if a written consent is signed by all of the shareholders entitled to vote on the action.

         The Bylaws of CNB also provide that shareholders may take any action required or permitted to be taken at a meeting of shareholders without a meeting if a written consent is signed by all of the shareholders entitled to vote on such action. Further, a special meeting of the shareholders of CNB may be called by the President or by a majority of the Board of Directors and shall be called by the President at the request of the holders of not less than 10% of all of the outstanding shares of CNB entitled to vote at the meeting.

         The portions of the Restated Certificate of Incorporation of SouthTrust described in certain of the preceding paragraphs may be amended only by the affirmative vote of the holders of 70% of the outstanding voting stock of SouthTrust. The Bylaws of CNB may be altered, amended or repealed, or a new set of Bylaws may be adopted, by a vote of two-thirds of the directors then holding office.

         The provisions contained in the Restated Certificate of Incorporation and Bylaws of SouthTrust described above have the effect of making it more difficult to change the Board of Directors, and may make the Board of Directors less responsive to shareholder control. Those provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure.
This also can affect the price that a potential purchaser would be willing to pay for the stock of SouthTrust, thereby reducing the amount a stockholder might realize in, for example, a tender offer for the stock of SouthTrust.

RIGHTS ON LIQUIDATION

         In the event of liquidation, the holders of SouthTrust Common Stock and the holders of CNB Common Stock will be entitled to receive pro rata any assets distributable to shareholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts as may be required to be paid to the holders of any preferred stock presently outstanding or hereafter issued by either corporation.

PREEMPTIVE RIGHTS

         The holders of SouthTrust Common Stock and CNB Common Stock do not have any preemptive rights to purchase additional shares of any class of securities, including common stock, of SouthTrust or CNB, respectively, which may hereafter be issued.

REPORTS TO STOCKHOLDERS

         The SouthTrust Common Stock is registered under the Exchange Act, and, therefore, SouthTrust is required to provide annual reports containing audited financial statements to shareholders and to file other reports with the Commission and solicit proxies in accordance with the rules of the Commission. SouthTrust also provides reports to its stockholders on an interim basis containing unaudited financial information. The CNB Common Stock is not registered under the Exchange Act. CNB provides its shareholders with annual reports containing audited financial statements of CNB.

STOCKHOLDERS' RIGHTS PLAN

         As described above under the caption "DESCRIPTION OF SOUTHTRUST CAPITAL STOCK - SouthTrust Common Stock - Stockholder Rights Plan," presently attached to each share of SouthTrust Common Stock is four-ninths of a Right issued pursuant to the Rights Agreement described under such caption.


                           SUPERVISION AND REGULATION

  Bank Holding Company Regulation

         Both SouthTrust and CNB are bank holding companies within the meaning of the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and are registered with the Federal Reserve Board. Their banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to their respective holding companies and nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to its holding company or any non-banking subsidiary are limited in amount to 10% of the subsidiary bank's capital and surplus and, with respect to SouthTrust and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in non-banking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         As bank holding companies, SouthTrust and CNB are required to file with the Federal Reserve Board semi-annual reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and CNB and each of their subsidiaries.

         According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Furthermore, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of SouthTrust or CNB or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of SouthTrust or CNB may be assessed for the FDIC's loss, subject to certain exceptions.

         Various federal and state statutory provisions limit the amount of dividends the subsidiary banks can pay to their holding companies without regulatory approval. The approval of the OCC is required for any dividend by a national bank to its holding company if the total of all dividends declared by such bank in any calendar year would exceed the total of its net profits, as defined by the OCC, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. Comparable prohibitions on the declaration of dividends are imposed by the Alabama Banking Code, the Florida Banking Code, the North Carolina Banking Code, the South Carolina Banking Code, the Tennessee Banking Code, the Financial Institutions Code of Georgia and the Mississippi Banking Code. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its loan losses and bad debts. For this purpose, bad debts are defined to include, generally, the principal amount of loans which are in arrears with respect to interest by six months or more or are past due as to payment of principal (in each case to the extent that such debts are in excess of the reserve for possible credit losses). Under the foregoing laws and regulations, at December 31, 1994, approximately $284 million was available for payment of dividends to SouthTrust by its bank subsidiaries. At December 31, 1994, approximately $1,556,000 was available for payment of dividends to CNB by the Bank. The payment of dividends by any bank also may be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank. In addition to the foregoing restrictions, the Federal Reserve Board has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. Furthermore, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice.

  Capital Guidelines

         The Federal Reserve Board has issued final risk-based capital guidelines for bank holding companies and member banks. The guidelines, which became effective in March 1989, were phased in over four years and, as of January 1, 1993, were final. Under the guidelines, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank or bank holding company under the guidelines, a bank or bank holding company must have a total risk-based capital ratio in excess of 10%.
At December 31, 1994, SouthTrust and all of SouthTrust's subsidiary banks were sufficiently capitalized to be considered "well capitalized." See "SUPERVISION AND REGULATION - Recent Legislation." At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves ("Tier 2 capital"). SouthTrust's national banking subsidiaries are subject to similar capital requirements adopted by OCC, and its state non-member bank subsidiaries are subject to similar capital requirements adopted by the FDIC. In addition, the Federal Reserve Board, the OCC and the FDIC have adopted a minimum leverage ratio (Tier 1 capital to total assets) of 3%. Generally, banking organizations are expected to operate well above the minimum required capital level of 3% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets.

         The following table sets forth the various regulatory capital ratios of each of SouthTrust and CNB as of the periods indicated:

                                                                                         YEAR ENDED
                                                                                        DECEMBER 31,
                                                                                 --------------------------
          SOUTHTRUST                                                                1994             1993
          ----------                                                                ----             ----
     REGULATORY CAPITAL RATIOS:
          Tier 1 risk-based capital*  . . . . . . . . . . . . . .                   7.68%            8.55%
          Total risk-based capital* . . . . . . . . . . . . . . .                  11.71            12.39
          Leverage ratio* . . . . . . . . . . . . . . . . . . . .                   6.10             6.51


                                                                                         YEAR ENDED
                                                                                        DECEMBER 31,
                                                                                 --------------------------
          CNB                                                                       1994             1993
          ---                                                                       ----             ----
     REGULATORY CAPITAL RATIOS:
          Tier 1 risk-based capital*  . . . . . . . . . . . . . .                  16.38%           19.14%
          Total risk-based capital* . . . . . . . . . . . . . . .                  17.63            20.40
          Leverage ratio* . . . . . . . . . . . . . . . . . . . .                   8.85             9.35

-------------------

* Under the risk-based and leverage capital guidelines, regulatory required minimums are 4% and 8% for Tier 1 and Total Capital ratios, respectively. The leverage ratio must be maintained at a level generally considered to be in excess of 3%.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

  Recent Legislation

         In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law. FDICIA substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes.

         Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions also became subject to restrictions on borrowing from the Federal Reserve System, effective December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         FDICIA provides authority for special assessments against insured deposits and for the development of a general risk-based deposit insurance assessment system. The risk-based insurance assessment system would be used to calculate a depository institution's semiannual deposit insurance assessment based on the probability (as defined in the statute) that the deposit insurance fund will incur a loss with respect to the institution. In accordance with FDICIA, on September 15, 1992, the FDIC approved a transitional risk-based insurance premium system and an increase in the deposit insurance premium for commercial banks and thrifts to an average of 25.4 basis points, effective January 1, 1993.

         Effective with fiscal years beginning after December 31, 1992, each insured institution having over $500 million in total assets is required to submit to the FDIC and make available to the public an annual report on the institution's financial condition and management's responsibility and assessment of the internal controls over financial reporting. The institution's independent public accountant is required to audit and attest to certain of the statements made in that annual report.

         FDICIA amended prior law with respect to the acceptance of brokered deposits by insured depository institutions to permit only a "well capitalized" (as defined in the statute as significantly exceeding each relevant minimum capital level) depository institution to accept brokered deposits without prior regulatory approval. A depository institution which has a capital level category of "adequately capitalized" may not accept brokered deposits without prior regulatory approval. FDICIA also established new uniform disclosure requirements for the interest rates and terms of deposits accounts.

         FDICIA also contains various provisions related to an institution's interest rate risk. Under certain circumstances, an institution may be required to provide additional capital or maintain higher capital levels to address interest rate risks.

         The foregoing necessarily is a general description of certain provisions of FDICIA and does not purport to be complete. Several of the provisions of FDICIA are being implemented through the adoption of regulations by various federal banking agencies. FDICIA is not expected to have a material effect on the results of operations of SouthTrust or CNB.

  The Riegle-Neal Interstate Banking and Branching Efficiency Act

         In September 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") became law. The Interstate Banking Act has two major provisions regarding the merger, acquisition and operation of banks across state lines. First it provides that effective September 29, 1995, adequately capitalized and managed bank holding companies will be permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks will be preempted as of the effective date. States cannot enact laws opting out of this provision; however, states may adopt a minimum restriction requiring that target banks located with the state be in existence for a period of years, up to a maximum of five years, before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps which prohibit acquisitions that would result in the acquirer controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state acquirers, and the federal deposit caps apply only to initial entry acquisitions.

         In addition to the foregoing, the Interstate Banking Act provides that as of June 1, 1997, adequately capitalized and managed banks will be able to engage in interstate branching by merging banks in different states. However, unlike the interstate banking provision, states may opt out of the application of this provision by enacting specific legislation before June 1, 1997. If a state does not opt-out, banks will be required to comply with the state's provisions with respect to branching across state lines.


                       CERTAIN INFORMATION CONCERNING THE
                          BUSINESS OF CNB AND THE BANK

GENERAL

         CNB was organized in 1982 as a bank holding company to hold substantially all of the outstanding capital stock of the Bank. The Bank is a national banking association which was organized with the primary purpose of serving the banking needs of the residents of Jackson County, Mississippi and surrounding areas. Since its organization, the Bank has provided most traditional commercial banking services including interest and non-interest bearing checking and savings accounts, commercial, mortgage and installment loans and certificates of deposit.

         Pascagoula is the largest city in Jackson County, Mississippi. Jackson County has an aggregate population of approximately 115,000 persons. The economy of the county is primarily based on the defense industry, manufacturing and retail.

         As of December 31, 1994, the Bank had total deposits of approximately $60.9 million and total loans of approximately $37.6 million. As of December 31, 1994, the Bank employed approximately 49 persons. The Bank believes that its relations with its employees are good.

Market Data With Respect to CNB Common Stock

         There is not an established trading market in the shares of CNB Common Stock, and the trading that occurs in the shares of CNB Common Stock is inactive and is effected in privately negotiated transactions. During the last two years, the sales price of all shares of CNB Common Stock of which CNB had knowledge ranged from $6,700 to $13,500 per share. The last sale of shares of CNB Common Stock of which CNB had knowledge occurred on or around August 19, 1994 at a sales price of $13,500 per share. In each of 1992, 1993 and 1994, CNB paid quarterly dividends of $20.00 per share to its shareholders.

                         SELECTED FINANCIAL DATA OF CNB

                                                          Years Ended December 31,
                            ----------------------------------------------------------------------------------
(In Thousands)                1994              1993               1992              1991              1990
                            --------          --------           --------          --------          --------
Net Interest Income         $    3,078        $    2,860         $   2,629          $  2,183         $   1,910
Provision for Loan Losses          (35)               83               243               132               230
Net Income                         724               624               584               497               381
Per Share Data:
   Net Income                 1,168.85            985.55            892.91            731.11            542.98
   Cash Dividends                80.00             80.00             80.00             80.00             80.00

Total Average Shareholders'
   Equity                        6,308             5,867             5,437             4,937             4,675
Total Average Assets            72,713            63,214            61,103            57,112            51,939

Ratios:
   Average Equity to Assets       8.68%             9.28%             8.90%             8.64%             9.00%
   Return on Average Equity      11.48%            10.64%            10.74%            10.07%             8.15%
   Return on Average Assets       1.00%              .99%              .96%              .87%              .73%



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CNB

         The following discussion should be read in conjunction with the consolidated financial statements of CNB and related Notes appearing elsewhere in this Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

         CNB reported a net income of $724,000 in 1994, compared to $624,000 in 1993, and $584,000 in 1992. This represents an increase of 16% in 1994. The 1993 growth in net income represents a 7% increase over 1992 and a 17% increase in 1992 compared to 1991. The return on average assets for 1994 was 1.0% compared to .99% in 1993 and .96% in 1992.

         CNB's average earning assets were $66,428,000 in 1994, compared to $57,762,000 in 1993 and $56,278,000 in 1992. Average earning assets increased by 15% in 1994, compared to an increase of 3% in 1993. The dollar mix of the average earning assets was relatively unchanged in 1994 with loans also increasing 15% over 1993. Table 1 shows the composition of CNB's average earning assets for the years 1994, 1993 and 1992.


NET INTEREST INCOME

         Net interest income, the major component of net income for CNB, is a measure of how management has balanced interest rate sensitive assets and liabilities and represents the difference between interest income and interest expense.

         The net interest margin reflects changes in the spread between interest-earning asset yields and interest-bearing liability costs, and the percentage of interest-earning assets funded by interest-bearing liabilities. The net interest margin calculated on a tax equivalent basis decreased to 4.75% during 1994 from 5.06% in 1993, and 4.76% in 1992.

         Tax equivalent net interest income in 1994 increased 7.0% to $3,166,000 compared to an increase of 9.0% to $2,951,000 in 1993 and an increase of 23.0% to $2,718,000 in 1992.

         The yield on interest-earning assets decreased 44 basis points from 8.11% in 1993 to 7.67% in 1994. The mix of interest-earning assets remained fairly constant with loans representing approximately 51% of earning assets for 1994, 1993, and 1992. Securities accounted for approximately 44% of earning assets in 1994 and 1993. Short-term investments were 4.6% of average earning assets in 1994 representing a decrease from 10% in 1992 and 5% in 1993. The mix of average interest-earning assets changed little between 1992 and 1994 and had small effect on total income received. Growth of earning assets was the main contribution to increased earnings. Tax equivalent interest income increased approximately $400,000 over 1993.

         Interest expense increased approximately $200,000 or 12% in 1994 over 1993 to produce the $200,000 approximate increase in net interest income of CNB. The average rate paid on interest-bearing liabilities was 2 basis points higher in 1994 than 1993. Consequently, the increase in interest expense was primarily a result of the $5,400,000 growth in interest-bearing liabilities during the year of 1994. At the end of the first quarter of 1994, the New York prime rate was raised and increased five times from 6.25% to 8.50% by year-end. By the end of 1994, CNB had begun to increase rates on its interest-bearing deposit accounts.

AVERAGE BALANCES AND INTEREST RATES, INTEREST YIELD/RATES ON FULLY TAXABLE EQUIVALENT BASIS

(TABLE 1)

The following table details average balances of interest-earning assets and interest-bearing liabilities, the fully taxable equivalent amount of interest earned/paid thereon, and the fully taxable equivalent yield/rate for each of the three years ended December 31, 1994.

                                                1994                            1993                             1992
                                 -------------------------------    -------------------------------    ------------------------
                                   Average                Yield/    Average                 Yield/     Average            Yield/
                                   Balance    Interest     Rate      Balance    Interest     Rate      Balance  Interest   Rate
                                 -------------------------------    -------------------------------    -------------------------
ASSETS
(In thousands)

Loans, net of unearned income  $   33,983     $ 3,245        9.55%   $29,609    $  3,005     10.15%    $ 29,129   $ 3,124  10.72%
Trading securities
Investment securities              29,361       1,715        5.84%    25,165       1,581      6.28%      21,479     1,474   6.86%
Federal funds sold                  3,084         132        4.28%     2,988          89      2.98%       5,670       206   3.63%
                               ----------     -------        ----    -------    --------     -----     --------   -------  -----
Total interest-earning assets      66,428       5,092        7.67%    57,762       4,675      8.09%      56,278     4,804   8.54%

Reserve for possible loan losses      738                                753                                618
Other assets                        7,023                              6,205                              5,443
                               ----------                            -------                           --------
    Total assets               $   72,713                            $63,214                           $ 61,103
                               ==========                            =======                           ========

LIABILITIES AND
  STOCKHOLDERS' EQUITY

Savings deposits               $    9,933     $   263        2.65%   $ 9,192    $    273      2.97%    $ 12,557   $   465   3.70%
Interest-bearing demand
  deposits                         17,144         481        2.81%    17,483         537      3.07%      13,231       528   3.99%
Time deposits                      24,199         985        4.07%    22,028         885      4.02%      21,255     1,090   5.13%
                                ---------     -------        ----    -------    --------     -----     --------   -------  -----
  Total deposits                   51,276       1,729        3.37%    48,703       1,695      3.48%      47,043     2,083   4.43%

Notes payable                       3,556         197        5.54%       729          29      3.98%          68         3   4.41%
                                ---------     -------        ----    -------    --------     -----     --------   -------   ----
Total interest-bearing
  liabilities                      54,832       1,926        3.51%    49,432       1,724      3.49%      47,111     2,086   4.43%

Demand deposits                    11,037                              7,485                              8,125
Other liabilities                     536                                430                                430

Stockholders' equity                6,308                              5,867                              5,437
                                ---------                            -------                           --------
  Total liabilities and
     stockholders' equity       $  72,713                            $63,214                           $ 61,103
                                =========                            =======                           ========

Net interest income                         $   3,166                            $ 2,951                          $ 2,718
                                            =========                            =======                          =======
Net interest margin                                          4.75%                            5.06%                         4.76%
Net interest spread                                          4.16%                            4.60%                         4.11%

RESERVE AND PROVISION FOR POSSIBLE LOAN LOSSES

         The provision for possible loan losses was ($34,945) in 1994, $83,432 in 1993, and $242,529 in 1992. Table 2, "Reserve for Possible Loan Losses", summarizes information concerning the reserve for possible loan losses for the five years ended December 31, 1994. Management's estimate of the reserve for possible loan losses and the provision for possible loan losses is based on evaluation of collectibility of loans, past loan loss experience, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower's ability to pay, review of specific problem loans, and the relationship of the reserve for possible loan losses to outstanding loans.

         Net charge-offs during 1994 totaled $15,000 or .045% of average net loans, a decrease of $43,000 from $58,000 or .20% of net loans during 1993. The net charge-offs for 1992 and 1991 were .24% and .28%, respectively. Management considers the allowance for loan losses to be adequate.


RESERVE FOR POSSIBLE LOAN LOSSES
(Table 2)
(In Thousands)

The following table summarizes information concerning the allowance for loan losses:

                                            1994           1993         1992          1991           1990
                                        ------------   -----------  ------------  ------------  ------------
Net Loans Outstanding - Year End        $     36,917  $     29,770  $     28,290  $     29,816  $     28,852
                                        ============  ============  ============  ============  ============

Average Net Loans - During Year         $     33,245  $     28,856  $     28,369  $     29,102  $     29,248
                                        ============  ============  ============  ============  ============

Balance-Beginning of Year               $        750  $        725  $        550  $        500  $        400

Provision Charged to Expense                     (35)           83           243           132           230

Recoveries on Loans Previously Charged Off        40            30            50            58            33

Loans Charged Off                                 55            88           118           140           163
                                        ------------  ------------  ------------  ------------  ------------

Balance - End of Year                   $        700  $        750  $        725  $        550  $        500
                                        ============  ============  ============  ============  ============


For the Period:
Net charge-offs (recoveries) as % of
  average loans                                  .045%        .201%         .240%         .282%         .444%

  Provision for loan losses as a %
    of net charge-offs                       (233.33)%      143.10%       357.35%       160.98%       176.92%

  Provision for loan losses as a %
    of net average loans                       (.105)%        .288%         .857%         .454%         .786%

Period End:
  Reserve as a % of net loans                    1.90%        2.52%         2.56%         1.84%         1.73%

  Reserve as a % of non-performing loans
    and loans more than 90 days past due       569.11%      373.13%       414.29%       183.33%        81.70%

NON-INTEREST INCOME

         CNB continues to emphasize the importance of growth in non-interest related sources of income. CNB's strategy is to develop new sources of non-interest related income and to reprice services and products to reflect their related costs. Non-interest income includes service charges on deposit accounts, safe deposit box rent, check cashing fees, certain mortgage loan origination fees, and other fees, commissions and charges. Non-interest income totaled $688,000, $667,000, and $663,000 for the years 1994, 1993 and 1992, respectively. In 1994, service charges on deposit accounts increased from $403,000 to $441,000, or a 9% increase. In large part, this was the result of an increase in the Bank's deposit account base generated through the new Ocean Springs, Mississippi, branch bank. Other non-interest income items were steady.

 Table 3, which follows, presents an analysis of the components of non-interest income.

NON-INTEREST INCOME
(Table 3)

The following table presents an analysis of non-interest income for 1994, 1993 and 1992 together with the amount and percent change from the prior year for 1994 and 1993:

                                                                                            Change From Prior Year
                                                                                  ----------------------------------------
                                                         Year Ended 12/31                 1994                  1993
                                                 -------------------------------  --------------------   -----------------
                                                    1994      1993       1992      Amount        %        Amount        %
                                                 ---------  --------   ---------  --------   ---------   ---------    ----
Service charges on deposit accounts              $    151   $     150  $    154   $      1       .67%    $      (4)  (2.60)%

Credit insurance income                                23          24        25         (1)   (4.17)%           (1)  (4.00)%

Customer service fees and other income                514         493       475         21      4.26%           18     3.79%

Loss on trading securities                              0           0         0          0         0             0       0

Gain on investment securities                           0           0         9          0         0%           (9) (100.0)%
                                                 --------   ---------  --------   --------  --------     ---------  -------
Total non-interest income                        $    688   $     667  $    663   $     21      3.15%     $      4      .60%
                                                 ========   =========  ========   ========  ========     =========  =======




NON-INTEREST EXPENSE

         Enhancing operational efficiency without sacrificing the quality of service to CNB's customers continues to be a priority. CNB continues to reorganize and refocus its resources whenever the result will be a more effective and efficient delivery of products and services. CNB's objective is to continue to increase revenues, primarily through loan growth and increased fee income, while controlling the growth of expenses.

         During 1994, CNB experienced a full year's expense associated with the opening of a large full-service branch in Ocean Springs, Mississippi, plus the addition of a permanent credit card department and audit/loan review department. The largest increase in non-interest expense continued to be in Salaries and Employee Benefits, where the increase totaled approximately $132,000 or 10% in 1994, over 1993; and approximately $179,000 or 16% in 1993 over 1992.

         Table 4, which follows, presents an analysis of the components of non-interest expense.

NON-INTEREST EXPENSE
(Table 4)

The following table presents an analysis of non-interest expense for 1994, 1993 and 1992 together with the amount and percent change from the prior year for 1994 and 1993:

                                                                                  Change From Prior Year
                                                                       --------------------------------------------
                                             Year Ended 12/31                 1994                     1993
                                      -------------------------------  --------------------   ---------------------
                                         1994      1993       1992      Amount        %        Amount          %
                                      ---------  --------   ---------  --------   ---------   ---------      ------
Salaries and employee benefits        $  1,410   $   1,278  $  1,099   $   132      10.33%   $     179       16.29%

Occupancy expense                          165         158       155         7       4.43%           3        1.94%

Equipment and data processing expense      219         201       175        18       8.96%          26       14.86%

Regulatory insurance and fees              167         149       152        18      12.08%          (3)      (1.97)%

Other expenses:
   Advertising and promotion                48          50        21
   Amortization                              0           0         0
   General insurance                        51          46        44
   Other real estate expenses and charges   81          61        76
   Postage                                  56          46        61
   Professional fees                        94          65        61
   Supplies                                 73          93        55
   Telephone                                57          50        38
   Other                                   384         409       344       (25)    (6.11)%          65       18.90%
                                      --------   ---------  --------   -------    -------    ---------    --------
Total other expenses                       844         820       700        24       2.93%         120       17.14%
                                      --------   ---------  --------   -------    -------    ---------    --------
Total non-interest expense            $  2,805   $   2,606  $  2,281   $   199       7.64%   $     325       14.25%
                                      ========   =========  ========   =======    =======    =========    ========



INCOME TAXES

         Income tax expense was $272,000 in 1994, compared to $214,000 in 1993, and $184,000 in 1992. The increase in tax expense over the last two years resulted from an increase in pre-tax earnings. CNB's effective tax rate was 27% for 1994, 24% for 1993, and 24% for 1992. The increase in the effective rate for 1994 was primarily due to the relative decline in tax exempt income to total income. Tax-exempt interest totaled approximately $53,000 in each of the three years.


LOANS

         Loans comprise the major portion of earning assets of CNB, representing 51% of average earning assets for both 1994 and 1993.

         Net loans increased by $7,147,000 or 24% at year end 1994 over year end 1993. The 1993 increase was $1,480,000 or 5% over December 31, 1992. The growth in 1994 was primarily the result of a very favorable real estate loan climate, together with the opening and contribution of our new Ocean Springs, Mississippi, branch office.

         A summary of the loan portfolio at December 31, follows (in thousands):

                                                              1994               1993             1992
                                                         ---------------     ------------    --------------
Residential real estate                                  $        21,373     $     18,344    $       17,834
Commercial, financial and
  agricultural                                                       748              947               723
Non-residential real estate                                        4,027            2,780             2,780
Construction and land
  development                                                      3,375            1,868               960
Consumer, individual and other                                     8,215            6,764             6,906
                                                         ---------------     ------------    --------------

Unearned income                                                      121              183               188
                                                         ---------------     ------------    --------------

Total loans, net of unearned
  income                                                 $        37,617     $     30,520    $       29,015
                                                         ===============     ============    ==============




A summary of loan interest rate sensitivity at December 31, 1994 follows (in thousands):


Fixed rate loan maturity:
  Three months or less                                                                         $       3,940
  Over three through twelve months                                                                     5,903
  Over one through five years                                                                         11,290
  Over five years                                                                                     10,188
                                                                                               -------------

Variable rate loans repricing in three months or less                                                    584
                                                                                               -------------
Variable rate loans repricing annually or more frequently, but less
  frequently than quarterly                                                                            5,712
                                                                                               -------------

Total gross loans                                                                              $      37,617
                                                                                               =============


NON-PERFORMING ASSETS

         Non-performing assets are defined as non-accruing loans, accruing loans which are 90 days or more past due and other real estate owned. Non-performing assets at year-end 1994 totaled $391,000, compared to $512,000 and $532,000 at year end 1993 and 1992, respectively. Non-performing assets as a percentage of total loans at year-end equaled 1.0% in 1994, 1.7% in 1993, and 1.8% in 1992. Non-accruing loans and accruing loans past due 90 days or more as a percentage of total loans at year-end 1994, 1993 and 1992, respectively, were 0.33%, 0.67% and 0.60%. Other real estate is property the Bank has acquired through foreclosure. Other real estate totaled $268,000 or 0.7% of total loans at year end 1994, compared to $311,000 or 1.00% of total loans at year-end 1993 and $357,000 or 1.2% of total loans at year-end 1992.

         The gross interest income which would have been recorded in 1994 if the loans in non-accruing status as of December 31, 1994 had been current in accordance with their original terms totaled less than $5,000. CNB did not recognize any interest income on these loans in 1994.

         Table 5, which follows, summarizes CNB's non-performing assets and loans past due 90 days or more and accruing as of December 31 for the last five years (in thousands).

NON-PERFORMING ASSETS
(Table 5)
(In Thousands)

                                            1994          1993          1992          1991          1990
                                        ------------  ------------  ------------  ------------   ----------
Non-Accrual Loans                       $         53  $        152  $         21  $         38   $      358

Other Real Estate Owned                          268           311           357           751        1,069

Accruing Loans 90 Days or More Past
  Due                                             70            49           154           262          254
                                        ------------  ------------  ------------  ------------   ----------

Total Non-Performing Assets and
  Accruing Loans 90 Days or More
  Past Due                              $        391  $        512  $        532  $      1,051   $    1,681
                                        ============  ============  ============  ============   ==========

Provision for Loan Losses               $        (35) $         83  $        243  $        132   $      230
                                        ============  ============  ============  ============   ==========

Net (Charge-offs) Recoveries            $        (15) $        (58) $        (68) $        (82)  $     (130)
                                        ============  ============  ============  ============   ==========



INVESTMENT SECURITIES

         The securities portfolio is the second largest component of CNB's earning assets with a carrying value of $26,658,000 at year-end 1994, compared to $27,566,000 at year-end 1993 and $22,358,000 at year-end 1992. The carrying value is net of unrealized gain or loss on available for sale securities. The securities portfolio is divided into two categories. The available for sale classification of securities includes all investment securities which management believes are subject to sale prior to their contractual maturities. Through management of its securities portfolio, the Bank can take advantage of significant changes or anticipated changes in the direction and levels of interest rates, as well as changes in yield-curve and inter-market spread relationships. Additionally, this portion of the Bank's securities portfolio is a secondary liquidity source and provides a balance to interest rate and credit risks in other categories of the balance sheet.

         The securities in the available for sale classification was adopted in 1994 in response to implementation by the Financial Accounting Standards Board of SFAS No. 115, "Accounting for Center Investments in Debt and Equity Securities." These securities are now accounted for at fair market value with unrealized gains or losses excluded from earnings and reported as a separate component of stockholders' equity until realized. The impact on the consolidated statement of condition of the implementation of this new accounting requirement was a decrease in stockholders' equity of $31,000 net of deferred taxes. This change was adopted during the first quarter of 1994.

         The investment securities portfolio consists of debt securities which the Bank intends to hold to maturity. These securities provide the Bank with a long-term, relatively stable source of income with minimal credit risk. All investment securities are carried at their amortized cost.

         Average securities increased $4,196,00 or 16.67% in 1994, increased $3,686,000 or 17.16% in 1993, and increased $2,251,000 or 11.71% in 1992. As a percentage of average interest-earning assets, average investments increased to 44.20% in 1994, up from 43.57% in 1993, and 38.17% in 1992.

         Securities maturing within five years or less at December 31, 1994 represented 87% of total securities, compared to 84% in 1993 and 78% in 1992.

         Securities exempt from federal taxes represented 9.4% of the year-end total portfolio in 1994, 9.2% in 1993 and 11.0% in 1992.

         Table 6, which follows, summarizes the book value of CNB's investment securities at December 31, 1994 and 1993:

INVESTMENT SECURITIES AVAILABLE FOR SALE
(Table 6)

The amortized cost and related approximate fair value of investment securities available for sale were as follows:

                                                                                  GROSS
                                             AMORTIZED         UNREALIZED       UNREALIZED          FAIR
                                                COST             GAINS            LOSSES           VALUE
                                          ----------------  ---------------   --------------   ------------
DECEMBER 31, 1994

  U.S. Treasury Securities                $      1,770,800  $            19   $      (26,288)  $  1,744,531
  Obligations of U.S. Government
    agencies                                       501,174                           (20,314)       480,860
                                          ----------------                    --------------   ------------

  Debt securities                                2,271,974                           (46,602)     2,225,391
  Equity securities                                433,700                                          433,700
                                          ----------------  ---------------   --------------   ------------

  Total Investment Securities
    Available for Sale                    $      2,705,674  $            19   $      (46,602)  $  2,659,091
                                          ================  ===============   ==============   ============

DECEMBER 31, 1993

  U.S. Treasury Securities                $      2,292,741  $        44,259                    $  2,337,000
  Obligations of U.S. Government
    agencies                                       250,460              540                         251,000
                                          ----------------  ---------------                    ------------

  Debt securities                                2,543,201           44,799                       2,588,000
  Equity securities                                292,000                                          292,000
                                          ----------------  ---------------                    ------------

  Total Investment Securities
    Available for Sale                    $      2,835,201  $        44,799                    $  2,880,000
                                          ================  ===============                    ============


         Debt securities classified as investment securities available for sale have contractual maturities as of December 31, 1994, as follows:


                                                                            Amortized            Fair
                                                                               Cost              Value
                                                                         ---------------    ---------------
  Due in one year or less                                                $     1,006,953    $       997,734
  Due after one year through five years                                        1,265,021          1,227,657
                                                                         ---------------    ---------------

  Total debt securities                                                  $     2,271,974    $     2,225,391
                                                                         ===============    ===============

         Actual maturities may differ from contractual maturities because of the borrowers' right to call or prepay obligations.

         Proceeds from sales of investment securities were $620,000 in 1993, resulting in gross gains of $151. There were no gross losses in 1993 and no investment securities sales in 1994.


INVESTMENT SECURITIES HELD TO MATURITY
(Table 7)

         The amortized cost and related approximate fair value of investment securities held to maturity were as follows:

                                                                                  GROSS
                                             AMORTIZED         UNREALIZED       UNREALIZED          FAIR
                                                COST             GAINS            LOSSES           VALUE
                                          ----------------  ---------------   --------------   ------------
DECEMBER 31, 1994
  U.S. Treasury Securities                $      7,377,921  $           589   $     (209,510)  $  7,169,000
  Obligations of U.S. Government
    corporations and agencies                   12,921,751            2,096         (913,847)    12,010,000
  Obligations of states and
    political subdivisions                       2,515,951           94,818           (9,769)     2,601,000
  Mortgage-backed securities                     1,142,499            2,131          (44,630)     1,100,000
  Other securities                                  40,954                              (954)        40,000
                                          ----------------  ---------------   --------------   ------------

    Total                                 $     23,999,076  $        99,634   $   (1,178,710)  $ 22,920,000
                                          ================  ===============   ==============   ============

DECEMBER 31, 1993
  U.S. Treasury Securities                $      9,969,093  $       229,506   $       (6,599)  $ 10,192,000
  Obligations of U.S. Government
    corporations and agencies                   10,746,162          110,350          (38,512)    10,818,000
  Obligations of states and
    political subdivisions                       2,540,445          258,591           (1,036)     2,798,000
  Mortgage-backed securities                     1,410,669           39,781           (5,450)     1,445,000
  Other securities                                  63,950               50                          64,000
                                          ----------------  ---------------   --------------   ------------

    Total                                 $     24,730,319  $       638,278   $      (51,597)  $ 25,317,000
                                          ================  ===============   ==============   ============


         The amortized cost and approximate fair value of investment securities held to maturity at December 31, 1994, by contractual maturity, were as follows:

                                                                            Amortized            Fair
                                                                               Cost              Value
                                                                         ---------------    ---------------
  Due in one year or less                                                $     3,046,675    $     3,039,000
  Due after one year through five years                                       17,582,721         16,499,000
  Due after five years through ten years                                       1,798,973          1,831,000
  Due after ten years                                                            428,208            451,000
                                                                         ---------------    ---------------
                                                                              22,856,577         21,820,000
  Mortgage backed securities                                                   1,142,499          1,100,000
                                                                         ---------------    ---------------

    Total                                                                $    23,999,076    $    22,920,000
                                                                         ===============    ===============

         Actual maturities may differ from contractual maturities because of the borrowers' right to call or prepay obligations.

         Investment securities with a carrying value of approximately $10,352,000 in 1994 and $5,914,000 in 1993 were pledged to secure public deposits and for other purposes required or permitted by law.

         The following is a summary of book values, yields and maturities on U.S. Treasury and Mortgage-backed investment securities at December 31, 1994 (in thousands):

                                                                           Book
                                                                          Value                Yield
                                                                   -----------------     -----------------
Fixed rate:
 U.S. Treasury:
   Within one year                                                 $           3,026            5.79%
   Over one through five years                                                 6,122            5.69%
Mortgage-backed Securities                                                       608            8.36%
                                                                   -----------------

   Total                                                           $           9,756
                                                                   =================


                                                                                            Book
                                                                                           Value
                                                                                         ----------
Variable rate:
 U.S. Government Agencies
  and corporations                                                                       $       --
 Mortgage-backed Securities                                                                     576
                                                                                         ----------

  Total                                                                                  $      576
                                                                                         ==========



FEDERAL FUNDS SOLD

         Federal funds sold represent short-term investments of excess funds and funds reserved for anticipated liquidity needs. Federal funds sold as a percentage of total earning assets, on an average balance, represented 5% in 1994, 5% in 1993, and 10% in 1992.


DEPOSITS

         As the primary source of funds for CNB, average total deposits increased by approximately $6,125,000 or 10.9% in 1994 and by approximately $1,020,000 or 1.9% in 1993. Year end deposits at December 31, 1994 were $60,938,000, an increase of $4,788,000 or 8.5% from December 31, 1993.

         On average, deposits in 1994 were approximately $6,000,000 or 10.7% above 1993. Approximately half of the increase was in non-interest bearing demand deposits and the remaining $3,000,000 was in time deposits. Included in time deposits were certificates of deposit in amounts of $100,000 or more. These certificates totaled approximately $9,914,000 in 1994 and $7,350,000 in 1993. Interest expense for certificates of deposit in excess of $100,000 approximated $389,000 in 1994 and $263,000 in 1993. In 1993, deposits, on average, increased approximately $1,000,000 or 2% over 1992. The small increase was primarily in demand accounts.

         A summary of the daily average balance of deposits follows (in thousands):

                                                              1994               1993            1992
                                                         ---------------     ------------    --------------
Non-interest bearing demand                              $        11,037     $      7,485    $        8,125
Interest bearing demand                                           17,144           17,483            13,231
Savings                                                            9,933            9,192            12,557
Time                                                              24,199           22,028            21,255
                                                         ---------------     ------------    --------------

  Total                                                  $        62,213     $     56,188    $       55,168
                                                         ===============     ============    ==============



Maturities of time deposits of $100,000 or more at December 31, 1994 are as follows (in thousands):

Three months or less                                                                         $        5,742
Over three through twelve months                                                                      2,673
Over one through five years                                                                           1,499
                                                                                             --------------

  Total                                                                                      $        9,914
                                                                                             ==============


NOTES PAYABLE AND DEBENTURES

         Long-term debt consisted of the following:

                                                                               1994              1993
                                                                         ---------------    ---------------
         Advances from Federal Home Loan Bank, with fixed
         interest rates ranging from 5.27% to 6.05% and payable
         in monthly installments of approximately $50,000,
         including interest, and maturing at various dates
         through 2009                                                    $     3,579,902    $     2,447,876

         3.0% unsecured notes payable to individuals in
         monthly installments of $3,324, including
         interest through August 1, 2004, issued in 1994.
         Proceeds of the debt used to purchase Treasury
         Stock                                                                   334,360

         3.5% unsecured notes payable to individuals in
         monthly installments of $3,000, including
         interest, through July 1, 1998 issued in 1993.
         Proceeds of debt used to purchase Treasury
         Stock                                                                   122,043            155,555
                                                                         ---------------    ---------------

                                                                         $     4,036,305    $     2,603,431
                                                                         ===============    ===============

         The advances from the Federal Home Loan Bank ("FHLB") are secured by investments in FHLB stock and depository balances with the FHLB with aggregate carrying values of $543,000 as of December 31, 1994, and by a blanket encumbrance equal to 65% of the Bank's first mortgage real estate loans. As of December 31, 1994, the carrying value of the Bank's first mortgage real estate loans was approximately $17,444,000.

         A portion of the real estate loan portfolio consists of fixed rate loans on one to four family residences with a maturity ranging up to fifteen years. The Bank began a policy of funding 50% of the long-term fixed rate loans with FHLB advances as listed above. The Bank is not currently keeping new long-term fixed rate loans for investment.

         Long-term debt is scheduled to mature as follows:

                 1995                                     $       476,435
                 1996                                             459,467
                 1997                                             446,151
                 1998                                             420,970
                 1999                                             391,906
                 Later                                          1,841,376
                                                          ---------------

                 Total                                    $     4,036,305
                                                          ===============


LIQUIDITY

         Liquidity for a financial institution can be expressed in terms of maintaining sufficient funds available to meet both expected and unanticipated obligations in a cost effective manner. Adequate liquidity allows CNB to meet the demands of both borrowers and depositors on a timely basis, as well as to pursue other investment and business opportunities as they arise. Thus, liquidity is maintained through CNB's ability to convert assets into cash through investing certain funds on a short-term basis, to manage the maturities of liabilities and to generate funds on a short-term basis, including the attraction of new deposits.

         The consolidated statements of cash flows can be used to review CNB's cash flows from operating, investing, and financing activities.

         No trends in the sources or uses of cash by CNB are expected to have an adverse impact on CNB's liquidity position. Management believes that the level of liquidity is sufficient to meet current and future liquidity requirements.

         On a long-term basis, the ability of CNB (on a separate company basis) to pay its expenses, retire its debt and pay future dividends is dependent on dividends and income tax benefits paid to CNB by its banking subsidiary. The banking subsidiary is also subject to capital maintenance requirements imposed by regulatory authorities. The banking subsidiary was in compliance with all such requirements at December 31, 1994, and management anticipates that such requirements will continue to be met while funding CNB through the payment of dividends and income tax benefits.

CAPITAL

         The assessment of capital adequacy is dependant on several factors including asset quality, earnings trends, liquidity, and economic conditions. Management continually monitors current and projected capital adequacy positions. Maintaining adequate capital levels is integral to provide stability to CNB.

         Stockholders' equity was $6,370,581 (8.9% of total assets) at December 31, 1994, as compared to $6,108,781 (9.4% of total assets) at December 31, 1993. During 1994, net income added $724,152 to stockholders' equity. Net income for 1994 reflects an expense of $10,000 related to the contribution of treasury stock by CNB to the ESOP. The total purchase of treasury stock by the ESOP was $31,200, and such amount was added to stockholders' equity during 1994. Dividends of $49,518 were paid by CNB during 1994.

         Under risk-based capital guidelines adopted by the Federal Reserve Board, large bank holding companies with consolidated assets exceeding $150 million are required to maintain minimum ratios of capital to risk weighted assets. The rules require a risk- based capital ratio of 8%, at least one-half of which capital must be comprised of "Core" or Tier I capital elements, including common equity, retained earnings, and a limited amount of the allowance for loan losses. In addition, the guidelines also establish minimum leverage ratios requiring that banking organizations maintain Tier I capital of at least 3% of average assets. CNB's consolidated assets are significantly less than $150 million, and, as a result, CNB is not subject to the general risk-based capital guidelines.

         The OCC, which is the Federal agency regulating national banking associations, has also established capital guidelines for commercial banks. The guidelines established by the OCC, which are applicable to CNB's banking subsidiary, are generally similar to those established by the Federal Reserve Board for bank holding companies.

         CNB and its banking subsidiary have capital ratios in excess of regulatory guidelines and management expects that these ratios will continue to be maintained above minimum required levels.

         The following table illustrates CNB's and its banking subsidiary's capital ratios at December 31:

                                                                 1994             1993
                                                           --------------     -------------
CNB Capital Corp.:

  Tier I risk based capital ratio                                  16.38%            19.14%
  Tier II risk based capital ratio                                 17.63%            20.40%
  Leverage ratio                                                    8.85%             9.35%

                                                                 1994             1993
                                                           --------------     -------------
Citizens National Bank:

  Tier I risk based capital ratio                                  16.83%            18.76%
  Tier II risk based capital ratio                                 18.09%            20.02%
  Leverage ratio                                                    9.09%             9.16%



          BENEFICIAL OWNERSHIP OF CNB COMMON STOCK AND PREFERRED STOCK

         CNB is authorized under its Articles of Incorporation to issue 500,000 shares of CNB Common Stock. As of the Record Date, CNB had issued and outstanding 606.0267 shares of CNB Common Stock. The following table sets forth information as of the Record Date with respect to the beneficial ownership of CNB Common Stock by (i) each person who is the beneficial owner of more than 5% of the outstanding shares of CNB Common Stock,(ii) each director of CNB, (iii) each of the executive officers of CNB and (iv) all executive officers and directors of CNB as a group. Management of CNB knows of no other persons, other than those set forth in the following table, who own beneficially more than 5% of the outstanding shares of CNB Common Stock as of the date of this Proxy Statement/Prospectus. See "THE MERGER-Background of the Merger; Reasons for Merger; Recommendation of the Board of Directors of CNB."

                                                     AMOUNT AND NATURE OF
                                                          BENEFICIAL
    NAME OF                                          OWNERSHIP(1) OF CNB                PERCENT OF CLASS OF
  BENEFICIAL OWNER                                       COMMON STOCK                     CNB COMMON STOCK
-------------------------                              ----------------                  ------------------
5% SHAREHOLDERS:

Arthemise A. Blossman, Q.T.I.P. Trust                          102.7600                             16.95%
Post Office Box 1110
Ocean Springs, Mississippi  39564

E.W. Blossman, Residuary Trust                                  98.0000                             16.17%
Post Office Box 1110
Ocean Springs, Mississippi  39564

John R. Blossman(2)                                             91.6050(3)(4)                       15.12%
P.O. Box 1110
Ocean Springs, Mississippi  39564

Harry E. Burrow, Jr., M.D.(2)                                   33.1150(3)(5)                        5.46%
1909 Beach Boulevard
Pascagoula, Mississippi  39567

Citizens National Bank Employee Stock Ownership                 82.9176                             13.68%
  Stock Bonus Plan
Post Office Box 1758
Pascagoula, Mississippi  39568-1758

B.H. Krebs(2)                                                   30.3900(3)(6)                        5.01%
2809 Denny Avenue
Pascagoula, Mississippi  39581

DIRECTORS AND EXECUTIVE OFFICERS:

Thomas B. Gallaspy, Jr.                                         20.5400(3)(7)                        3.39%
T.K. Harris, Sr.                                                16.0000(3)                           2.64%
Robert C. Mayer                                                  1.0000(3)(4)                         .02%
Walter H. Stuart, III                                            0.0741(3)(8)                         .01%

All directors and executive
officers of CNB as a
group (7 persons)                                              192.7241(3)(4)                       31.80%

_________________
(1) Includes all shares held directly as well as by spouses and minor children over which shares the named individuals or group of individuals exercise sole or shared voting or investment power.
(2)  Messrs. Blossman, Burrow and Krebs are directors of CNB.
(3) Does not include 102.7600 shares and 98.0000 shares which are owned of record by the Arthemise A. Blossman Q.T.I.P. Trust and the E.W. Blossman Residuary Trust, respectively, and with respect to which the members of the Board of Directors of the Bank share in the voting power. Messrs. Blossman, Burrow, Krebs, Gallaspy, Harris, Mayer and Stuart each are members of the Board of Directors of the Bank.
(4) Does not include 25.0000 shares which are owned of record by The Blossman Companies, Inc. Employee Stock Ownership Plan (the "Blossman ESOP") and with respect to which Messrs. Blossman and Mayer, as members of the Blossman ESOP's Administration Committee, share in the voting and investment power.
(5)  Includes 0.5250 shares owned by spouse, Jackie Walker Burrow.
(6)  Includes 5.0000 shares owned jointly with his spouse, Rita Jean Krebs.
(7)  All shares are owned jointly with his spouse, Laura N. Gallaspy.
(8)  All shares are owned jointly with his spouse, Tami M. Stuart.

                                 LEGAL MATTERS

     Certain legal matters in connection with the SouthTrust Common Stock being offered hereby will be passed upon by Bradley, Arant, Rose & White, 2001 Park Place, Suite 1400, Birmingham, Alabama, counsel for SouthTrust. As of
December 31, 1994 the partners and associates of the firm of Bradley, Arant, Rose & White beneficially owned approximately 1,600,000 shares of SouthTrust Common Stock.


                                    EXPERTS

     The consolidated financial statements of SouthTrust and subsidiaries incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, for the periods indicated in their reports thereon and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated balance sheets of CNB and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994, included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

OTHER BUSINESS

     The Board of Directors of CNB does not know of any matter to be brought before the Special Meeting other than as described in the Notice of Special Meeting accompanying this Proxy Statement/Prospectus. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matters.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by SouthTrust with the Commission are incorporated by reference herein:

                 SouthTrust's Annual Report on Form 10-K for the year ended December 31, 1994 (including therein SouthTrust's Proxy Statement for its Annual Meeting of Stockholders scheduled for April 19, 1995) (Commission File No. 0-3613).

         All documents filed by SouthTrust pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy
Statement/Prospectus and prior to final adjournment of the Special Meeting, shall be deemed to be incorporated by reference into this Proxy
Statement/Prospectus from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         The audited financial statements of SouthTrust incorporated herein by reference should only be read in conjunction with the discussion of consummated and pending acquisitions set forth under the caption "SUMMARY - Parties to the Merger - SouthTrust."

         Copies of all documents with respect to SouthTrust incorporated by reference (not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated into the documents incorporated by reference) will be provided without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered upon written or oral request. Requests for such copies should be directed to Mr. Aubrey D. Barnard, Secretary, SouthTrust Corporation, 420 North 20th Street, Birmingham, Alabama 35203, telephone number (205) 254-5000.

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
                              OF CNB CAPITAL CORP.

                                       CAPTION                                          PAGE
--------------------------------------------------------------------------------------  ----
Consolidated Financial Statements:
  Report of Independent Auditors......................................................   F-2
  Consolidated Balance Sheets -- December 31, 1994 and 1993...........................   F-3
  Consolidated Statements of Earnings for the years ended December 31, 1994, 1993 and
     1992.............................................................................   F-4
  Consolidated Statements of Changes in Stockholders' Equity for the years ended
     December 31, 1994, 1993 and 1992.................................................   F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1993
     and 1992.........................................................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of CNB Capital Corp.

     We have audited the consolidated balance sheets of CNB Capital Corp. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of CNB Capital Corp. and subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994.

/s/ DELOITTE & TOUCHE LLP

Jackson, Mississippi
January 24, 1995

                        CNB CAPITAL CORP. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993

                                                                     1994              1993
                                                                  -----------       -----------
                                            ASSETS
Cash and due from banks (Notes 2 and 9).........................  $ 3,191,945       $ 2,101,257
Federal funds sold and securities purchased under reverse
  repurchase agreements.........................................    1,000,000         1,000,000
                                                                  -----------       -----------
          Cash and cash equivalents.............................    4,191,945         3,101,257
Investment securities available for sale (approximate amortized
  cost of $2,706,000 in 1994 and $2,835,000 in 1993)............    2,659,091         2,835,201
Investment securities held to maturity (approximate fair value of $22,920,000 in 1994 and $25,317,000 in 1993 (Notes 1b, 4
  and 9)).......................................................   23,999,076        24,730,319
Loans held for sale (Note 1c)...................................      232,675           844,932
Loans, net of unearned income...................................   37,617,416        30,519,530
  Less -- allowance for possible loan losses....................      700,000           750,000
                                                                  -----------       -----------
Loans, net (Notes 1c, 5, 6 and 9)...............................   36,917,416        29,769,530
Premises and equipment, net (Notes 1d and 7)....................    1,719,223         1,815,028
Real estate acquired by foreclosure, net (Note 1e)..............      268,298           311,096
Accrued interest receivable.....................................      623,875           587,495
Cash surrender value of officers' life insurance, face value of
  $1,850,000 (Note 10)..........................................    1,087,426         1,051,156
Other assets (Note 12)..........................................      317,640           298,724
                                                                  -----------       -----------
          TOTAL ASSETS..........................................  $72,016,665       $65,344,738
                                                                   ==========        ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits (Note 8):
     Non-interest bearing.......................................  $12,280,006       $ 7,772,419
     Interest bearing...........................................   48,658,228        48,377,870
                                                                  -----------       -----------
          Total deposits........................................   60,938,234        56,150,289
Long-term debt (Note 9).........................................    4,036,305         2,603,431
Accrued interest payable........................................      121,079           150,223
Accrued taxes and other liabilities (Notes 10 and 12)...........      550,466           332,014
                                                                  -----------       -----------
          Total liabilities.....................................   65,646,084        59,235,957
COMMITMENTS AND CONTINGENCIES (Note 15)
STOCKHOLDERS' EQUITY (Note 11):
  Common stock, $2 par value, 500,000 shares authorized, 888.75
     shares issued..............................................        1,778             1,778
  Surplus.......................................................    2,380,055         2,380,055
  Retained earnings.............................................    5,565,108         4,890,474
  Unrealized loss on investment securities available for sale,
     net of income taxes of $15,838.............................      (30,745)
                                                                  -----------       -----------
                                                                    7,916,196         7,272,307
  Less cost of treasury stock (282.7233 shares in 1994 and
     255.9041 shares in 1993)...................................    1,545,615         1,163,526
                                                                  -----------       -----------
          Total stockholders' equity............................    6,370,581         6,108,781
                                                                  -----------       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................  $72,016,665       $65,344,738
                                                                   ==========        ==========

                See notes to Consolidated Financial Statements.

                        CNB CAPITAL CORP. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                1994         1993         1992
                                                             ----------   ----------   ----------
INTEREST INCOME:
  Interest and fees on loans (Note 1c).....................  $3,245,312   $3,005,432   $3,124,154
  Interest and dividends on investment securities (Note
     1b):
     Taxable...............................................   1,462,322    1,324,481    1,212,118
     Non-taxable...........................................     166,728      169,094      173,018
  Interest on federal funds sold and securities purchased
     under agreements to resell and other..................     131,571       89,196      206,027
                                                             ----------   ----------   ----------
          Total interest income............................   5,005,933    4,588,203    4,715,317
INTEREST EXPENSE:
  Interest on deposits (Note 8)............................   1,724,501    1,692,543    2,081,027
  Interest on long-term debt and other borrowings..........     203,696       36,145        5,786
                                                             ----------   ----------   ----------
          Total interest expense...........................   1,928,197    1,728,688    2,086,813
                                                             ----------   ----------   ----------
NET INTEREST INCOME........................................   3,077,736    2,859,515    2,628,504
PROVISION (REDUCTION OF ALLOWANCE) FOR POSSIBLE LOAN LOSSES
  (Note 6).................................................     (34,945)      83,432      242,529
                                                             ----------   ----------   ----------
NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN
  LOSSES...................................................   3,112,681    2,776,083    2,385,975
NON-INTEREST INCOME:
  Service charges on deposits..............................     151,251      150,363      153,515
  Other account charges, fees and commissions..............     427,244      417,977      345,773
  Investment securities gains..............................                      151        9,077
  Other....................................................     109,913       98,950      154,552
                                                             ----------   ----------   ----------
          Total non-interest income........................     688,408      667,441      662,917
NON-INTEREST EXPENSE:
  Salaries and employee benefits...........................   1,410,276    1,278,233    1,098,815
  Net occupancy expense....................................     164,990      157,708      155,214
  Equipment expense........................................     202,329      186,026      160,339
  Other....................................................   1,027,342      983,811      866,962
                                                             ----------   ----------   ----------
          Total non-interest expense.......................   2,804,937    2,605,778    2,281,330
                                                             ----------   ----------   ----------
EARNINGS BEFORE INCOME TAXES...............................     996,152      837,746      767,562
PROVISION FOR INCOME TAXES (Notes 1f and 12)...............     272,000      214,044      184,000
                                                             ----------   ----------   ----------
NET EARNINGS...............................................  $  724,152   $  623,702   $  583,562
                                                              =========    =========    =========
EARNINGS PER SHARE (Note 1i)...............................  $ 1,168.85   $   985.55   $   892.91
                                                              =========    =========    =========

                See notes to consolidated financial statements.

                        CNB CAPITAL CORP. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                              1994          1993          1992
                                                           -----------   -----------   ----------
COMMON STOCK:
  Balance at beginning of year...........................  $     1,778   $     1,778   $    1,778
                                                           -----------   -----------   ----------
  Balance at end of year.................................        1,778         1,778        1,778
                                                           -----------   -----------   ----------
SURPLUS:
  Balance at beginning of year...........................    2,380,055     2,380,055    2,380,055
                                                           -----------   -----------   ----------
  Balance at end of year.................................    2,380,055     2,380,055    2,380,055
                                                           -----------   -----------   ----------
RETAINED EARNINGS:
  Balance at beginning of year...........................    4,890,474     4,318,153    3,787,050
  Net earnings...........................................      724,152       623,702      583,562
  Cash dividends ($80 per share).........................      (49,518)      (51,381)     (52,459)
                                                           -----------   -----------   ----------
  Balance at end of year.................................    5,565,108     4,890,474    4,318,153
                                                           -----------   -----------   ----------
UNREALIZED LOSS ON INVESTMENT SECURITIES AVAILABLE FOR
  SALE:
  Balance at beginning of year...........................            0
  Change in unrealized loss..............................      (30,745)
                                                           -----------
  Balance at end of year.................................      (30,745)
                                                           -----------
TREASURY STOCK:
  Balance at beginning of year...........................   (1,163,526)     (998,313)    (879,685)
  Issuance of shares from treasury.......................       31,200         1,000
  Acquisition of shares -- at cost.......................     (413,289)     (166,213)    (118,628)
                                                           -----------   -----------   ----------
  Balance at end of year.................................   (1,545,615)   (1,163,526)    (998,313)
                                                           -----------   -----------   ----------
STOCKHOLDERS' EQUITY AT END OF YEAR......................  $ 6,370,581   $ 6,108,781   $5,701,673
                                                            ==========    ==========    =========

                See notes to consolidated financial statements.

                        CNB CAPITAL CORP. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                        1994            1993             1992
                                                     -----------     -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings...................................    $   724,152     $   623,702     $    583,562
  Adjustments to reconcile net earnings to net
     cash provided by (used in) operating
     activities:
     Provision for loan losses...................        (34,945)         83,432          242,529
     Provision for depreciation and
       amortization..............................        145,708         129,731          117,507
     Amortization of investment security
       discounts and premiums....................        152,282         193,508           85,438
     Deferred income tax benefit.................        (35,000)        (51,989)         (98,000)
     Write-down of real estate acquired by
       foreclosure...............................         47,618          48,576           28,007
     Loss on sale of real estate acquired by
       foreclosure...............................         21,521          80,192           57,729
     Gain on sale of investment securities.......                           (151)          (9,077)
     Loans held for sale originated..............     (7,380,510)     (5,446,673)      (4,225,852)
     Proceeds from loans held for sale...........      7,992,767       5,366,666        3,546,034
     Increase in accrued interest receivable.....        (36,380)        (33,262)         (17,324)
     (Increase) decrease in other assets.........         31,922         (53,145)          12,970
     Increase (decrease) in accrued interest
       payable...................................        (29,144)         14,928          (87,297)
     Increase (decrease) in accrued taxes and
       other liabilities.........................        218,452          (1,070)        (385,565)
                                                     -----------     -----------     ------------
       Net cash provided by (used in) operating
          activities.............................      1,818,443         954,445         (149,339)
                                                     -----------     -----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities held to
     maturity....................................     (2,682,485)     (9,988,607)     (16,666,208)
  Purchase of investment securities available for
     sale........................................     (2,728,583)
  Proceeds from maturities and pay-downs of
     investment securities held to maturity......      3,619,556       3,967,752       11,208,154
  Proceeds from maturities and pay-downs of
     investment securities available for sale....      2,500,000
  Proceeds from sales of investment securities
     held to maturity............................                                         762,000
  Proceeds from sales of investment securities
     available for sale..........................                        620,000
  Proceeds from sales of real estate acquired by
     foreclosure.................................         81,500         346,933          561,538
  Purchase of real estate and real estate
     additions...................................         (8,239)       (110,000)
  Net (increase) decrease in loans...............     (7,212,542)     (2,499,654)       1,710,470
  Purchases of premises and equipment............        (49,904)       (438,523)        (333,258)
  Sales of premises and equipment................                          3,540            1,759
  Increase in cash surrender value of officers'
     life insurance..............................        (36,270)        (24,139)         (97,756)
                                                     -----------     -----------     ------------
       Net cash used in investment activities....     (6,516,967)     (8,122,698)      (2,853,301)
                                                     -----------     -----------     ------------

                                                                     (Continued)

                                                        1994            1993             1992
                                                     -----------     -----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits............    $ 4,787,945     $ 3,655,781     $ (6,107,599)
  Proceeds from issuance of long-term debt.......      1,500,000       2,500,000
  Payments on long-term debt.....................       (411,376)        (62,782)
  Issuance of treasury stock.....................         31,200           1,000
  Payments to acquire treasury stock.............        (69,039)                        (118,628)
  Cash dividends paid............................        (49,518)        (51,381)         (52,459)
                                                     -----------     -----------     ------------
          Net cash provided by (used in)
            financing activities.................      5,789,212       6,042,618       (6,278,686)
                                                     -----------     -----------     ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................      1,090,688      (1,125,635)      (9,281,326)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...      3,101,257       4,226,892       13,508,218
                                                     -----------     -----------     ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........    $ 4,191,945     $ 3,101,257     $  4,226,892
                                                      ==========      ==========      ===========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Noncash activities:
     Real estate acquired by foreclosure.........    $    99,601     $   171,309     $    253,674
                                                      ==========      ==========      ===========
     Issuance of long-term debt to acquire
       treasury stock............................    $   344,250     $   166,213
                                                      ==========      ==========
     Unrealized loss on investment securities
       available for sale, net...................    $   (30,745)
                                                      ==========
  Interest paid..................................    $ 1,655,946     $ 1,437,967     $  2,172,654
                                                      ==========      ==========      ===========
  Income taxes paid..............................    $   246,487     $   399,481     $    230,686
                                                      ==========      ==========      ===========

                See notes to consolidated financial statements.

                        CNB CAPITAL CORP. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Principles of Consolidation. The consolidated financial statements include the accounts of CNB Capital Corp. and its wholly-owned subsidiary, Citizens National Bank (collectively "the Company"). All material intercompany transactions and balances have been eliminated.

     b. Investment Securities. In May 1993 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that only debt securities that the Company has the positive intent and ability to hold to maturity be classified as held to maturity and reported at amortized cost; all other debt securities are reported at fair value. SFAS 115 further requires that realized and unrealized gains and losses on securities classified as trading account assets shall be recognized in current operations. Securities not classified as held to maturity or trading are classified as available for sale, with the related unrealized gains and losses excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized. This pronouncement is effective for fiscal years beginning after December 15, 1993. The Company adopted SFAS No. 115 effective January 1, 1994. In accordance with the provisions of this pronouncement, prior years' financial statements were not restated. At January 1, 1994, adopting SFAS No. 115 resulted in a net unrealized gain of approximately $30,000.

     Investment securities held to maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are amortized and accreted to operations using the level yield method, adjusted for prepayments as applicable. Management has the positive intent and the Company has the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances (including the significant deterioration of the issuer's credit worthiness or a significant change in tax-exempt status or statutory or regulatory requirements), securities held to maturity may be sold or transferred to another portfolio.

     At December 31, 1994, investment securities available for sale are carried at fair value. Unrealized gains and losses are excluded from earnings and reported net of tax, as a separate component of stockholders' equity until realized. Securities within the available-for-sale portfolio may be used as part of the Company's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors. Prior to December 31, 1993, investment securities available for sale were carried at the lower of amortized cost or fair value. Net unrealized losses were recognized in a valuation allowance by a charge to current operations. The specific identification method is used to compute gains or losses on the sale of these assets. Interest earned on these assets is included in interest income.

     The Company does not maintain trading accounting securities.

     c. Loans and Allowance for Possible Loan Losses. Loans held for investment are stated at the amount of unpaid principal, reduced by unearned income and the allowance for possible loan losses. Unearned income on installment loans is recognized as income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by the simple interest method on daily balances of the principal amount outstanding. The allowance for possible loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering

                        CNB CAPITAL CORP. AND SUBSIDIARY
economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

     Loans held for sale are stated at the lower of cost or market and principally represent residential mortgage real estate loans originated to sell to another institution.

     d. Premises and Equipment. Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized by the straight-line method over the periods of the leases or the estimated useful lives, whichever is shorter.

     e. Real Estate Acquired by Foreclosure. Real estate acquired by foreclosure is recorded at the lesser of the outstanding loan amount (including accrued interest, if any) or fair value, less estimated costs to sell, at the time of foreclosure. Any resulting loss on foreclosure is charged to the valuation allowance for possible loan losses and a new basis is established in the property. A valuation allowance is established to reflect declines in value subsequent to acquisition, if any, below the new basis. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other non-interest expenses.

     f. Income Taxes. Deferred income tax liabilities and assets are determined based on the differences (principally tax depreciation, the loan loss provision, write-downs of real estate acquired by foreclosure, and deferred compensation) between the financial statement and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse.

     g. Employee Benefit Plans. The Company has an employee stock ownership stock bonus plan covering substantially all of its full-time employees. Contributions to the plan are determined at the discretion of the Board of Directors. Contribution expense approximated $10,000 in 1994, none in 1993 and $30,000 in 1992.

     During 1993, the Company adopted a defined contribution profit sharing 401(k) plan which covers all full-time employees who have completed one year of service and have attained the age of 21 years. The plan provides for matching employer contributions equal to 100% of the first 4% contributed by the employee. Effective in 1993, employer contributions were 50% of the first 2% of employee contributions. Contribution expense approximated $31,000 in 1994 and $7,000 in 1993.

     h. Deferred Compensation Agreement. The present value of the deferred compensation agreement obligations is being accrued over the service periods by a method which approximates the interest method using interest rates ranging from 7.0% to 10.5%.

     i. Earnings Per Share. Earnings per share are computed on the basis of the weighted average number of common shares outstanding during the year.

     j. Statements of Cash Flows. For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, federal funds sold and securities purchased under reverse repurchase agreements. Federal funds are typically sold for one to three-day periods.

     k. Reclassifications. Certain reclassifications have been made to the 1993 and 1992 consolidated financial statements in order to conform with the 1994 method of presentation.

2. CASH AND DUE FROM BANKS

     The Company is required to maintain average reserve balances with the Federal Reserve Bank. Cash and due from banks in the consolidated balance sheets included amounts so restricted of approximately $695,000 (1994) and $631,000
(1993).

                        CNB CAPITAL CORP. AND SUBSIDIARY

3. INVESTMENT SECURITIES AVAILABLE FOR SALE

     The amortized cost and related approximate fair value of investment securities available for sale were as follows:

                                                                             GROSS
                                                 AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                    COST        GAINS        LOSSES       VALUE
                                                 ----------   ----------   ----------   ----------
    DECEMBER 31, 1994
    U.S. Treasury Securities...................  $1,770,800    $     19     $ (26,288)  $1,744,531
    Obligations of U.S. Government agencies....     501,174                   (20,314)     480,860
                                                 ----------                ----------   ----------
    Debt securities............................   2,271,974                   (46,602)   2,225,391
    Equity securities..........................     433,700                                433,700
                                                 ----------   ----------   ----------   ----------
                                                 $2,705,674    $     19     $ (46,602)  $2,659,091
                                                  =========    ========      ========    =========
    DECEMBER 31, 1993
    U.S. Treasury Securities...................  $2,292,741    $ 44,259                 $2,337,000
    Obligations of U.S. Government agencies....     250,460         540                    251,000
                                                 ----------   ----------                ----------
    Debt securities............................   2,543,201      44,799                  2,588,000
    Equity securities..........................     292,000                                292,000
                                                 ----------   ----------                ----------
                                                 $2,835,201    $ 44,799                 $2,880,000
                                                  =========    ========                  =========

     Debt securities classified as investment securities available for sale have contractual maturities as of December 31, 1994, as follows:

                                                                    AMORTIZED       FAIR
                                                                       COST        VALUE
                                                                    ----------   ----------
    Due in one year or less.......................................  $1,006,953   $  997,734
    Due after one year through five years.........................   1,265,021    1,227,657
                                                                    ----------   ----------
              Total debt securities...............................  $2,271,974   $2,225,391
                                                                     =========    =========

     Actual maturities may differ from contractual maturities because of the borrowers' right to call or prepay obligations.

     Proceeds from sales of investment securities were $620,000 in 1993 and $762,000 in 1992, resulting in gross gains of $151 in 1993 and $9,000 in 1992. There were no gross losses in 1993 or 1992 and no investment securities sales in 1994.

                        CNB CAPITAL CORP. AND SUBSIDIARY

4. INVESTMENT SECURITIES HELD TO MATURITY

     The amortized cost and related approximate fair values of investment securities held to maturity were as follows:

                                                            GROSS         GROSS
                                             AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                               COST         GAINS        LOSSES         VALUE
                                            -----------   ----------   -----------   -----------
    DECEMBER 31, 1994
      U.S. Treasury Securities............  $ 7,377,921    $     589   $  (209,510)  $ 7,169,000
      Obligations of U.S. Government
         corporations and agencies........   12,921,751        2,096      (913,847)   12,010,000
      Obligations of states and political
         subdivisions.....................    2,515,951       94,818        (9,769)    2,601,000
      Mortgage-backed securities..........    1,142,499        2,131       (44,630)    1,100,000
      Other securities....................       40,954                       (954)       40,000
                                            -----------   ----------   -----------   -----------
              Total.......................  $23,999,076    $  99,634   $(1,178,710)  $22,920,000
                                             ==========     ========    ==========    ==========
    DECEMBER 31, 1993
      U.S. Treasury Securities............  $ 9,969,093    $ 229,506   $    (6,599)  $10,192,000
      Obligations of U.S. Government
         corporations and agencies........   10,746,162      110,350       (38,512)   10,818,000
      Obligations of states and political
         subdivisions.....................    2,540,445      258,591        (1,036)    2,798,000
      Mortgage-backed securities..........    1,410,669       39,781        (5,450)    1,445,000
      Other securities....................       63,950           50                      64,000
                                            -----------   ----------   -----------   -----------
              Totals......................  $24,730,319    $ 638,278   $   (51,597)  $25,317,000
                                             ==========     ========    ==========    ==========

     The amortized cost and approximate fair value of investment securities held to maturity at December 31, 1994, by contractual maturity, were as follows:

                                                                 AMORTIZED         FAIR
                                                                   COST            VALUE
                                                                -----------     -----------
    Due in one year or less...................................  $ 3,046,675     $ 3,039,000
    Due after one year through five years.....................   17,582,721      16,499,000
    Due after five years through ten years....................    1,798,973       1,831,000
    Due after ten years.......................................      428,208         451,000
                                                                -----------     -----------
                                                                 22,856,577      21,820,000
    Mortgage-backed securities................................    1,142,499       1,100,000
                                                                -----------     -----------
                                                                $23,999,076     $22,920,000
                                                                 ==========      ==========

     Actual maturities may differ from contractual maturities because of the borrowers' right to call or prepay obligations.

     Investment securities with a carrying value of approximately $10,352,000
(1994) and $5,914,000 (1993) were pledged to secure public deposits and for other purposes required or permitted by law.

                        CNB CAPITAL CORP. AND SUBSIDIARY

5. LOANS

     Loans held for investment were as follows:

                                                                   1994            1993
                                                                -----------     -----------
    Commercial, financial and industrial......................  $   698,885     $   889,508
    Real estate -- mortgage...................................   25,401,421      21,124,040
    Real estate -- construction...............................    3,424,440       1,925,297
    Installment...............................................    8,213,949       6,763,402
                                                                -----------     -----------
                                                                 37,738,695      30,702,247
    Less unearned income......................................      121,279         182,717
                                                                -----------     -----------
                                                                $37,617,416     $30,519,530
                                                                 ==========      ==========

     Loans on which accrual of interest had been discontinued or reduced approximated $53,000 (1994) and $152,000 (1993) and $21,000 (1992). The effect on interest income of not accruing interest on these loans was not material.

     In the ordinary course of business, the Company makes loans to its officers, directors and their associates and to companies in which directors are principal owners. Loans made to such borrowers (including companies in which they are principal owners) approximated $965,000 (1994) and $695,000 (1993). These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.

     An analysis of activity with respect to these related party loans for 1994 was as follows:

    Beginning balance.........................................................  $695,000
      New loans...............................................................   779,000
      Repayments..............................................................  (509,000)
                                                                                --------
    Ending balance............................................................  $965,000
                                                                                ========

6. ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Activity in the allowance for possible loan losses was as follows:

                                                          1994         1993         1992
                                                        --------     --------     ---------
    Balance at beginning of year......................  $750,000     $725,000     $ 550,000
      Provision for loan losses.......................   (34,945)      83,432       242,529
      Loans charged off...............................   (55,438)     (87,804)     (117,351)
      Loan recoveries.................................    40,383       29,372        49,822
                                                        --------     --------     ---------
    Balance at end of year............................  $700,000     $750,000     $ 725,000
                                                        ========     ========     =========

                        CNB CAPITAL CORP. AND SUBSIDIARY

7. PREMISES AND EQUIPMENT

     Premises and equipment were as follows:

                                                                   1994            1993
                                                                -----------     -----------
    Land......................................................  $   283,908     $   283,908
    Buildings.................................................    1,496,393       1,493,040
    Furniture, fixtures and equipment.........................    1,627,713       1,581,098
                                                                -----------     -----------
                                                                  3,408,014       3,358,046
    Less accumulated depreciation.............................   (1,688,791)     (1,543,018)
                                                                -----------     -----------
                                                                $ 1,719,223     $ 1,815,028
                                                                 ==========      ==========

8. DEPOSITS

     Included in interest bearing deposits were certificates of deposit in amounts of $100,000 or more. These certificates approximated $9,914,000 (1994) and $7,350,000 (1993). Interest expense for certificates of deposit in excess of $100,000 approximated $389,000 (1994), $263,000 (1993) and $286,000 (1992).

9. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                     1994           1993
                                                                  ----------     ----------
    Advances from Federal Home Loan Bank, with fixed interest
      rates ranging from 5.27% to 6.05% and payable in monthly
      installments approximating $50,000, including interest,
      and maturing at various dates through 2009................  $3,579,902     $2,447,876

    3.0% unsecured notes payable to individuals in monthly
      installments of $3,324, including interest, through August
      1, 2004...................................................     334,360
    3.5% unsecured notes payable to individuals in monthly
      installments of $3,000, including interest, through July
      1, 1998...................................................     122,043        155,555
                                                                  ----------     ----------
                                                                  $4,036,305     $2,603,431
                                                                   =========      =========

     The advances from the Federal Home Loan Bank (FHLB) are secured by investments in FHLB stock and depository balances with the FHLB with aggregate carrying values of $543,000 as of December 31, 1994, and by a blanket encumbrance equal to 65% of the Company's first mortgage real estate loans. As of December 31, 1994, the carrying value of the Company's first mortgage real estate loans approximated $17,444,000.

     Long-term debt is scheduled to mature as follows:

     1995...................................................................  $  476,435
     1996...................................................................     459,467
     1997...................................................................     446,151
     1998...................................................................     420,970
     1999...................................................................     391,906
     Later..................................................................   1,841,376
                                                                              ----------
                                                                              $4,036,305
                                                                               =========

                        CNB CAPITAL CORP. AND SUBSIDIARY

10. DEFERRED COMPENSATION AGREEMENTS

     The Company has deferred compensation agreements for certain directors and key officers as post-retirement benefits. Under the terms of the agreements, the Company is to pay specified monthly installments to the directors and key officers or their beneficiaries. In order to provide the funds for the future payments, the Company purchased insurance contracts with premiums payable over a period of five years. The present value of the deferred compensation agreements approximated $431,000 (1994) and $299,000 (1993) and is included in other liabilities.

     During 1993 one of the deferred compensation agreements was amended to eliminate future consulting requirements. The amendment resulted in the accrual of certain benefits (previously ascribed to future services) over the remaining period of officer employment and had the effect of increasing compensation cost in 1993 by $69,000.

11. DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS

     Dividends paid by the Company's bank subsidiary are subject to the restrictions of certain regulatory agencies. There was an aggregate of approximately $1,556,000 available for payment of dividends at December 31, 1994 under these restrictions. Undistributed earnings of the bank subsidiary included in retained earnings of the Company approximated $3,755,000 at December 31, 1994.

     The Board of Governors of the Federal Reserve System has specified guidelines for purposes of evaluating a bank's capital adequacy. Currently, banks must maintain a minimum of qualifying total capital and core capital to risk-weighted assets. Regulatory authorities have also established a minimum standard ratio of total stockholders' equity to risk-weighted assets. Additionally, regulations require the Company's subsidiary to maintain a minimum leverage requirement of core capital to total assets. At December 31, 1994, the Company's subsidiary was required to maintain minimum total capital and core capital ratios of 8% and 4%, respectively. The Company's subsidiary's actual ratios at that date were 17% and 18%, respectively. The Company's subsidiary exceeded its required minimum leverage ratio of 3% at December 31, 1994 with an actual leverage ratio of 9%.

12. INCOME TAXES

     During 1993, the Company adopted the provisions of SFAS No. 109 "Accounting for Income Taxes". Under the provisions of the Statement, the Company elected not to restate prior years' consolidated financial statements. The cumulative effect of initial adoption on prior years' retained earnings and on income before taxes was not significant. Prior to 1993 the Company accounted for deferred income taxes in accordance with Accounting Principles Board Opinion No. 11.

     The components of the provision for federal income taxes were as follows:

                                                       1994           1993           1992
                                                     --------       --------       --------
    Current........................................  $307,000       $266,033       $282,000
    Deferred.......................................   (35,000)       (51,989)       (98,000)
                                                     --------       --------       --------
                                                     $272,000       $214,044       $184,000
                                                     ========       ========       ========

                        CNB CAPITAL CORP. AND SUBSIDIARY

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax asset, which is included in other assets, are as follows:

                                                                     1994          1993
                                                                   ---------     ---------
    Deferred tax liabilities --
      Differences in book and tax basis of property..............  $(121,700)    $(115,738)
                                                                   ---------     ---------
    Deferred tax assets:
      Deferred compensation benefit obligation...................    145,375       100,335
      Loan loss reserves not currently deductible................    181,310       198,310
      Unrealized loss on investment securities available for
         sale....................................................     15,838
      Other......................................................     18,096         4,184
                                                                   ---------     ---------
                                                                     360,619       302,829
    Valuation allowance..........................................
                                                                   ---------     ---------
    Net deferred tax asset.......................................  $ 238,919     $ 187,091
                                                                   =========     =========

     There was no change in the valuation allowance for the year ended December 31, 1994.

     The Company's effective tax rate was 27% (1994), 24% (1993) and 24% (1992).

     Deferred taxes applicable to the temporary differences were as follows:

                                                           1994         1993         1992
                                                         --------     --------     --------
    Depreciation.......................................  $  6,321     $ (2,389)    $ (8,500)
    Provision for possible loan losses.................    17,000       (8,500)     (59,500)
    Write-down of real estate acquired by
      foreclosure......................................   (10,430)
    Deferred compensation..............................   (45,040)     (45,150)     (19,184)
    Other..............................................    (2,851)       4,050      (10,816)
                                                         --------     --------     --------
                                                         $(35,000)    $(51,989)    $(98,000)
                                                         ========     ========     ========

     The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate to earnings before income taxes as follows:

                                                           1994         1993         1992
                                                         --------     --------     --------
    Taxes calculated at statutory rate.................  $338,692     $284,834     $260,971
    Decrease resulting from:
      Tax-exempt interest..............................   (52,130)     (53,011)     (53,120)
      Other, net.......................................   (14,562)     (17,779)     (23,851)
                                                         --------     --------     --------
                                                         $272,000     $214,044     $184,000
                                                         ========     ========     ========

13. ACCOUNTING STANDARDS TO BE ADOPTED IN THE FUTURE

     The Financial Accounting Standards Board issued SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" which is effective for organizations with total assets less than $150 million for fiscal years ending after December 15, 1995. This Statement will require disclosures about the fair value of financial instruments, whether recognized or not recognized in the balance sheet, for which it is practicable to estimate the value.

     During May 1993 and October 1994, the Financial Accounting Standards Board issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for

                        CNB CAPITAL CORP. AND SUBSIDIARY

Impairment of a Loan -- Income Recognition and Disclosure" which are effective for financial statements for fiscal years beginning after December 15, 1994. These Statements address the accounting by creditors for impairment of certain loans and requires that impaired loans, as defined, be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or fair value of the underlying collateral. Management is presently evaluating the effects of these statements, but initially does not believe their adoption will have a material effect on the Company's consolidated financial statements.

14. OTHER RELATED PARTY TRANSACTIONS

     In connection with the opening of a new branch facility in 1993, the Company acquired the personal residence of an officer relocated to manage the operations at its estimated appraised value of $110,000. On subsequent sale of the residence, the Company incurred a loss of approximately $17,000.

15. COMMITMENT AND CONTINGENCIES

     Interest Rate Risk. The Company is principally engaged in providing short-term and medium-term commercial and consumer loans with interest rates that are fixed or fluctuate with the prime lending rate. These assets are primarily funded through short-term demand deposits and long-term certificates of deposit with variable and fixed rates. The medium-term loans are more sensitive to interest rate risk, but usually are originated with contractual balloon payments with maturities typically from three to five years. In addition, during 1993 the Company began originating and retaining variable and fixed-rate residential mortgage loans which generally provide for amortized monthly payments and maturities of fifteen to twenty years. Accordingly, the Company is exposed to interest rate risk because in changing interest rate environments, interest rate adjustments on assets and liabilities may not occur at the same time or in the same amount. The Company manages the overall rate sensitivity and mix of its asset and liability portfolio and attempts to minimize the effects that interest rate fluctuations will have on its net interest margin. With regard to its retention of residential mortgage loans, the Company began a policy of funding 50% of these investments with long-term FHLB advances. The following represents average interest-earning assets/liabilities of the Company's bank subsidiary along with the corresponding weighted average yield/rates:

                                                                   1994            1993
                                                                -----------     -----------
    Approximate average interest-bearing assets...............  $66,404,000     $57,377,000
                                                                 ==========      ==========
    Approximate weighted average effective yield
      interest-bearing assets.................................         7.54%           8.00%
                                                                       ====            ====
    Approximate average interest-bearing liabilities..........  $54,825,000     $48,427,000
                                                                 ==========      ==========
    Approximate weighted average rate interest-bearing
      liabilities.............................................         3.52%           3.56%
                                                                       ====            ====

     Concentration of Credit Risk. Substantially all of the Company's loan activity is within Jackson County, Mississippi, the economy of which is heavily dependent on the defense industry.

     Financial Instruments with Off-Balance Sheet Risk. The Company is a party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. The contract or notional amounts of those instruments reflect the extent of the involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual

                        CNB CAPITAL CORP. AND SUBSIDIARY
notional amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does on balance sheet instruments.

     As of December 31, 1994, the Company had commitments to extend credit of approximately $3,900,000 and had outstanding standby letters of credit approximately $82,000.

     In addition, the Company has sold loans under agreements which require that the Company reacquire any loans that become delinquent within the first six months from the date of sale. Loans within this six month period which the Company is contingently liable to reacquire in the event of loan delinquency or default approximated $2,857,000 as of December 31, 1994.

     Leases. Noncancellable operating lease commitments of the Company were not material. It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other property or equipment. Rent expense under all lease obligations approximated $5,000 (1994), $16,000
(1993) and $4,000 (1992).

     Litigation. The Company is involved in various legal matters arising during the normal course of business activities. Management, after consulting legal counsel, is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the consolidated financial statements of the Company.

16. PROPOSED MERGER

     In December 1994 the Company and Southtrust of Mississippi, Inc., a wholly-owned subsidiary of SouthTrust Corporation, jointly announced that they have entered into an Agreement and Plan of Merger whereby the Company would be acquired by and become a wholly-owned subsidiary of Southtrust of Mississippi, Inc.

     Under the merger terms all Company capital stock outstanding would be converted into the right to receive a specified number of shares of common stock of SouthTrust Corporation. The merger is subject to shareholder and regulatory approval.

                                                                       EXHIBIT A





                          AGREEMENT AND PLAN OF MERGER

                                       OF

                        SOUTHTRUST OF MISSISSIPPI, INC.

                                      AND

                               CNB CAPITAL CORP.

                                  JOINED IN BY

                             SOUTHTRUST CORPORATION

                                                        ARTICLE I

                                                        THE MERGER

         Section 1.1      Consummation of Merger; Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
                          ------------------------------------
         Section 1.2      Effect of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
                          ----------------
         Section 1.3      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
                          ------------------
         Section 1.4      Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
                          ----------------------

                                                        ARTICLE II

                                        CONVERSION OF CONSTITUENTS' CAPITAL SHARES

         Section 2.1      Manner of Conversion of CNB Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
                          ----------------------------------
         Section 2.2      Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-9
                          -----------------
         Section 2.3      Effectuating Conversion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-9
                          -----------------------
         Section 2.4      Laws of Escheat . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-10
                          ---------------

                                                       ARTICLE III

                                          REPRESENTATIONS AND WARRANTIES OF CNB

         Section 3.1      Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-10
                          ----------------------
         Section 3.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11
                          --------------
         Section 3.3      Financial Statements; Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-11
                          -----------------------------
         Section 3.4      Loan Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-13
                          --------------
         Section 3.5      Certain Loans and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-13
                          ---------------------------------
         Section 3.6      Authority; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-13
                          -----------------------
         Section 3.7      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-14
                          ----------------------
         Section 3.8      Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-14
                          -------------
         Section 3.9      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-14
                          ------------------------------------
         Section 3.10     Legal Proceedings; Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-14
                          ----------------------
         Section 3.11     Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-14
                          ---------------------
         Section 3.12     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-15
                          ----------------------
         Section 3.13     Title and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-16
                          -------------------------
         Section 3.14     Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-16
                          -----------
         Section 3.15     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-17
                          ---------------------
         Section 3.16     Commitments and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-18
                          -------------------------
         Section 3.17     Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-18
                          ------------------
         Section 3.18     Registration Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-18
                          ------------------------
         Section 3.19     State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-18
                          -------------------
         Section 3.20     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-18
                          ---------
         Section 3.21     Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-18
                          -----
         Section 3.22     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-18
                          --------------------
         Section 3.23     Transactions with Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-19
                          ----------------------------
         Section 3.24     Proxy Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-19
                          ---------------
         Section 3.25     Deposit Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-19
                          -----------------
         Section 3.26     Untrue Statements and Omissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-19
                          -------------------------------

                                                        ARTICLE IV

                                            REPRESENTATIONS AND WARRANTIES OF
                                                  SOUTHTRUST AND ST-SUB

         Section 4.1      Organization and Related Matters of SouthTrust  . . . . . . . . . . . . . . . . . . . . . .  A-19
                          ----------------------------------------------
         Section 4.2      Organization and Related Matters of ST-Sub  . . . . . . . . . . . . . . . . . . . . . . . .  A-20
                          ------------------------------------------
         Section 4.3      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
                          --------------
         Section 4.4      Authorization; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
                          ---------------------------
         Section 4.5      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
                          --------------------
         Section 4.6      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
                          ------------------------------------
         Section 4.7      Legal Proceedings, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
                          -----------------------
         Section 4.8      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
                          ---------
         Section 4.9      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
                          ----------------------
         Section 4.10     Accounting, Tax, Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
                          -----------------------------------
         Section 4.11     Proxy Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
                          ---------------
         Section 4.12     Securities Act of 1933 Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
                          ------------------------------
         Section 4.13     No Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
                          ----------------------------
         Section 4.14     Untrue Statements and Omissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
                          -------------------------------

                                                        ARTICLE V

                                                 COVENANTS AND AGREEMENTS

         Section 5.1      Conduct of the Business of CNB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
                          ------------------------------
         Section 5.2      Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-24
                          -------------------
         Section 5.3      Access to Properties; Personnel and Records . . . . . . . . . . . . . . . . . . . . . . . .  A-24
                          -------------------------------------------
         Section 5.4      Approval of CNB Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
                          ----------------------------
         Section 5.5      No Other Bids . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
                          -------------
         Section 5.6      Notice of Deadlines . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
                          -------------------
         Section 5.7      Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
                          ----------
         Section 5.8      Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
                          -------------------------
         Section 5.9      Environmental Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
                          --------------------
         Section 5.10     Title Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
                          ---------------
         Section 5.11     Surveys . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
                          -------
         Section 5.12     Compliance Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
                          ------------------
         Section 5.13     Exemption Under Anti-Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
                          --------------------------------------
         Section 5.14     Subsidiary Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
                          ---------------------------

                                                        ARTICLE VI

                                           ADDITIONAL COVENANTS AND AGREEMENTS

         Section 6.1      Best Efforts; Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
                          -------------------------
         Section 6.2      Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
                          ------------------
         Section 6.3      Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-27
                          -------------
         Section 6.4      Deferred Compensation Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
                          -----------------------------
         Section 6.5      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
                          ---------------
         Section 6.6      Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
                          -------------------
         Section 6.7      Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
                          ----------------------
         Section 6.8      Reservation of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
                          ---------------------
         Section 6.9      Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
                          -------------

                                                       ARTICLE VII

                                               MUTUAL CONDITIONS TO CLOSING

         Section 7.1      Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
                          --------------------
         Section 7.2      Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
                          --------------------
         Section 7.3      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
                          ----------
         Section 7.4      Proxy Statement and Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . .  A-30
                          ------------------------------------------

                                                       ARTICLE VIII

                                  CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-SUB

         Section 8.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
                          ------------------------------
         Section 8.2      Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
                          --------------------------
         Section 8.3      Certificate Representing Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . .  A-31
                          ---------------------------------------------------
         Section 8.4      Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
                          ------------------------
         Section 8.5      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
                          ------------------
         Section 8.6      Consents Under Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
                          -------------------------
         Section 8.7      Material Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
                          ------------------
         Section 8.8      Other Deferred Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
                          ---------------------------
         Section 8.9      Outstanding Shares of CNB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
                          -------------------------
         Section 8.10     Dissenters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
                          ----------
         Section 8.11     Certification of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-31
                          -----------------------

                                                        ARTICLE IX

                                             CONDITIONS TO OBLIGATIONS OF CNB

         Section 9.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
                          ------------------------------
         Section 9.2      Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
                          --------------------------
         Section 9.3      Certificate Representing Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . .  A-32
                          ---------------------------------------------------
         Section 9.4      Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
                          ------------------------
         Section 9.5      Consents Under Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
                          -------------------------
         Section 9.6      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
                          ------------------
         Section 9.7      SouthTrust Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
                          -----------------
         Section 9.8      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
                          -----------
         Section 9.9      Deferred Compensation Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
                          -----------------------------


                                                        ARTICLE X

                                            TERMINATION, WAIVER AND AMENDMENT

         Section 10.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
                          -----------
         Section 10.2     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
                          ---------------------
         Section 10.3     Effect of Wrongful Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
                          ------------------------------
         Section 10.4     Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
                          ----------
         Section 10.5     Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-33
                          -------
         Section 10.6     Non-Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .  A-34
                          ----------------------------------------------

                                                        ARTICLE XI

                                                      MISCELLANEOUS

         Section 11.1     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
                          ----------------
         Section 11.2     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-34
                          -------
         Section 11.3     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
                          ------------
         Section 11.4     Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
                          ------------------
         Section 11.5     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
                          --------
         Section 11.6     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
                          ------------
         Section 11.7     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
                          -------------
         Section 11.8     Persons Bound; No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
                          ----------------------------
         Section 11.9     Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-35
                          ----------------------
         Section 11.10    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
                          ------
         Section 11.11    Construction of Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-36
                          ---------------------

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                        SOUTHTRUST OF MISSISSIPPI, INC.
                                      AND
                               CNB CAPITAL CORP.
                                  JOINED IN BY
                             SOUTHTRUST CORPORATION
                  ___________________________________________


                 This AGREEMENT AND PLAN OF MERGER, dated as of the 29th day of November, 1994 (this "Agreement"), by and between SouthTrust of Mississippi, Inc., a Mississippi corporation ("ST-Sub"), and CNB Capital Corp., a Mississippi corporation and a registered bank holding company ("CNB"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust").


                                WITNESSETH THAT:


                 WHEREAS, the respective Boards of Directors of ST-Sub and CNB deem it in the best interests of ST-Sub and of CNB, respectively, and of their respective shareholders, that ST-Sub and CNB merge pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986 (the "Code") (the "Merger");

                 WHEREAS, the Boards of Directors of ST-Sub and CNB have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Mississippi;

                 WHEREAS, SouthTrust, the sole shareholder of ST-Sub, will deliver, or cause to be delivered, to the shareholders of CNB the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement; and

                 WHEREAS, CNB owns all the issued and outstanding capital stock of Citizens National Bank, a national banking association ("CNB Bank"), and ST-Sub owns all of the issued and outstanding capital stock of SouthTrust Bank of South Mississippi, a Mississippi banking corporation ("ST-Bank"), and it is contemplated that in connection with the transactions contemplated by this Agreement and pursuant to the terms of that certain Subsidiary Merger Agreement (the "Subsidiary Merger Agreement") CNB Bank will be merged into ST-Bank;

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that CNB will be merged with and into ST-Sub and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of CNB, par value $2.00 per share, into shares of common stock of SouthTrust, par value of $2.50 per share, shall be as hereinafter set forth.



                                   ARTICLE I

                                   THE MERGER


         Section 1.1 Consummation of Merger; Closing Date. (a) Subject to the provisions hereof, CNB shall be merged with and into ST-Sub (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to Sections 79-4-11.01, 79-4-11.03 and 79-4-11.05 of the Mississippi Code Annotated and ST-Sub shall be the surviving corporation (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which the Certificate or Articles of Merger has been duly filed with the Secretary of State of Mississippi, unless a later date is specified in such Certificate or Articles of Merger (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and CNB, the Effective Time of the Merger shall occur on or within ten (10) business




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days of the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority (as defined below) having authority over the transactions contemplated under this Agreement and (ii) the date on which the shareholders of CNB, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement. As used in this Agreement, "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board) (the "OTS"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties and their respective bank subsidiaries, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

                          (b)     The closing of the Merger (the "Closing")
shall take place at the principal offices of CNB at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

         Section 1.2 Effect of Merger. (a) At the Effective Time of the Merger, CNB shall be merged with and into ST-Sub and the separate existence of CNB shall cease. The Articles of Incorporation and Bylaws of ST-Sub, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Mississippi and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

                          (b)     The shares of common stock of ST-Sub issued
and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

         Section 1.3 Further Assurances. From and after the Effective Time of the Merger, as and when requested by the Surviving Corporation, the officers and directors of CNB last in office shall execute and deliver or cause to be executed and delivered in the name of CNB such deeds and other instruments and take or cause to be taken such further or other actions as shall be reasonably necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CNB.

         Section 1.4 Directors and Officers. From and after the Effective Time of the Merger, the directors of the Surviving Corporation shall be those persons theretofore serving as directors of ST-Sub and the officers of the Surviving Corporation shall be those persons who are serving in such capacity immediately prior to the Effective Time of the Merger, and such additional persons, in each case, as SouthTrust or ST-Sub, respectively, at or prior to the Effective Time of the Merger, shall designate in writing.





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                                   ARTICLE II

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES


         Section 2.1 Manner of Conversion of CNB Shares. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of the holder of any shares of common stock of CNB, par value $2.00 (the "CNB Shares"):

         (a) All CNB Shares which are held by CNB as treasury stock, if any, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

         (b) Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.2 hereof and except with regard to Dissenting CNB Shares (as hereinafter defined), each CNB Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive that number of shares of common stock of SouthTrust (the "SouthTrust Shares") (and the rights associated therewith issued pursuant to a Rights Agreement dated February 22, 1989 between SouthTrust and Mellon Bank, N.A.) equal to the quotient obtained by dividing (i) $15,800 by (ii) the average last sales price of SouthTrust Shares for the twenty (20) trading days immediately preceding the Effective Time of the Merger, as reported by the Automated Quotation System of the National Association of Securities Dealers, Inc.-National Market System ("NASDAQ") (such ratio, as may be adjusted as provided herein, being hereinafter referred to as the "Conversion Ratio"); provided, however, that the Conversion Ratio shall not be less than 735.94 or greater than 841.55. The Conversion Ratio, including the number of SouthTrust Shares issuable in the Merger, shall be subject to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in SouthTrust Shares, reclassification or similar distribution whereby SouthTrust issues SouthTrust Shares or any securities convertible into or exchangeable for SouthTrust Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the Agreement and prior to the Effective Time of the Merger.

         (c) Each outstanding CNB Share, the holder of which has demanded and perfected his demand for payment of the "fair or appraised" value of such share in accordance with Sections 79-4-13.01, et seq. of Mississippi Code Annotated (the "Dissent Provisions"), to the extent applicable, and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting CNB Shares"), shall not be converted into or represent a right to receive the SouthTrust Shares issuable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. CNB shall give SouthTrust prompt notice upon receipt by CNB of any written objection to the Merger and any written demands for payment of the fair or appraised value of CNB Shares, and of withdrawals of such demands, and any other instruments provided to CNB pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value for any CNB Shares held by such Dissenting Shareholder shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's CNB Shares shall be canceled. Neither CNB nor the Surviving Corporation shall, except with the prior written consent of SouthTrust, voluntarily make any payment with respect to, or settle or offer to settle, any





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                 demand for payment by any Dissenting Shareholder.  If any
                 Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, the CNB Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

         Section 2.2 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of CNB Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a SouthTrust Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger. The market value of one SouthTrust Share at the Effective Time of the Merger shall be the last sale price of such SouthTrust Shares, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System-National Market System ("NASDAQ") on the last business day preceding the Effective Time of the Merger or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Securities Exchange Act of 1934, the last sale price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

         Section 2.3 Effectuating Conversion (a) Mellon Securities Trust Company, or such other institution as SouthTrust may designate, shall serve as the exchange agent (the "Exchange Agent"). The Exchange Agent may employ sub-agents in connection with performing its duties. As of the Effective Time of the Merger, SouthTrust will deliver or cause to be delivered to the Exchange Agent the consideration to be paid by SouthTrust for the CNB Shares, along with the appropriate cash payment in lieu of fractional interests in SouthTrust Shares. As promptly as practicable after the Effective Time of the Merger, but not later than five (5) business days thereafter, the Exchange Agent shall send or cause to be sent to each former holder of record of CNB Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing CNB Shares for the consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing CNB Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of CNB Shares to transfer good and marketable title to such CNB Shares to SouthTrust, free and clear of all liens, claims and encumbrances. Amounts that would have been payable to Dissenting Shareholders for CNB Shares but for the fact of their dissent in accordance with the provisions of Section 2.1(c) hereof shall be returned by the Exchange Agent to SouthTrust as promptly as is practicable. SouthTrust shall use its best efforts to cause the Exchange Agent to transmit, as soon as practicable following receipt by the Exchange Agent of properly executed Letters of Transmittal, along with all required certificates evidencing CNB Shares and other material, to each former holder of CNB Shares the consideration contemplated by this Agreement.

                 (b) At the Effective Time of the Merger, the stock transfer books of CNB shall be closed as to holders of CNB Shares immediately prior to the Effective Time of the Merger and no transfer of CNB Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing CNB Shares shall, without any action on the part of any holder thereof, no longer represent CNB Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged, as soon as practicable, for the consideration contemplated by this Agreement into which the CNB Shares represented thereby were converted in the Merger.

                 (c) In the event that any holder of CNB Shares is unable to deliver the certificate which represents such holder's CNB Shares, SouthTrust, in the absence of actual notice that any CNB Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                 (i) An affidavit or other evidence to the reasonable satisfaction of SouthTrust that any such certificate has been lost, wrongfully taken or destroyed;





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


                 (ii) Such security or indemnity as may be reasonably requested by SouthTrust to indemnify and hold SouthTrust harmless; and

                 (iii) Evidence to the satisfaction of SouthTrust that such holder is the owner of the CNB Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                 (d) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares are to be made to a person other than the person in whose name any certificate representing CNB Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

                 (e) No holder of CNB Shares shall be entitled to receive any dividends or distributions declared or made with respect to the SouthTrust Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate or certificates representing CNB Shares, and SouthTrust shall not be obligated to deliver any of the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares or any such dividend or other distribution with respect to SouthTrust Shares, nor may any former holder of CNB Shares converted in the Merger to SouthTrust Shares vote such SouthTrust Shares, until such holder shall surrender the certificate or certificates representing CNB Shares as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares from the Effective Time of the Merger.

         Section 2.4 Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of CNB Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, SouthTrust or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of CNB, SouthTrust, ST-Sub, the Exchange Agent, nor any other person acting on their behalf shall be liable to a holder of CNB Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF CNB


         CNB hereby represents and warrants to ST-Sub and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section 3.1 Corporate Organization. (a) CNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and is not qualified as a foreign corporation in any jurisdiction. CNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and CNB is duly licensed or qualified to do business in Mississippi and elsewhere where the nature of the business conducted by it or the character or location of the





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properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified (including any action to cure such failure) would not have a material adverse effect on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of CNB on a consolidated basis. CNB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles or Certificate of Incorporation of CNB and the Bylaws of CNB, each as amended to the date hereof, have been delivered to SouthTrust.

                 (b) CNB Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. CNB Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and CNB Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the Condition of CNB Bank. True and correct copies of the Articles of Association and the Bylaws of CNB Bank, as amended to the date hereof, have been delivered to SouthTrust.

                 (c) Each of CNB and CNB Bank has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of CNB on a consolidated basis.

                 (d) Except for CNB Bank, CNB does not own any capital stock of any subsidiary, and CNB Bank does not own any capital stock of any subsidiary; CNB and CNB Bank do not have any interest in any partnership or joint venture; for purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

                 (e) The minute books of CNB and CNB Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

         Section 3.2 Capitalization. (a) The authorized capital stock of CNB consists of solely 500,000 shares of common stock, par value $2.00 (hereinbefore and hereinafter referred to as "CNB Shares"), 606.0202 shares of which are issued and outstanding (exclusive of 282.7298 CNB Shares held in the treasury of CNB). All of the issued and outstanding CNB Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of CNB, or any securities or rights convertible into or exchangeable for shares of capital stock of CNB.

                 (b) The authorized capital stock of CNB Bank consists of 450,000 shares of common stock, par value of $2.00, 450,000 shares of which as of the date hereof are issued and outstanding none of which is held in the treasury of the CNB Bank) (the "CNB Bank Shares"). All of the issued and outstanding CNB Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of CNB Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of CNB Bank.

                 (c) Except as may be limited or required by applicable laws relating to national banks, all of the issued and outstanding shares of capital stock of CNB Bank:

                          (i)     are owned by CNB; and

                          (ii) are so owned free and clear of all liens and encumbrances and adverse claims thereto.

         Section 3.3 Financial Statements; Filings. (a) CNB Bank has previously delivered to SouthTrust copies of the financial statements of CNB Bank as of and for the years ended December 31, 1990, 1991, 1992 and 1993 and the financial statements of CNB Bank as of and for the periods ended March 31, June 30 and September





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

30, 1994, and CNB Bank shall deliver to SouthTrust, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of CNB Bank, the financial statements of CNB Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of CNB Bank").

                 (b) CNB Bank has previously delivered to SouthTrust copies of the Call Reports of CNB Bank as of and for the years ended December 31, 1990, 1991, 1992 and 1993 and the Call Reports of CNB Bank as of and for the periods ended March 31, June 30 and September 30, 1994, and CNB Bank shall deliver to SouthTrust, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year of CNB Bank, the Call Reports of CNB Bank as of and for each such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of CNB Bank").

                 (c) CNB has previously delivered to SouthTrust copies of the consolidated financial statements of CNB as of and for the years ended December 31, 1990, 1991, 1992 and 1993 and the consolidated financial statements of CNB as of and for the periods ended March 31, June 30 and September 30, 1994, and CNB shall deliver to SouthTrust, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter (or other reporting period) or year of CNB, the consolidated financial statements of CNB as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of CNB").

                 (d) Each of the Financial Statements of CNB, each of the Financial Statements of CNB Bank, and each of the Call Reports of CNB Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of CNB and CNB Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of CNB, each of the Financial Statements of CNB Bank, and each of the Call Reports of CNB Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of CNB on a consolidated basis and the financial position of CNB Bank (as the case may be) as of the respective dates thereof and fairly present or will fairly present the results of operations of CNB on a consolidated basis and the results of operations of CNB Bank (as the case may be) for the respective periods therein set forth.

                 (e) To the extent not prohibited by law, CNB has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust all reports and filings made or required to be made by CNB or CNB Bank with the Regulatory Authorities, and will from time to time hereafter furnish, or cause CNB Bank to furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (f) Since December 31, 1993, neither CNB nor CNB Bank has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of CNB on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of CNB, the Financial Statements of CNB Bank or the Call Reports of CNB Bank, or reflected in the notes thereto, (ii) which were incurred after December 31, 1993, in the ordinary course of business consistent with past practices, (iii) the repurchase by CNB of 25.5 CNB Shares from Agnes
C. Bryan in exchange for $344,250 evidenced by a promissory note of CNB dated July 25, 1994 and payable in 120 monthly installments of $3,324.10, commencing on September 1, 1994, and bearing interest at the rate of 3% per annum), the repurchase by CNB of 4 CNB Shares from the E. W. Blossman Redisuary Trust in exchange for $54,000 and the issuance by CNB of four (4) CNB Shares to an employee benefit plan of CNB, and (iv) the modifications, revisions and restatements to the deferred compensation agreements listed and described as attachments to Disclosure Schedule 3.3(f), copies of such modified, revised and restated deferred compensation agreements being included in Disclosure Schedule 3.3(f). Since December 31, 1993, neither CNB nor CNB Bank have incurred or paid any obligation or liability which would be material to the Condition of CNB on a consolidated basis, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

         Section 3.4      Loan Portfolio.  Except as set forth in Disclosure
Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $10,000 reflected as assets in the Financial Statements of CNB, the Financial Statements of CNB Bank and the Call Reports of CNB Bank as of and for the year ended December 31, 1993 and the period ended June 30, 1994 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowances for possible loan losses shown on the Financial Statements of CNB, the Financial Statements of CNB Bank and the Call Reports of CNB Bank as of and for the year ended December 31, 1993 and the period ended June 30, 1994 were, and the allowance for possible loan losses to be shown on the Financial Statements of CNB, the Financial Statements of CNB Bank and the Call Reports of CNB Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of CNB and CNB Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) each such allowance described in (ii) above has been established in accordance with the accounting principles described in Section 3.3(d).

         Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, neither CNB nor CNB Bank is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by CNB or CNB Bank or any Regulatory Authority, should have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned", "other assets especially mentioned" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of CNB or CNB Bank or any ten percent (10%) shareholder of CNB, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any material law, regulation or rule applicable to CNB or CNB Bank, including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a material adverse effect on the Condition of CNB on a consolidated basis. As of the date of any Financial Statement of CNB, any Financial Statement of CNB Bank and any Call Report of CNB Bank subsequent to the execution of this Agreement, including the date of the Financial Statements of CNB, the Financial Statements of CNB Bank, and the Call Reports of CNB Bank that immediately precede the Effective Time of the Merger, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iv) above and Disclosure Schedule 3.5.

         Section 3.6 Authority; No Violation. (a) CNB has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of CNB and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.
The Board of Directors of CNB has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to CNB's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of CNB are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by CNB and delivered by CNB, will constitute a valid and binding obligation of CNB, and will be enforceable against CNB in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                 (b) Neither the execution and delivery of this Agreement by CNB nor the consummation by CNB of the transactions contemplated hereby, nor compliance by CNB with any of the terms or provisions hereof, assuming this Agreement is approved by the holders of the requisite percentage of the CNB Shares, will (i) violate

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any provision of the Articles or Certificate of Incorporation or Bylaws of CNB
or the Articles of Association or Bylaws of CNB Bank, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any judgment, order, writ, decree or injunction or, to the best of CNB's and CNB Bank's knowledge, violate any statute, code, ordinance, rule or regulation applicable to CNB or CNB Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of CNB or CNB Bank under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which CNB or CNB Bank is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except that CNB has advised SouthTrust that CNB Bank is a party to certain deferred compensation agreements with certain of its directors (as described in Sections 3.3(f) and 6.4 hereof and the related Disclosure Schedules) pursuant to which such directors, provided they retire as directors of CNB Bank and, in the case of a deferred compensation agreement with Mr. T. K. Harris, provided that Mr. Harris is terminated as an employee of CNB Bank, are entitled to receive monthly payments over a specified period of time.

         Section 3.7 Consents and Approvals. Except for (i) the filing by CNB with the SEC of a proxy statement of CNB relating to the meeting of the shareholders of CNB at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consents of the Regulatory Authorities; (iii) approval of this Agreement by the shareholders of ST-Sub and CNB; (iv) filing of Articles or Certificate of Merger with the State of Mississippi; and (v) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by CNB of this Agreement, and the consummation by CNB of the Merger and the other transactions contemplated hereby.

         Section 3.8 Broker's Fees. Neither CNB nor CNB Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 3.9 Absence of Certain Changes or Events. Since December 31, 1993, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the CNB Shares, except for the declaration and payment by CNB, at record and payment dates consistent with past practices, of regular quarterly dividends not to exceed $20.00 for each outstanding CNB Share, or (ii) any change or any event involving a prospective change in the Condition of CNB on a consolidated basis which has had, or is reasonably likely to have, a material adverse effect on the Condition of CNB on a consolidated basis or on CNB or CNB Bank, including, without limitation any change in the administration or supervisory standing or rating of CNB or CNB Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

         Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10, neither CNB or CNB Bank is a party to any, and there are no pending or, to the knowledge of CNB or CNB Bank, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against CNB or CNB Bank challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of CNB or CNB Bank, there is no material proceeding, claim, action or governmental investigation against CNB or CNB Bank; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against CNB or CNB Bank which has a material adverse effect on the Condition of CNB on a consolidated basis; there is no default by CNB or CNB Bank under any material contract or agreement to which CNB or CNB Bank is a party; and neither CNB nor CNB Bank is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of CNB or CNB Bank and neither CNB nor CNB Bank has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section 3.11 Taxes and Tax Returns. (a) CNB has previously delivered or made available (or will be made available) to SouthTrust copies of the federal income tax returns of CNB and, if consolidated returns do not exist for all periods, of CNB Bank and each of their respective subsidiaries, for the years 1990, 1991, 1992, 1993 and 1994 and all schedules and exhibits thereto, and will provide SouthTrust with a copy of its federal income tax return for the year 1995 with all schedules and exhibits thereto, when such return is filed, and, to the knowledge of CNB, CNB Bank and their respective subsidiaries, such returns have not been examined by the Internal Revenue Service. Except as reflected in Disclosure Schedule 3.11, CNB and CNB Bank have duly filed in correct form all federal, state and local information returns and tax returns required to be filed by either of them on or prior to the date hereof, and CNB and CNB Bank have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from either of them by any federal, state or local taxing authorities (including, without limitation, those due in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of CNB and CNB Bank) other than taxes and other charges which (i)(A) are not yet delinquent or (B) are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of CNB, the Financial Statements of CNB Bank and the Call Reports of CNB Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither CNB nor CNB Bank is responsible for the taxes of any other person other than CNB and CNB Bank, under treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

                 (b) (i) Proper and accurate amounts have been withheld by CNB and CNB Bank from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by CNB and CNB Bank for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by either CNB or CNB Bank in the Financial Statements of CNB or the Financial Statements of CNB Bank, as the case may be.

         Section 3.12 Employee Benefit Plans. (a) Neither CNB nor CNB Bank has or maintains any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Disclosure Schedule 3.12(a).

                 (b) None of CNB nor CNB Bank has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

                 (c) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by CNB and CNB Bank comply, in all material respects with ERISA. Neither CNB nor CNB Bank has any material liability under any such plan that is not reflected in the Financial Statements of CNB or the Call Reports of CNB Bank.

                 (d) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by CNB or CNB Bank (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on the Condition of CNB on a consolidated basis; and, to the best knowledge of CNB or CNB Bank, no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                 (e) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                 (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of CNB or CNB Bank under any benefit plan or otherwise,
(ii) materially increase any benefits otherwise payable under any benefit plan or (iii) result in any acceleration of the time of payment or vesting of any such





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

benefits to any material extent, except for, to the extent, if any, applicable, the matters respecting the deferred compensation agreements described in
Section 3.6(b) hereof.

         Section 3.13 Title and Related Matters. (a) Except as set forth in Disclosure Schedule 3.13(a) or as exceptions in title opinions or title insurance policies heretofore delivered to SouthTrust by CNB and CNB Bank (and annexed hereto as part of Disclosure Schedule 3.13(a)), CNB and CNB Bank have good title, and as to owned real property, have good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under the name of either of them on the Financial Statements of CNB, the Financial Statements of CNB Bank, or the Call Reports of CNB Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1993), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of CNB, the Financial Statements of CNB Bank, and the Call Reports of CNB Bank or incurred in the ordinary course of business after December 31, 1993, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, restrictions, pledges, claims and title imperfections that are not in the aggregate material to the Condition of CNB on a consolidated basis.

                 (b) All agreements pursuant to which CNB or CNB Bank leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of CNB on a consolidated basis.

                 (c) Other than real estate owned, acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by CNB and CNB Bank are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by CNB and CNB Bank are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

         Section 3.14 Real Estate. (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by CNB or CNB Bank or in which CNB or CNB Bank has any ownership or leasehold interest.

                 (b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease under which CNB or CNB Bank is the lessee of any real property and which relates in any manner to the operation of the businesses of CNB or CNB Bank. All rentals due under such leases have been paid and there exists no material default under the terms of any lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent CNB or CNB Bank, as appropriate, from exercising and obtaining the benefits of any options or other rights contained therein, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of CNB on a consolidated basis. Except as set forth in Disclosure Schedule 3.14(b), CNB and CNB Bank have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and all such leases are valid and in full force and effect. CNB and CNB Bank have the right under each such lease and sublease to occupy, use, possess, and control all property leased or subleased by CNB and CNB Bank, and, as of the Effective Time of the Merger, shall have the right to transfer each lease or sublease pursuant to this Agreement.

                 (c) Neither CNB nor CNB Bank has violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a material adverse effect on the Condition of CNB on a consolidated basis.

                 (d) As to each parcel of real property owned or used by CNB or CNB Bank, neither CNB nor CNB Bank has received notice of any pending or, to the knowledge of CNB or CNB Bank threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

         Section 3.15     Environmental Matters.

                 (a) Each of CNB, CNB Bank, the Participation Facilities (as defined below), and to the knowledge of CNB or CNB Bank, the Loan Properties (as defined below) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a material adverse effect on the Condition of CNB on a consolidated basis.

                 (b) There is no litigation pending or, to the knowledge of CNB or CNB Bank, threatened before any court, governmental agency or board or other forum in which CNB or CNB Bank or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring or on a site owned, leased or operated by CNB or CNB Bank or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a material adverse effect on the Condition of CNB on a consolidated basis.

                 (c) To the knowledge of CNB or CNB Bank, there is no litigation pending or threatened before any court, governmental agency or board or other forum in which any Loan Property (or CNB or CNB Bank in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on or involving a Loan Property, except for such litigation pending or threatened that will not individually or in the aggregate, have a material adverse effect on the Condition of CNB on a consolidated basis.

                 (d) To the knowledge of CNB or CNB Bank, there is no reasonable basis for any litigation of a type described in Sections 3.15(b) or 3.15(c) of this Agreement, except as will not have, individually or in the aggregate, a material adverse effect on the Condition of CNB on a consolidated basis.

                 (e) During the period of (i) ownership or operation by CNB or CNB Bank of any of their respective current properties, (ii) participation by CNB or CNB Bank in the management of any Participation Facility, or (iii), to the knowledge of CNB and CNB Bank, holding by CNB or CNB Bank of a security interest in any Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of CNB on a consolidated basis.

                 (f) Prior to the period of (i) ownership or operation by CNB or CNB Bank of any of their respective current properties, (ii) participation by CNB or CNB Bank in the management of any Participation Facility, or (iii) holding by CNB or CNB Bank of a security interest in any Loan Property, to the knowledge of CNB, CNB Bank and their respective subsidiaries, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of CNB on a consolidated basis.

                 (g) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; "Loan Property" means any property owned by CNB or CNB Bank, or in which CNB or CNB Bank holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local law; and "Participation Facility" means any facility in which CNB or CNB Bank participate in the management and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

         Section 3.16 Commitments and Contracts. Except as set forth in Disclosure Schedule 3.16, neither CNB nor CNB Bank is a party or subject to any of the following (whether written or oral, express or implied):

                 (a) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by CNB or CNB Bank), except as disclosed in Sections 3.6(b) and 6.4 hereof and any related Disclosure Schedules);

                 (b)      Any labor contract or agreement with any labor union;

                 (c) Any contract covenants which limit the ability of CNB or CNB Bank to compete in any line of business or which involve any restriction of the geographical area in which CNB or CNB Bank may carry on its business (other than as may be required by law or applicable regulatory authorities);

                 (d) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more; or

                 (e) Any other contract or agreement which would be required to be disclosed in reports filed by CNB with the SEC or the FRB and which has not been so disclosed.

         Section 3.17 Regulatory Matters. Neither CNB nor CNB Bank has agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder.

         Section 3.18 Registration Obligations. Neither CNB nor CNB Bank is under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933 or any state securities laws.

         Section 3.19 State Takeover Laws. This Agreement and the transactions contemplated hereby are not subject to or restricted by the Mississippi Shareholder Protection Act, Section 79-25-1, et seq., or the Mississippi Control Share Act, Section 79-27-1, et seq., of the Mississippi Code of 1972 (Annotated).

         Section 3.20 Insurance. CNB and CNB Bank are presently insured, and during each of the past three calendar years have been insured, for reasonable amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. To the knowledge of CNB and CNB Bank, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of CNB and CNB Bank, provide adequate coverage against loss, and the fidelity bonds in effect as to which CNB or CNB Bank is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in Disclosure Schedule 3.20.

         Section 3.21 Labor. No work stoppage involving CNB or CNB Bank is pending as of the date hereof or, to the knowledge of CNB or CNB Bank, threatened. Neither CNB nor CNB Bank is involved in, or, to the knowledge of CNB or CNB Bank, threatened with or affected by, any proceeding asserting that CNB or CNB Bank has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on the Condition of CNB on a consolidated basis. No union represents or claims to represent any employees of CNB or CNB Bank, and, to the knowledge of CNB and CNB Bank, no labor union is attempting to organize employees of CNB or CNB Bank.

         Section 3.22 Compliance with Laws. Each of CNB and CNB Bank has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and each is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a material adverse effect on the Condition of CNB on a consolidated basis. Except as disclosed in Disclosure Schedule 3.22, neither CNB nor CNB Bank:

                 (a) Is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a material adverse effect on the Condition of CNB on a consolidated basis; and

                 (b) Has received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that CNB or CNB Bank is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a material adverse effect on the Condition of CNB on a consolidated basis, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a material adverse effect on the Condition of CNB on a consolidated basis, (iii) requiring CNB or CNB Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or
                          (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of CNB or CNB Bank, including, without limitation, any restrictions on the payment of dividends.

         Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of CNB Bank at the time such deposits were entered into, (b) the agreements listed in Sections 3.6(b) and 6.4 (and the related Disclosure Schedules, (c) the promissory note referred to in Section 3.3(f)(iv) and Disclosure Schedule 3.16 hereof and (d) the items described on Disclosure
Schedule 3.23, there are no contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

         Section 3.24 Proxy Materials. None of the information relating to CNB or CNB Bank to be included in the Proxy Statement which is to be mailed to the shareholders of CNB in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of such Proxy Statement (other than information supplied by SouthTrust concerning SouthTrust or any of its subsidiaries) shall be and remain with CNB and CNB Bank.

         Section 3.25 Deposit Insurance. The deposit accounts of CNB Bank are insured by the Bank Insurance Fund in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); CNB Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

         Section 3.26 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Disclosure Schedules of CNB contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.



                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                             SOUTHTRUST AND ST-SUB


         SouthTrust and ST-Sub hereby represent and warrant to CNB as follows as of the date hereof and also on the Effective Time of the Merger (except as otherwise provided):

         Section 4.1 Organization and Related Matters of SouthTrust. (a) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust and each of its significant subsidiaries (as such term is defined in Regulation S-X promulgated by the SEC) (the "Significant Subsidiaries") has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust and each of its Significant Subsidiaries is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust or its Significant Subsidiaries, or the character or location of the properties and assets owned or leased by SouthTrust or its Significant Subsidiaries makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. SouthTrust is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been made available to CNB.

                 (b) SouthTrust and each of its Significant Subsidiaries has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

                 (c) The minute books of SouthTrust contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Boards of Directors of SouthTrust.

         Section 4.2 Organization and Related Matters of ST-Sub. (a) ST-Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. ST-Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Sub is licensed or qualified to do business in each jurisdiction which the nature of the business conducted or to be conducted by ST-Sub, or the character or location or the properties and assets owned or leased by ST-Sub make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. True and correct copies of the Certificate or Articles of Incorporation and Bylaws of ST-Sub, as each may be amended to the date hereof, have been delivered to CNB.

                 (b) ST-Sub has, and as of the Effective Time of the Merger will have, in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis or on the Condition of ST-Sub on a consolidated basis.

                 (c) The minute books of ST-Sub will contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of ST-Sub.

         Section 4.3 Capitalization. As of December 31, 1993, the authorized capital stock of SouthTrust consisted of 150,000,000 shares of common stock, par value $2.50 per share, 79,425,781 shares (which includes the rights associated with such shares pursuant to that certain Rights Agreement dated as of February 22, 1989 between SouthTrust and Mellon Bank, N.A.) of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding SouthTrust Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

         Section 4.4 Authorization; No Violation. (a) The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of SouthTrust and ST-Sub, and no other corporate proceedings on the part of SouthTrust or ST-Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of SouthTrust and ST-Sub enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.





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

                 (b) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust or the Articles or Certificate of Incorporation or Bylaws of ST-Sub or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust or ST-Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust or ST-Sub is a party, or by which SouthTrust or ST-Sub or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust or ST-Sub or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Disclosure Schedule 4.4; and (Y) with respect to
(A) and (B) above, such as individually or in the aggregate will not have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

         Section 4.5 Financial Statements. (a) SouthTrust has delivered to CNB copies of the consolidated financial statements of SouthTrust as of and for the years ended December 31, 1992 and 1993, and as of and for the periods ended March 31, 1994 and June 30, 1994, and SouthTrust shall deliver to CNB, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent calendar quarter or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent calendar quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                 (b) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.

                 (c) Since December 31, 1993, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of SouthTrust on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and (ii) which were incurred after December 31, 1993 in the ordinary course of business consistent with past practices. Since December 31, 1993, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would be material to the Condition of SouthTrust on a consolidated basis.

         Section 4.6 Absence of Certain Changes or Events. Since December 31, 1993, there has not been any material adverse change in the Condition of SouthTrust on a consolidated basis, and to the knowledge of SouthTrust, no fact or condition exists which might reasonably be expected to cause such a material adverse change in the future.

         Section 4.7 Legal Proceedings, Etc. Except as set forth on Disclosure Schedule 4.7 hereto, neither SouthTrust nor ST-Sub is a party to any, and there are no pending, or, to the knowledge of SouthTrust or ST-Sub, threatened, legal, administrative, arbitrary or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to Item 103 of Regulation S-K promulgated by the SEC.

         Section 4.8 Insurance. SouthTrust and ST-Sub have in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to SouthTrust.

         Section 4.9 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the respective shareholders of ST-Sub and CNB; and (iii) filing of Articles or Certificate of Merger with the State of Mississippi; no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-Sub or, to the knowledge of SouthTrust, by CNB of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 4.10 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in the Agreement.

         Section 4.11 Proxy Materials. None of the information relating solely to SouthTrust or any of its subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of CNB in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of CNB to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of the information supplied by SouthTrust and relating solely to SouthTrust which is either included or incorporated by reference in the Proxy Statement shall be and remain with SouthTrust.

         Section 4.12 Securities Act of 1933 Matters. Upon the Registration Statement described in Section 6.7 becoming effective as contemplated thereby, the SouthTrust Shares issuable under this Agreement, in the hands of a nonaffiliate of CNB, may be resold under the Securities Act of 1933 and applicable state securities law free of any holding period, volume, manner of sale or notice of sale limitations, and subject to the holding period imposed by Section 5.7(b) hereof, the SouthTrust Shares issuable under this Agreement, in the hands of an affiliate of CNB, may be resold under the Securities Act of 1933 and applicable securities law, subject only to complying with Rule 145(d) of the Securities Act of 1933, which, among other things, means that the SouthTrust Shares may be resold by such affiliate in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 of the Securities Act of 1933.

         Section 4.13 No Broker's or Finder's Fees. Neither SouthTrust nor ST-Sub or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated by this Agreement.

         Section 4.14 Untrue Statements and Omissions. No representation or warranty contained in Article IV of this Agreement or in the Disclosure Schedules of SouthTrust or ST-Sub contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.



                                   ARTICLE V

                            COVENANTS AND AGREEMENTS


         Section 5.1 Conduct of the Business of CNB. (a) During the period from the date of this Agreement to the Effective Time of the Merger, CNB shall and shall cause CNB Bank to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of CNB or SouthTrust to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                 (b) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, CNB shall not, and it shall not permit CNB Bank, without the prior written consent of SouthTrust, to:

         (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of CNB or CNB Bank;

         (ii) change the number of shares of the authorized, issued or outstanding capital stock of CNB, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of CNB, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of CNB, except for the declaration and payment of the regular dividends contemplated by Section 3.9 hereof;

         (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice (including the borrowing of federal funds and funds from the Federal Home Loan Bank, in a manner consistent with prior practices, to finance CNB Bank's residential mortgage loan operations;

         (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on September 30, 1994 and disclosed in a Disclosure Schedule delivered pursuant to
                 Article III of this Agreement or in the annexed Disclosure
                 Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

         (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $10,000, except for sale of the parcels of "other real estate owned" described in Disclosure
                 Schedule 5.1(b)(v) in exchange for consideration not less than that specified in Disclosure Schedule 5.1(b)(v) with respect to each such parcel, provided, however, that neither CNB nor CNB Bank has lent or will lend any money to any purchaser of any such parcel, or, directly or indirectly, has supplied or will supply the financing relating to any sale, transfer or disposition of any such parcel;

         (vi) pay any bonuses to any executive officer or employee, except pursuant to the terms of an enforceable written employment agreement and pursuant to the 1994 bonus program for employees, which annual bonuses are listed and described in Disclosure Schedule 5.1(b)(vi); enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law and except as contemplated by Section 6.4(b) of this Agreement;

         (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to CNB or CNB Bank that involves an aggregate of $10,000; or

         (viii) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing subsidiaries of CNB or CNB Bank which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by a banking subsidiary in a fiduciary capacity or (D) the creation of new subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement.

         Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, CNB will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of CNB. CNB will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of CNB or CNB Bank any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting CNB or CNB Bank, the institution or the threat of material litigation, claims, threats or causes of action involving CNB or CNB Bank, and will keep SouthTrust fully informed of such events. CNB will furnish to SouthTrust, promptly after the preparation and/or receipt by CNB thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of CNB, the Financial Statements of CNB Bank and the Call Reports of CNB Bank.

         Section 5.3 Access to Properties; Personnel and Records. (a) So long as this Agreement shall remain in effect, CNB and CNB Bank, shall permit SouthTrust or its agents full access, during normal business hours, to the properties of CNB and CNB Bank, and shall disclose and make available (together with the right to copy) to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of CNB or CNB Bank, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and CNB and CNB Bank shall use their reasonable best efforts to provide SouthTrust and its representatives access to the work papers of CNB's and CNB Bank's accountants. CNB and CNB Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that CNB and CNB Bank shall cooperate with SouthTrust in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by CNB or CNB Bank.

                 (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

         Section 5.4 Approval of CNB Shareholders. CNB will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of CNB will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and CNB will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

         Section 5.5 No Other Bids. CNB, acting through any director or officer or other agent shall not now, nor shall it knowingly permit any of its subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by CNB or CNB Bank, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to CNB or CNB Bank. CNB shall promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by CNB or CNB Bank after the date hereof. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving CNB or CNB Bank or for the acquisition of a significant equity interest in CNB or CNB Bank for the acquisition of a significant portion of the assets of CNB or CNB Bank.

         Section 5.6 Notice of Deadlines. CNB shall notify SouthTrust in writing of any deadline to exercise an extension or termination of any material lease, agreement or license (including specifically real property leases and data processing agreements) to which CNB or CNB Bank is a party, at least ten
(10) days prior to such deadline.

         Section 5.7 Affiliates. (a) At least thirty (30) days prior to the Effective Time of the Merger, CNB shall deliver to SouthTrust a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of CNB, "affiliates" of CNB for purposes of Rule 145 under the Securities Act of 1933. CNB shall use all reasonable efforts to cause each person named in the letter delivered by it and to deliver to SouthTrust, at or prior to the Effective Time of the Merger, a written agreement substantially in the form of Exhibit 5.7, providing that such person will not sell, pledge, transfer, or otherwise dispose of the CNB Shares held by such person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the SouthTrust Shares to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933.

                 (b) CNB shall use its reasonable efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to SouthTrust not later than thirty (30) days prior to the Effective Time of the Merger, a written agreement, substantially in the form of Exhibit 5.7, providing that until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and CNB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies the SouthTrust Shares issued to such affiliates of CNB in exchange for the CNB Shares shall not be transferable until such time as the financial results covering at least thirty (30) days of combined operations of SouthTrust and CNB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling of interest accounting treatment, the SouthTrust Shares issued to such affiliates of CNB shall not be transferable until such time as the financial results covering at least thirty days of combined operations of SouthTrust and CNB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies regardless of whether each such affiliate has provided the written agreement referred to in this
Section 5.7(b).

         Section 5.8 Maintenance of Properties. CNB and CNB Bank will maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

         Section 5.9 Environmental Audits. At the election of SouthTrust, CNB will, at SouthTrust's expense, with respect to each parcel of real property that CNB or CNB Bank owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to SouthTrust.

         Section 5.10 Title Insurance. At the election of SouthTrust, CNB will, at SouthTrust's own expense, with respect to each parcel of real property that CNB or CNB Bank owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, owner's title insurance issued in such amounts and by such insurance company reasonably acceptable to SouthTrust, which policy shall be free of all material exceptions to SouthTrust's reasonable satisfaction.

         Section 5.11 Surveys. At the election of SouthTrust, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.10, CNB, at SouthTrust's expense, will procure and deliver to SouthTrust at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to SouthTrust, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any material survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

         Section 5.12 Compliance Matters. Prior to the Effective Time of the Merger, CNB shall take, or cause to be taken, all steps reasonably requested by SouthTrust to cure any material deficiencies in regulatory compliance by CNB or CNB Bank, including compliance with Regulations Z and CC of the FRB); provided that neither SouthTrust nor ST-Sub shall be responsible for discovering or have any obligation to disclose the existence of such defects to CNB nor shall SouthTrust or ST-Sub have any liability resulting from such deficiencies or attempts to cure them.

         Section 5.13 Exemption Under Anti-Takeover Statutes. Prior to the Effective Time of the Merger, CNB will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.

         Section 5.14 Subsidiary Merger Agreement. Prior to the Effective Time of the Merger, CNB Bank and ST Bank shall have executed and delivered the Subsidiary Merger Agreement, substantially in the form annexed hereto as
Exhibit 5.14. CNB agrees that it shall vote by action by written consent or as otherwise required the shares of capital stock of CNB Bank held by CNB in favor of the adoption and approval of the Subsidiary Merger Agreement and the consummation of the transactions contemplated thereby.



                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS


         Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section 6.2 Regulatory Matters. (a) Following the execution and delivery of this Agreement, SouthTrust and CNB shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities for consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will





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

cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of CNB. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

                 (b) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section 6.3 Other Matters. (a) The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of CNB or CNB Bank or an obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                 (b) Except as otherwise provided in Sections 6.4(a) and 6.4(b) hereof, the parties agree that appropriate steps shall be taken to terminate all employee benefit plans of CNB other than the Citizens National Bank 401(K) Salary Savings Plan (the "CNB PS Plan") and the Citizens National Bank Employee Stock Ownership Stock Bonus Plan (the "ESOP"), as of the Effective Time of the Merger or as promptly as practicable thereafter. Following the termination of all such plans (other than the CNB PS Plan and ESOP), and subject to Section 6.3(c) hereof, SouthTrust agrees that the officers and employees of CNB who the Surviving Corporation employs shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                          (i) with respect to SouthTrust's group medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under CNB's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                          (ii) credit for each such employee's past service with CNB, CNB Bank or any of their respective subsidiaries prior to the Effective Time of the Merger ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                                  (1)      determining vacation and sick leave
                          benefits and accruals, in accordance with the established policies of SouthTrust;

                                  (2)      establishing eligibility for
                          participation in and vesting under SouthTrust's employee benefit plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service; provided, however, notwithstanding anything contained in this Agreement to the contrary, past service credit shall not be given to any such employee for purposes of establishing eligibility for participation in the 1990 Discounted Stock Plan of SouthTrust.

         (c)     The parties further agree that the CNB PS Plan will either be
(i) merged into the SouthTrust Corporation Employee's Profit Sharing Plan (the "ST PS Plan") or (ii) terminated as of such date prior to, on or after the Effective Time of the Merger, all as SouthTrust shall determine and specify. The determination as to whether the CNB PS Plan shall be terminated or merged into the ST PS Plan shall be made by SouthTrust. From and after (i) January 1 following the termination of the CNB PS Plan or (ii) the merger of the CNB PS Plan into the ST PS Plan, for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST PS Plan and the SouthTrust Corporation Revised Retirement Income Plan (the "ST Retirement Plan"), employment by CNB shall be credited as if it were employment by SouthTrust, but such service shall not be credited for purposes of determining benefit accrual under the ST Retirement Plan.

         (d) CNB and CNB Bank agree that prior to January 1, 1995 CNB Bank shall adopt such amendments to the ESOP as counsel to SouthTrust may deem necessary or appropriate to bring the ESOP into compliance with applicable law and shall apply to the Internal Revenue Service for a determination letter that the ESOP, as so amended, continues to qualify for tax favored treatment under
Section 401(a) of the Code. The ESOP, as so amended, and as further amended to the extent, if any, necessary to obtain such a determination letter from the Internal Revenue Service, shall be terminated as of such date prior to, on, or after the Effective Time of the Merger, all as SouthTrust may determine and specify, and, in the event that SouthTrust shall determine and specify that such termination shall be effective as of a date prior to the Effective Time of the Merger, CNB and CNB Bank agree that they will take such steps as may be necessary or appropriate to effect the termination of the ESOP on or prior to the date specified by SouthTrust. Notwithstanding the foregoing, no distribution shall be made from the ESOP in connection with such termination prior to receipt from the Internal Revenue Service of a favorable determination letter with respect to the effect of such termination upon the qualified status of the ESOP.

         Section 6.4      Deferred Compensation Matters.

         (a) As of the Effective Time of the Merger, SouthTrust or one of its banking subsidiaries shall execute an instrument in writing with Mr. T. K. Harris pursuant to which SouthTrust or such subsidiary shall assume the obligations of CNB Bank pursuant to that certain Deferred Compensation Agreement between T. K. Harris and CNB Bank dated December 8, 1988, as amended and restated on June 10, 1993, and that certain Deferred Compensation Agreement between T. K. Harris and CNB Bank dated December 8, 19__ as amended and restated as of August 10, 1994, and as of the Effective Time of the Merger, SouthTrust or one of its banking subsidiaries shall execute an instrument in writing with Dr. Harry Burrow, Jr. pursuant to which SouthTrust or such subsidiary shall assume the obligations of CNB Bank to pay the deferred compensation and other payments pursuant to that certain Deferred Compensation Agreement between Dr. Harry Burrow., Jr. and CNB Bank dated December 8, 1988, as amended and restated as of August 10, 1994; provided, however, that such assumption by SouthTrust or one of its banking subsidiaries shall not create any obligation on behalf of, or be deemed to obligate, SouthTrust or its affiliates to cause Mr. Harris and Dr. Burrow to be elected to the Board of Directors of CNB Bank (or its successor) or to continue in such capcity following the Effective Time of the Merger.

         (b) As of the Effective Time of the Merger, SouthTrust and the persons listed in Disclosure Schedule 6.4(b) shall execute an instrument in writing pursuant to which SouthTrust shall agree, or shall cause one of its banking subsidiaries to agree, to pay to those persons identified in Disclosure
Schedule 6.4(b) the accrued benefit amounts set forth opposite their name in Disclosure Schedule 6.4(b), plus interest at the rate specified in such Disclosure Schedule 6.4(b) from December 31, 1994 through the Effective Time of the Merger or the date of payment, whichever is later, which payment shall be made on the dates described in Disclosure Schedule 6.4(b), and such instrument in writing shall provide further that the deferred compensation agreements between CNB Bank and such persons, as identified in more detail in Disclosure
Schedule 6.4(b), shall be cancelled and terminated as of the Effective Time of the Merger.

         (c) In the event that any banking subsidiary of SouthTrust assumes the obligations described in Section 6.4(a) hereof or executes any instrument described in Section 6.4(b) hereof, SouthTrust shall unconditionally guarantee the obligations of such subsidiary pursuant thereto.

         Section 6.5 Indemnification. (a) CNB agrees to indemnify, defend and hold harmless SouthTrust and ST-Sub, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of 1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in the Registration Statement, the Proxy Statement or any application for the approval of the transactions contemplated by this Agreement filed with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading; provided, however, that the foregoing indemnification shall not apply to the extent that any such loss, liability, claim or expense arises out of or is alleged to arise out of any alleged untrue statement or omission made in reliance upon and in conformity with written information furnished by SouthTrust or ST-Sub expressly for use in such Registration Statement, Proxy Statement or application.

         (b) For a period of three years following the Effective Time of the Merger, SouthTrust shall indemnify and hold harmless each of the the officers, directors, employees or agents of CNB or CNB Bank, to the full extent permitted by the Articles or Certificate of Incorporation and Bylaws of CNB and CNB Bank, as in effect, in the case of CNB, as of the date hereof and, in the case of CNB Bank, as of the Effective Time of the Merger, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action, suit, proceeding or investigation arising out of or pertaining to any action or omission by such director, officer, employee or agent occurring on or prior to the Effective Time of the Merger in his capacity as such, and SouthTrust shall ensure that such indemnification rights shall continue in full force and effect, without any limit thereto, after such three-year period with respect to any claim accruing prior to the expiration of such three-year period. Prior to the Effective Time of the Merger, CNB Bank may amend its Articles of Association and/or Bylaws to provide for indemnification to its officers, directors, employees or agents to the maximum extent permitted by 12 CFR Section 7.5217.

         (c) Officers, directors, employees and agents of CNB and CNB Bank shall not be entitled to any indemnification rights after the Effective Time of the Merger, except as otherwise provided in Section 6.5(b) hereof and except that such persons, in the event they serve as officers, directors, employees or agents of SouthTrust, ST-Sub or any affiliate of SouthTrust after the Effective Time of the Merger, shall be entitled to such prospective indemnification rights to which they may be entitled under the Restated Certificate of Incorporation, Certificate or Articles of Incorporation and Bylaws of SouthTrust, ST-Sub or any affiliate of SouthTrust.

         (d) The provisions of this Section 6.5 is not intended by the parties to have any effect upon any coverage that may be available to such officers, directors, employees and agents of CNB or CNB Bank for claims made prior to the Effective Time of the Merger under the provisions of any officer's and director's liability insurance policy of CNB or CNB Bank that is in effect as of the date hereof.

         Section 6.6 Current Information. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, SouthTrust will cause one or more of its designated representatives to confer on a regular and frequent basis with CNB and to report with respect to the general status and the ongoing operations of SouthTrust and ST-Sub, including assets, earnings and similar items.

         Section 6.7 Registration Statement. (a) SouthTrust shall cause a Registration Statement on Form S-4 to be filed with the SEC and applicable state securities authorities in connection with the SouthTrust Shares to be issued in the Merger and SouthTrust shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act of 1933 prior to the date that it is transmitted to the shareholders of CNB. The Registration Statement, at the time it becomes effective, shall in all material respects conform to the requirements of the Securities Act of 1933 and the general rules and regulations of the SEC under the Securities Act of 1933. The Registration Statement on Form S-4 shall include the form of Proxy Statement for the meeting of CNB's shareholders to be held for the purpose of having such shareholders vote upon the approval of this Agreement. CNB will furnish to SouthTrust the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed. SouthTrust shall take all actions required to qualify or obtain exemptions from such qualifications for the SouthTrust Shares to be issued in connection with the transactions contemplated by this Agreement under applicable state securities laws, as appropriate.

                          (b)     Following the Effective Time of the Merger,
SouthTrust, at its own expense, will cause its counsel to issue appropriate and timely legal opinions to transfer agents, registrars and brokers to the effect that affiliates of CNB may resell the SouthTrust Shares issued to them in the Merger in accordance with, and subject to complying with, the provisions of Rules 145 and 144 of the Securities Act of 1933, as described in Section 4.12 of this Agreement.

         Section 6.8 Reservation of Shares. SouthTrust shall reserve for issuance such number of SouthTrust Shares as shall be necessary (i) to pay the consideration contemplated in this Agreement and (ii) to comply with the provisions of Section 2.2(b). If at any time the aggregate number of SouthTrust Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, SouthTrust shall take all appropriate actions to increase the amount of its authorized common stock.

         Section 6.9 Consideration. SouthTrust shall issue the SouthTrust Shares and shall pay or cause to be paid all cash payments as and when the same shall be required to be issued and paid pursuant to this Agreement.



                                  ARTICLE VII

                          MUTUAL CONDITIONS TO CLOSING


         The obligations of SouthTrust and ST-Sub, on the one hand, and CNB, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 7.1 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of CNB.

         Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of either SouthTrust or CNB, based upon advice of counsel, would have a material adverse effect with respect to the interests of SouthTrust or CNB, as the case may be.

         Section 7.4 Proxy Statement and Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated, and SouthTrust shall have received all state securities laws, or "Blue Sky" permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement.



                                  ARTICLE VIII

             CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-SUB


         The obligations of SouthTrust and ST-Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 8.1 Representations and Warranties. The representations and warranties of CNB set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

         Section 8.2 Performance of Obligations. CNB shall have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

         Section 8.3 Certificate Representing Satisfaction of Conditions. CNB shall have delivered to SouthTrust and ST-Sub a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections 8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of CNB under Article III of this Agreement.

         Section 8.4 Absence of Adverse Facts. There shall have been no determination by SouthTrust that any fact, event or condition exists or has occurred that, in the reasonable judgment of SouthTrust, (a) would have a material adverse effect on the Condition of CNB on a consolidated basis or the consummation of the transactions contemplated by this Agreement, (b) pertains to CNB or CNB Bank, and would be of such significance with respect to the Condition of CNB on a consolidated basis or the economic benefits expected to be obtained by SouthTrust pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, or (c) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Watkins & Eager or other counsel to CNB acceptable to SouthTrust to the effect set forth in Exhibit 8.5 hereof.

         Section 8.6 Consents Under Agreements. CNB shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of CNB under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of SouthTrust, individually or in the aggregate, have a material adverse effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the reasonablejudgment of SouthTrust, any material adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of CNB or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of CNB or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks and bank holding companies under similar circumstances.

         Section 8.8 Other Deferred Compensation. The instruments in writing referred to in Sections 6.4(a) and 6.4(b) shall have been executed and delivered by T. K. Harris and Dr. Harry Burrow, Jr. and the persons identified in Disclosure Schedule 6.4(b).

         Section 8.9 Outstanding Shares of CNB. The total number of CNB Shares outstanding as of the Effective Time of the Merger and the total number of CNB Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any CNB Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for CNB Shares, shall not exceed 606.0202 shares in the aggregate.

         Section 8.10 Dissenters. The holders of not more than six percent (6%) of the outstanding CNB Shares shall have elected to exercise their right to dissent from the Merger and demand payment in cash for the fair or appraised value of their shares.

         Section 8.11 Certification of Claims. CNB shall have delivered a certificate to SouthTrust that CNB is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of CNB.

                                   ARTICLE IX

                        CONDITIONS TO OBLIGATIONS OF CNB


         The obligation of CNB to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust and ST-Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof (including, without limitation, those set forth in Section 4.12) shall be true and correct in all material respects as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger).

         Section 9.2 Performance of Obligations. SouthTrust and ST-Sub shall have performed in all material respects, all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger, including, without limitation, the provisions of the first two sentences of Section 6.7 hereof.

         Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust and ST-Sub shall have delivered to CNB a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust and ST-Sub under Article IV of this Agreement.

         Section 9.4 Absence of Adverse Facts. There shall have been no determination by CNB that any fact, event or condition exists or has occurred that, in the judgment of CNB, (a) would have a material adverse effect on the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 9.5 Consents Under Agreements. SouthTrust and ST-Sub shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of CNB, individually or in the aggregate, have a material adverse effect upon the consummation of the transactions contemplated hereby.

         Section 9.6 Opinion of Counsel. CNB shall have received the opinion of Bradley, Arant, Rose & White, counsel to SouthTrust, dated the Effective Time of the Merger, to the effect set forth in Exhibit 9.6 hereof.

         Section 9.7 SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights, free and clear of all liens and encumbrances created by or through SouthTrust.

         Section 9.8 Tax Opinion. CNB shall have received an opinion of Deloitte & Touche, L.L.P., or CNB's independent public accountants, on or before the date on which the Proxy Statement of CNB is to be mailed to holders of CNB Shares, to the effect, among others, that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of CNB to the extent that they receive SouthTrust Shares in exchange for their CNB Shares in the Merger.

         Section 9.9 Deferred Compensation Matters. As of the Effective Time, SouthTrust shall have executed and delivered the instruments in writing referred to in Sections 6.4(a) and 6.4(b) of this Agreement.



                                   ARTICLE X

                       TERMINATION, WAIVER AND AMENDMENT


         Section 10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

                 (a) by the mutual consent in writing of SouthTrust and CNB; or

                 (b) by SouthTrust or CNB if the Merger shall not have occurred on or prior to June 30, 1995, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);

                 (c) by SouthTrust or CNB (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Merger cannot be satisfied or fulfilled;

                 (d) by SouthTrust if: (i) SouthTrust shall have determined that any fact, event or condition exists that, in the reasonable judgment of SouthTrust, (A) is materially at variance with any warranty or representation of CNB or CNB Bank set forth in the Agreement or is a material breach of any covenant or agreement of CNB or CNB Bank contained in the Agreement, (B) has a material adverse effect upon the Condition of CNB on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement, (C) pertains to CNB or CNB Bank and would be of such significance with respect to the Condition of CNB on a consolidated basis or the economic benefits expected to be obtained by SouthTrust under this Agreement so as to render inadvisable consummation of the transactions contemplated by the Agreement, or (D) renders the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement.

                 (e) by CNB if (i) CNB shall have determined that any fact, event or condition exists that, in the reasonable judgment of CNB, (A) is materially at variance with any warranty or representation of SouthTrust or ST-Sub contained in the Agreement or is a material breach of any covenant or agreement of SouthTrust of ST-Sub contained in the Agreement, (B) has a material adverse effect or can be reasonably seen to have a material adverse effect upon the consummation of the transactions contemplated by the Agreement,
(ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by this Agreement, or (iii) CNB shall have determined that any fact, event or condition exists that, in the reasonable judgment of CNB, would render the Merger and the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement, it shall terminate and become void, without liability on behalf of any party, and have no effect, except as otherwise provided herein.

         Section 10.3 Effect of Wrongful Termination. Notwithstanding the foregoing provisions of Section 10.2, if the Merger fails to be consummated because of the wrongful termination of this Agreement or a willful, knowing or grossly negligent breach by SouthTrust or ST-Sub, on the one hand, or CNB, on the other hand, of any representation, warranty, covenant, undertaking, term or restriction contained herein, the other party shall have all rights and remedies afforded by law.

         Section 10.4 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-Sub and CNB.

         Section 10.5 Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time of the Merger, SouthTrust and ST-Sub, on the one hand, and CNB, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 10.6 Non-Survival of Representations and Warranties. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust, ST-Sub or CNB shall survive the Merger; provided, however, that any representation or warranty in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-Sub, CNB or CNB Bank (or directors and officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further, that no representation or warranty of SouthTrust, ST-Sub, CNB or CNB Bank contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust or ST-Sub, on the one hand, and CNB or CNB Bank, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-Sub, CNB or CNB Bank and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.



                                   ARTICLE XI

                                 MISCELLANEOUS


         Section 11.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-Sub and CNB with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                 If to CNB:

                          CNB Capital Corp.
                          1114 Jackson Avenue
                          Box 1758
                          Pascagoula, Mississippi  39567
                          Attention:      Mr. T.K. Harris
                          Fax (601) 762-4424

with a copy to:

                          Watkins & Eager
                          P. O. Box 650
                          Jackson, Mississippi 39205
                          Attention:  Frank J. Hammond III, Esq.
                          Fax (601) 354-3623

                 If to ST-Sub or SouthTrust, then to:

                          SouthTrust Corporation
                          420 North 20th Street
                          Birmingham, Alabama 35203
                          Attention:       Mr. Frederick W. Murray, Jr.
                          Fax (205) 254-5022

                 with a copy to:

                          Bradley, Arant, Rose & White
                          1400 Park Place Tower
                          2001 Park Place
                          Birmingham, Alabama 35203
                          Attention:       C. Larimore Whitaker, Esq.
                          Fax (205) 251-8611

                 All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section 11.3 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 11.4 Costs and Expenses. In the event the transactions contemplated by this Agreement are not consummated, expenses incurred by CNB, on the one hand, and SouthTrust, on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section 11.5 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 11.7 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama (without respect to its conflicts of laws principles) except to the extent (i) the Mississippi Business Corporation Act is applicable or (ii) superseded by federal law.

         Section 11.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Sub to SouthTrust or another affiliate of SouthTrust).

         Section 11.9 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

         Section 11.10 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 11.11 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.



[CORPORATE SEAL]
                                                                        CNB CAPITAL CORP.


                                                   By:                   /s/ T.K. HARRIS
                                                       -----------------------------------------------------
ATTEST                                                             Its Chief Executive Officer

     /s/ WALTER H. STUART III
----------------------------------
          Its Secretary


[CORPORATE SEAL]
                                                                 SOUTHTRUST OF MISSISSIPPI, INC.


                                                   By:             /s/ FREDERICK W. MURRAY, JR.
                                                       -----------------------------------------------------
ATTEST:                                                                   Its President

      /s/ AUBREY  D. BARNARD
----------------------------------
          Its Secretary


[CORPORATE SEAL]
                                                                      SOUTHTRUST CORPORATION


                                                   By:             /s/ FREDERICK W. MURRAY, JR.
                                                       -----------------------------------------------------
ATTEST:                                                            Its Executive Vice President

       /s/ AUBREY D. BARNARD
----------------------------------
          Its Secretary

                          AGREEMENT AND PLAN OR MERGER
                       OF SOUTHTRUST OF MISSISSIPPI, INC.
                             WITH CNB CAPITAL CORP.
            ________________________________________________________

                               LIST OF SCHEDULES
            ________________________________________________________


Disclosure Schedule 3.3(f)
Disclosure Schedule 3.4
Disclosure Schedule 3.5
Disclosure Schedule 3.7
Disclosure Schedule 3.10
Disclosure Schedule 3.11
Disclosure Schedule 3.12(a)
Disclosure Schedule 3.13(a)
Disclosure Schedule 3.14(a)
Disclosure Schedule 3.14(b)
Disclosure Schedule 3.16
Disclosure Schedule 3.20
Disclosure Schedule 3.22
Disclosure Schedule 3.23
Disclosure Schedule 4.4
Disclosure Schedule 4.7
Disclosure Schedule 5.1(b)(iv)
Disclosure Schedule 5.1(b)(v)
Disclosure Schedule 6.4(b)


Exhibit 5.7
Exhibit 5.14
Exhibit 8.5
Exhibit 9.6

                                                                       EXHIBIT B


                    SUBSIDIARY AGREEMENT AND PLAN OF MERGER
                                       OF
                      SOUTHTRUST BANK OF SOUTH MISSISSIPPI
                                      AND
                             CITIZENS NATIONAL BANK



                 This SUBSIDIARY AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of the 23rd day of January, 1995, is by and between SOUTHTRUST BANK OF SOUTH MISSISSIPPI, a Mississippi state banking association ("ST-Bank") and wholly-owned subsidiary of SOUTHTRUST OF MISSISSIPPI, INC., a Mississippi corporation ("ST-Sub"), which in turn is a wholly-owned subsidiary of SOUTHTRUST CORPORATION, a Delaware corporation ("SouthTrust"), and CITIZENS NATIONAL BANK, a national banking association ("CNB Bank") and wholly-owned subsidiary of CNB Capital Corp., a Mississippi corporation and a registered bank holding company ("CNB").

                              W I T N E S S E T H:

                 WHEREAS, CNB, ST-Sub and SouthTrust have previously entered into that certain Agreement and Plan of Merger dated as of November 29, 1994 (the "Parent Merger Agreement"), pursuant to which CNB will merge with and into ST- Sub (the "Parent Merger");

                 WHEREAS, the Boards of Directors of ST-Bank and CNB Bank have approved, and deem it advisable to consummate, the transactions provided for herein pursuant to which CNB Bank will merge with and into ST-Bank, subject to and following the consummation of the Parent Merger; and

                 WHEREAS, the parties to this Agreement contemplate that the transactions set forth herein shall qualify pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization pursuant to Section 368 of the Code.

                 NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements set forth herein and in the Parent Merger Agreement, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER

                 1.1 Merger. (a) Subject to the provisions hereof, CNB Bank shall be merged with and into ST-Bank (the "Bank Merger") under the charter of ST-Bank, and ST-Bank shall be the surviving association (sometimes hereinafter referred to as the "Bank" when reference is made to it after the Effective Time of the Bank Merger (as defined below)). The name of the surviving association shall be SouthTrust Bank of South Mississippi, a Mississippi state banking association, and the business of the Bank shall be that of a state banking association.

                          (b)     The Bank Merger shall occur immediately
following the consummation of the Parent Merger (the "Effective Time of the Bank Merger") or at such other date and time as CNB Bank and ST-Bank may mutually agree.


                 1.2 Effect of Merger. At the Effective Time of the Bank Merger, CNB Bank shall be merged with and into ST-Bank and the separate existence of CNB Bank shall cease. All of the shares of capital stock of CNB Bank issued and outstanding as of the Effective Time of the Bank Merger, and all rights in respect thereof, shall be canceled. The shares of capital stock of ST-Bank outstanding immediately prior to consummation of the

Bank Merger shall constitute the only outstanding shares of capital stock of the Bank following consummation of the Bank Merger.

                 1.3 Conveyance. At the Effective Time of the Bank Merger, CNB Bank shall be merged with and into ST-Bank and the separate existence of CNB Bank shall cease. The Bank shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a banking association organized under the laws of the State of Mississippi and shall thereupon and thereafter possess all other privileges, immunities, and franchises of a private, as well as of a public nature, of each of the merging institutions. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all other choses in action, all and every other interest, of or belonging to or due to each of the merging institutions so merged, shall be taken and deemed to be transferred to and vested in the Bank without further act or deed. The title to any real estate, or any interest therein, vested in any of the merging institutions shall vest in the Bank and shall not be in any way impaired by reason of the Bank Merger. The Bank shall thenceforth be responsible and liable for all the liabilities and obligations of each of the merging institutions so merged; and any claim existing or action or proceeding pending by or against either of the merging institutions may be prosecuted as if the Bank Merger had not taken place or the Bank may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any merging institutions shall be impaired by the Bank Merger.

                 1.4 Board of Directors; Articles of Incorporation; Bylaws. The present Board of Directors of ST- Bank shall continue to serve as the Board of Directors of the Bank until the next annual meeting or until such time as their successors have been elected and have qualified. At the Effective Time of the Bank Merger, the Articles of Incorporation and the Bylaws of the Bank shall be the Articles of Incorporation and Bylaws of ST-Bank as in effect immediately prior to the Bank Merger.


                                   ARTICLE II

                                 CAPITALIZATION

                 2.1 Capitalization of CNB Bank. As of the date hereof, the authorized capital stock of CNB Bank consists of 450,000 shares of common stock, par value $2.00 per share, all of which are issued and outstanding and none of which is held in the treasury of CNB Bank.

                 2.2 Capitalization of ST-Bank. As of the date hereof, the authorized capital stock of ST-Bank consists of 135,000 shares of common stock, par value $5.00 per share, 120,581 shares of which are issued and outstanding and none of which is held in the treasury of ST-Bank.


                                  ARTICLE III

                                   COVENANTS

                 3.1 Covenants of ST-Bank and CNB Bank. During the period from the date of this Agreement and continuing until the Effective Time of the Bank Merger, each of the parties hereto agrees to observe and perform all agreements and covenants in the Parent Merger Agreement that pertain or are applicable to ST-Bank and CNB Bank, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Parent Merger Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

                 4.1 Conditions to Each Party's Obligation to Effect the Bank Merger. The respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction prior to the Effective Time of the Bank Merger of the following conditions:

                          (a)     Effective Time of the Parent Merger.  The
Effective Time of the Parent Merger (as defined in the Parent Merger Agreement) shall have occurred.

                          (b)     No Injunctions or Restraints; Illegality.  No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Bank Merger, which makes the consummation of the Bank Merger illegal as of the Effective Time of the Bank Merger.

                          (c)     Shareholder Approval.  The sole shareholder
of CNB Bank and the sole shareholder of ST-Bank each shall have voted affirmatively to approve the Bank Merger by a vote of not less than two-thirds of the outstanding voting stock of CNB Bank and ST-Bank, respectively, and all required notices for the taking of such votes shall have been timely given.

                          (d)     Other Approvals.  All requisite regulatory
approvals relating to the Bank Merger shall have been obtained and continue to be in full force and effect, and all waiting and notice periods under applicable law shall have expired.


                                   ARTICLE V

                           TERMINATION AND AMENDMENT

                 5.1 Termination. This Agreement shall be terminated immediately and without any action on the part of ST-Bank or CNB Bank upon any termination of the Parent Merger Agreement.

                 5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of ST- Bank or CNB Bank or their respective officers or directors.

                 5.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


                                   ARTICLE VI

                               GENERAL PROVISIONS

                 6.1 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Bank Merger.

                 6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to ST-Bank or CNB Bank, respectively, at the addresses for notices to ST-Sub or CNB Bank, respectively, as set forth in the Parent Merger Agreement, with copies to the persons referred to therein.

                 6.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                 6.4 Counterparts. This Agreement may be executed in two counterparts, both of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                 6.5 Entire Agreement. Except as otherwise set forth in the Parent Merger Agreement, this Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be subject to the terms and conditions of the Parent Merger Agreement.

                 6.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.


                                                                      CITIZENS NATIONAL BANK


                                                   By                    /s/ T.K. HARRIS
                                                      -----------------------------------------------------
                                                   Its                      President
                                                       ----------------------------------------------------
ATTEST:

By            /s/ WALTER H. STUART III
   ------------------------------------------------
  Its                Secretary
      ---------------------------------------------

(Seal of Bank)
                                                               SOUTHTRUST BANK OF SOUTH MISSISSIPPI


                                                   By                  /s/ D'AUBY H. SCHIEL
                                                      -----------------------------------------------------
                                                   Its           Chairman of the Board and C.E.O.
                                                       ----------------------------------------------------
ATTEST:

By             /s/ VICTOR B. PRINGLE
   ------------------------------------------------
  Its                Secretary
      ---------------------------------------------

(Seal of Bank)

                                                                       EXHIBIT C



                                   ARTICLE 13
                               DISSENTERS' RIGHTS

          SUBARTICLE A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         79-4-13.01 DEFINITIONS -- In this Article:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         79-4-13.02 RIGHT TO DISSENT. -- (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

         (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

         (i)     Alters or abolishes a preferential right of the shares;

         (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

         (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

         (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

         (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fraction share so created is to be acquired for cash under Section 79-4-6.04; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either (i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

         (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         79-4-13.03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         79-4-13.20 NOTICE OF DISSENTERS' RIGHTS. -- (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

         79-4-13.21 NOTICE OF INTENT TO DEMAND PAYMENT. -- (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment for his shares under this article.

         79-4-13.22 DISSENTERS' NOTICE. -- (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21

         (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more that sixty (60) days after the date the subsection (a) notice is delivered; and

         (5)     Be accompanied by a copy of this article.

         79-4-13.23 DUTY TO DEMAND PAYMENT. - (a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

         79.4-13.24 SHARE RESTRICTIONS. - (a) The corporation may restrict the transfer of uncertified shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         79-4-13.25 PAYMENT.- (a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (b)     The payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
         (2) A statement of the corporation's estimate of the fair value of the shares;
         (3)     An explanation of how the interest was calculated;
         (4)     A statement of the dissenters' right to demand payment under
Section 79-4-13.28; and
         (5)     A copy of this article.

         79-4-13.26 FAILURE TO TAKE ACTION. - (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.

         79-4-13.27 AFTER-ACQUIRED SHARES. - (a) A corporation may elect to withhold payment required by Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

         79-4-13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. - (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

                  SUBARTICLE C.  JUDICIAL APPRAISAL OF SHARES

         79-4-13.30 COURT ACTION. - (a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

                 79-4-13.31 COURT COSTS AND COUNSEL FEES. - (a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall asses the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Certificate of Incorporation and the Bylaws of Registrant provide that Registrant shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of the State of Delaware, which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and settlements incurred by him in connection with any such suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a derivative action on behalf of the corporation, if he not be adjudged to be liable for negligence or misconduct.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following exhibits are filed as part of this Registration
Statement:

   2 Agreement and Plan of Merger between SouthTrust of Mississippi, Inc. and CNB Capital Corp., joined in by SouthTrust Corporation (included as Exhibit A to the Proxy Statement/Prospectus filed as part of this Registration Statement).
*  4(a)   Certificate of Adoption of Resolutions designating Series A
          Junior Participating Preferred Stock, adopted February 22,
          1989, which was filed as Exhibit 1 to SouthTrust Corporation's Registration Statement on Form 8-A (File No. 1-3613).
*  4(b)   Stockholders' Rights Agreement, dated as of February 22, 1989, between SouthTrust Corporation and Mellon Bank, N.A., Rights
          Agent, which was filed as Exhibit 1 to SouthTrust
          Corporation's Registration Statement on Form 8-A (File No.
          1-3613).
*  4(c)   Indenture, dated as of May 1, 1987 between SouthTrust
          Corporation and National Westminster Bank USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration
          Statement on Form S-3 (Registration No. 33-13637).
*  4(d)   Subordinated Indenture, dated as of May 1, 1992, between
          SouthTrust Corporation and Chemical Bank, which was filed as
          Exhibit 4(1)(ii) to the Registration Statement on Form S-3 of SouthTrust Corporation (Registration No. 33-44857).
*  4(e)   Composite Restated Bylaws of SouthTrust Corporation, as
          amended through October 13, 1989, which was filed as Exhibit
          4(m) to the Registration Statement on Form S-3 of SouthTrust Corporation (Registration No. 33-50107).
*  4(f)   Composite Restated Certificate of Incorporation of SouthTrust
          Corporation, as amended through June 2, 1993, which was filed as Exhibit 4(k) to the Registration Statement on Form S-3 of SouthTrust Corporation (Registration No. 33-50107).
  5 Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
  8       Opinion of Deloitte & Touche LLP regarding certain tax matters.
  23(a)   Consent of Arthur Andersen LLP.
  23(b)   Consent of Deloitte & Touche LLP.
  23(c)   Consent of Bradley, Arant, Rose & White (included in Exhibit 5).
  24      Powers of Attorney.


______________________________________
*   Incorporated by reference.

ITEM 22.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan or distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)     (1)      The undersigned registrant hereby undertakes as
                          follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration
                          Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                 (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on March 29, 1995.


                                                 SOUTHTRUST CORPORATION


                                        By:  /s/ WALLACE D. MALONE, JR.
                                           -------------------------------------
                                               Its Chairman of the Board of
                                           Directors and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



             Signature                                            Title                            Date
             ---------                                            -----                            ----
    /s/ WALLACE D. MALONE, JR.                         Chairman, Chief Executive              March 29, 1995
-------------------------------------------            Officer, President, Director
      Wallace D. Malone, Jr.


      /s/ AUBREY D. BARNARD                              Secretary, Treasurer and             March 29, 1995
-------------------------------------------               Controller (Principal
        Aubrey D. Barnard                                     Accounting and
                                                            Financial Officer)


                *                                                Director                     March 29, 1995
-------------------------------------------
        H. Allen Franklin


                *                                                Director                     March 29, 1995
-------------------------------------------
         Herbert Stockham


                *                                                Director                     March 29, 1995
-------------------------------------------
         Bill L. Harbert


                                                                 Director                     March __, 1995
-------------------------------------------
          T. W. Mitchell


                *                                                Director                     March 29, 1995
-------------------------------------------
        William C. Hulsey


                *                                                Director                     March 29, 1995
-------------------------------------------
         John M. Bradford

                *                                               Director                      March 29, 1995
-------------------------------------------
    Wm. Kendrick Upchurch, Jr.


                *                                               Director                      March 29, 1995
-------------------------------------------
        Charles G. Taylor


                *                                               Director                      March 29, 1995
-------------------------------------------
      Allen J. Keesler, Jr.



*     /s/ WILLIAM L. PRATER                                                                   March 29, 1995
-------------------------------------------
        William L. Prater
       as Attorney-in-fact

                               INDEX TO EXHIBITS

                                                                                                      PAGE IN
                                                                                                   SEQUENTIALLY
EXHIBIT                                                                                              NUMBERED
   NO.                                            DESCRIPTION                                         FILING
---------                                         -----------                                       ----------

          2      Agreement and Plan of Merger between SouthTrust of
                 Mississippi, Inc. and CNB Capital Corp., joined in by
                 SouthTrust Corporation (included as Exhibit A to the Proxy
                 Statement/Prospectus filed as part of this Registration
                 Statement).
       *  4(a)   Certificate of Adoption of Resolutions designating Series A
                 Junior Participating Preferred Stock, adopted February 22,
                 1989, which was filed as Exhibit 1 to SouthTrust Corporation's
                 Registration Statement on Form 8-A (File No. 1-3613).
       *  4(b)   Stockholders' Rights Agreement, dated as of February 22, 1989, between SouthTrust Corporation and Mellon Bank, N.A., Rights
                 Agent, which was filed as Exhibit 1 to SouthTrust
                 Corporation's Registration Statement on Form 8-A (File No.
                 1-3613).
       *  4(c)   Indenture, dated as of May 1, 1987 between SouthTrust
                 Corporation and National Westminster Bank USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration
                 Statement on Form S-3 (Registration No. 33-13637).
       *  4(d)   Subordinated Indenture, dated as of May 1, 1992, between
                 SouthTrust Corporation and Chemical Bank, which was filed as
                 Exhibit 4(1)(ii) to the Registration Statement on Form S-3 of
                 SouthTrust Corporation (Registration No. 33-44857).
       *  4(e)   Composite Restated Bylaws of SouthTrust Corporation, as
                 amended through October 13, 1989, which was filed as Exhibit
                 4(m) to the Registration Statement on Form S-3 of SouthTrust
                 Corporation (Registration No. 33-50107).
       *  4(f)   Composite Restated Certificate of Incorporation of SouthTrust
                 Corporation, as amended through June 2, 1993, which was filed as Exhibit 4(k) to the Registration Statement on Form S-3 of
                 SouthTrust Corporation (Registration No. 33-50107).
          5      Opinion of Bradley, Arant, Rose & White as to the legality of the securities being registered.
          8      Opinion of Deloitte & Touche LLP regarding certain tax matters.
          23(a)  Consent of Arthur Andersen LLP.
          23(b)  Consent of Deloitte & Touche LLP.
          23(c)  Consent of Bradley, Arant, Rose & White (included in Exhibit 5).
          24     Powers of Attorney.

______________________________________
*   Incorporated by reference.
